    As filed with the Securities and Exchange Commission on November 2, 2001

                                            Registration Statement No. 333-37410
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                              AMENDMENT NO. 10 TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMERIGROUP CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6324                              54-1739323
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                             4425 CORPORATION LANE
                         VIRGINIA BEACH, VIRGINIA 23462
                                 (757) 490-6900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JEFFREY L. MCWATERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             4425 CORPORATION LANE
                         VIRGINIA BEACH, VIRGINIA 23462
                                 (757) 490-6900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                STACY J. KANTER, ESQ.                               WILLIAM J. GRANT, JR., ESQ.
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                       WILLKIE FARR & GALLAGHER
                  FOUR TIMES SQUARE                                      787 SEVENTH AVENUE
            NEW YORK, NEW YORK 10036-6522                             NEW YORK, NEW YORK 10019
                    (212) 735-3000                                         (212) 728-8000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT TO         PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                      BE           OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED            SHARE(1)             PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01................      5,660,000              $19.00          $105,830,000(2)         $27,783(3)
---------------------------------------------------------------------------------------------------------------------------------



(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.


(2)Relates to shares of common stock offered in the initial public offering and 600,000 shares of common stock registered in connection with the Company's Employee Stock Purchase Plan. The maximum aggregate offering price with respect to the shares of common stock for the Employee Stock Purchase Plan was calculated using 85% of the high end of the range for the initial public offering. See "Explanatory Note."


(3)Previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two separate prospectuses. The first prospectus relates to a public offering of shares of common stock of AMERIGROUP Corporation underwritten by the underwriters named in that prospectus. The second prospectus relates to AMERIGROUP's Employee Stock Purchase Plan. The sale of shares under the Employee Stock Purchase Plan will not be underwritten. The prospectuses will be identical in all respects, other than the front and back cover pages, the section entitled "The Offering," the section entitled "Use of Proceeds," the section entitled "Underwriting," which in the employee offering will be replaced with a section entitled "Plan of Distribution," "Legal Matters" and the inclusion in the employee prospectus of a section entitled "Detailed Description of the Employee Stock Purchase Plan." The alternate pages for the Employee Stock Purchase Plan prospectus appear in this registration statement immediately following the complete prospectus for the initial public offering.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. AMERIGROUP MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND AMERIGROUP IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

PROSPECTUS (NOT COMPLETE)


ISSUED NOVEMBER 2, 2001


                                4,400,000 SHARES

                         [AMERIGROUP CORPORATION LOGO]
                                  COMMON STOCK

     AMERIGROUP Corporation is offering shares of stock in a firmly underwritten offering. This is AMERIGROUP's initial public offering, and no public market currently exists for AMERIGROUP's shares. AMERIGROUP anticipates that the initial public offering price for its shares will be between $17 and $19 per share. After the offering, the market price for AMERIGROUP's shares may be outside this range.

     We have applied to list our common stock on the Nasdaq National Market under the symbol "AMGP."
                           -------------------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                           -------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Offering Price                                                 $           $
Discounts and Commissions to Underwriters                      $           $
Offering Proceeds to Company                                   $           $

     AMERIGROUP Corporation and Jeffrey L. McWaters, the selling stockholder, have granted the underwriters the right to purchase up to an additional 660,000 shares of common stock to cover any over-allotments. AMERIGROUP Corporation will not receive any of the proceeds from the sale of 75,000 shares by Mr. McWaters. The underwriters can exercise this right at any time within thirty days after the offering. The underwriters expect to deliver the shares of common stock to
investors on              , 2001.
                           -------------------------
BANC OF AMERICA SECURITIES LLC                                       UBS WARBURG
                           -------------------------

CIBC WORLD MARKETS                                                 STEPHENS INC.
                                            , 2001.

                         [LEFT BLANK FOR INSIDE COVER]

    [DESCRIPTION OF COVER ART: COMPANY NAME AND PRODUCT NAMES ACCOMPANIED BY PHOTOGRAPHS OF CHILDREN AND THE FOLLOWING PHRASE, IN ENGLISH AND SPANISH: CARING
                         TODAY FOR A HEALTHY TOMORROW.]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    8
Forward-Looking Statements..................................   20
Use of Proceeds.............................................   21
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   24
Selected Consolidated Financial Data........................   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   35
Management..................................................   53
Related Party Transactions..................................   64
Principal and Selling Stockholders..........................   65
Description of Capital Stock................................   67
Shares Eligible For Future Sale.............................   70
Underwriting................................................   72
Legal Matters...............................................   74
Experts.....................................................   75
Where You Can Find More Information.........................   75
Index to Financial Statements...............................  F-1


                            ------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                     [This page intentionally left blank.]

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully before buying shares in this offering.

                                  OUR BUSINESS

     We are a multi-state managed healthcare company focused on serving people who receive healthcare benefits through state-sponsored programs, including Medicaid, Children's Health Insurance Program, or CHIP, and Family Care. CHIP programs provide healthcare coverage to children not otherwise covered by Medicaid or other insurance programs. Family Care extends coverage to uninsured adults and parents of CHIP or Medicaid-eligible children. We believe that we are better qualified and positioned than our competitors to meet the unique needs of our target populations because of our single focus on providing managed care to these populations, our strong government relationships, our medical management programs and our community-based education and outreach programs. Unlike many managed care organizations that attempt to serve the general commercial population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid, CHIP and Family Care populations. We do not offer Medicare or commercial products. In general, as compared to commercial or Medicare populations, our target population is younger, accesses healthcare in an inefficient manner and has a greater percentage of medical expenses related to obstetrics, diabetes and respiratory conditions. We design our programs to address the particular needs of our members, and combine medical, social and behavioral health services to help our members obtain quality healthcare in an efficient manner.

     Our success in establishing and maintaining strong relationships with state governments, providers and members has enabled us to win new contracts and to establish a leading market position in many of the markets we serve. We provide an array of products to members in Texas, New Jersey, Maryland, the District of Columbia and Illinois. As of September 30, 2001, we had approximately 455,000 members.

                              RECENT DEVELOPMENTS

     Premium revenues for the third quarter of 2001 were $236.6 million, an increase of 42% as compared to $166.1 million for the third quarter of 2000. Net income was approximately $9.6 million for the third quarter of 2001, an increase of 50% as compared to net income of $6.4 million for the third quarter of 2000. In addition, our membership as of September 30, 2001 was approximately 455,000, a 49% increase over our membership of 306,000 as of September 30, 2000.

     On October 5, 2001, we entered into a definitive agreement to purchase the Houston, Texas Medicaid line of business of MethodistCare, Inc. for approximately $1.5 million. MethodistCare currently has a Medicaid enrollment of approximately 18,000 members. We expect the acquisition to have an effective date of January 1, 2002.

                                OUR OPPORTUNITY

     Healthcare in the United States has grown from a $27 billion industry in 1960 to a highly-regulated market of approximately $1.2 trillion in 1999, according to the federal government's Health Care Financing Administration (now called the Centers for Medicare & Medicaid Services). In response to the dramatic increases in healthcare-related costs in the late 1960s, Congress enacted the Federal Health Maintenance Organization Act of 1973, a statute designed to encourage the establishment and expansion of care and cost management. Since the establishment of health maintenance organizations, or HMOs, enrollment has increased more than thirteen-fold from 6 million in 1976 to nearly 79 million in 1998. In 1999, there were over 40 million Medicaid recipients, and all but two states had some form of Medicaid managed care program. Additionally, many states are implementing other programs, such as CHIP and Family Care, to serve low-income uninsured populations. Despite these efforts to organize care delivery, the costs associated with medical care have continued to increase. As a result, it has become increasingly important for HMOs to know the populations they serve in order to develop an infrastructure, targeted networks and programs tailored to the medical and social profiles of their members.

     We believe the Medicaid managed care market differs from the Medicare managed care market in several important ways. For instance, under Medicaid, each state administers and funds its own programs, including prescription drug benefits, with matching federal funds. Each state establishes its own eligibility standards, benefits packages and payment rates. The average age of our Medicaid enrollees is 14, resulting in lower catastrophic care risk than for Medicare enrollees. Of the approximately 40 million Medicaid recipients, there are approximately 18 million Medicaid managed care members. Most Medicaid managed care members are enrolled in mandatory programs, which reduce the cost of attracting and enrolling members. In contrast, Medicare managed care is federally administered and funded, does not fund prescription drug benefits and does not mandate enrollment in managed care. The average age of Medicare's six million managed care enrollees is over 70.

                                  OUR STRATEGY

     Our objective is to become the leading managed care organization in the United States focused on Medicaid, CHIP and uninsured populations. To achieve this objective we intend to:

     - increase our membership in existing markets through acquisitions and internal growth,

     - expand into new markets for our services through acquisitions and development of new operations,

     - capitalize on our experience working with state governments,

     - focus on our "medical home" concept to coordinate and administer the provision of quality, cost-effective healthcare, and

     - utilize population-specific disease management programs and techniques to improve quality and reduce costs.

                                  OUR PRODUCTS

     We have developed a range of products through which we offer comprehensive healthcare services. These products are community-based and seek to address the social and economic issues faced by the population we serve. Additionally, we seek to establish strategic relationships with prestigious medical centers, children's hospitals and federally qualified health centers to assist us in implementing our products and medical management programs.

     AMERICAID, our principal product, is our family-focused Medicaid managed healthcare product. This product is designed for the Temporary Assistance to Needy Families, or TANF, population that consists primarily of low-income children and their mothers. We provide our AMERICAID product to approximately 289,000 members.

     AMERIKIDS is our managed healthcare product for uninsured children not eligible for Medicaid. This product is designed for the CHIP initiative. We provide our AMERIKIDS product to approximately 104,000 members.

     AMERIPLUS is our managed healthcare product designed for Supplemental Security Income, or SSI, recipients. This population consists of the low-income aged, blind or disabled. We provide our AMERIPLUS product to approximately 42,000 members, 5,000 of whom are provided only administrative services.

     AMERIFAM is our newly developed Family Care managed healthcare product focused on uninsured adults and parents of CHIP or Medicaid-eligible children. We provide our AMERIFAM product to approximately 20,000 members.

     We earn revenue primarily through premiums that are paid to us by the states in which we operate. Our expenses include costs related to health benefits. Our costs related to health benefits are principally fees paid to physicians, hospitals and providers of ancillary medical services, medical administration expenses, and include estimates of medical expenses incurred but not yet reported. Fees to providers are generally negotiated. However, in some states, the amounts reimbursed to hospitals are established by the state.

                                  OUR COMPANY

     We were formed in 1994. Our principal executive offices are located at 4425 Corporation Lane, Virginia Beach, VA 23462, and our telephone number is (757) 490-6900. The address of our Web site is www.amerigroupcorp.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING



Common stock offered by AMERIGROUP........  4,400,000 shares

Over-allotment option:
  Offered by AMERIGROUP...................  585,000 shares
  Offered by Jeffrey L. McWaters..........  75,000 shares

Common stock to be outstanding after this
  offering................................  19,182,012 shares

Use of proceeds...........................  We intend to use the net proceeds of this offering:
                                            - approximately $13.3 million to redeem our Series E
                                            mandatorily redeemable preferred stock,
                                            - approximately $4.7 million to repay our term loan
                                              facility, and
                                            - the balance of approximately $54.8 million for general
                                            corporate purposes, including potential acquisitions.

Proposed Nasdaq National Market Symbol....  AMGP



     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of September 30, 2001. This information excludes:



     - 1,155,088 shares of common stock issuable upon the exercise of vested stock options with a weighted average exercise price of $4.34 per share,



     - 965,242 shares of common stock issuable upon the exercise of unvested stock options with a weighted average exercise price of $11.39 per share,


     - 25,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.00 per share, and

     - shares of common stock reserved for issuance under our stock option plans.

     Except as otherwise indicated, the information in this prospectus assumes the following:

     - the conversion on closing of this offering of all outstanding shares of convertible preferred stock into 12,607,887 shares of common stock,

     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders at an exercise price of $0.02 per share,

     - the redemption of each outstanding share of our Series E mandatorily redeemable preferred stock, and

     - no exercise of the underwriters' over-allotment option.

All share numbers in this prospectus have been adjusted to reflect a one-for-two reverse stock split of our common stock to be effected just prior to consummation of this offering.

                    OUR SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The following table summarizes financial data for our business. You should read the summary financial data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                                                                            SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                              JUNE 30,
                                        -------------------------------------------------------------   -------------------------
                                          1996        1997        1998         1999          2000          2000          2001
                                        ---------   ---------   ---------   -----------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
 STATEMENTS OF OPERATIONS DATA:
 Revenues:
 Premium..............................  $  22,938   $  64,878   $ 186,790   $   392,296   $   646,408   $   305,132   $   394,830
 Investment income....................        856       2,184       3,389         6,404        13,107         5,799         6,105
 Total revenues.......................     23,794      67,062     190,179       398,700       659,515       310,931       400,935
 Expenses:
 Health benefits......................     21,214      55,340     155,877       334,192       523,566       244,100       314,395
 Selling, general and
   administrative.....................     13,020      19,920      29,166        52,846        85,114        40,497        52,210
 Income (loss) before income taxes....    (10,877)     (8,850)      3,456         7,216        43,779        23,039        29,595
 Net income (loss)....................    (10,877)     (8,850)      3,456        11,316        26,092        13,608        17,165
 Diluted net income (loss) per
   share..............................  $  (28.67)  $  (28.29)  $   (5.07)  $      0.66   $      1.55   $      0.81   $      1.03
 Weighted average number of common
   shares and potential dilutive
   common shares outstanding..........    500,500     515,750     526,651    14,695,324    15,818,175    15,806,316    15,893,421
 OPERATING STATISTICS:
 Health benefits ratio(1).............       92.5%       85.3%       83.5%         85.2%         81.0%         80.0%         79.6%
 Selling, general and administrative
   expenses ratio(2)..................       54.7%       29.7%       15.3%         13.3%         12.9%         13.0%         13.0%
 Members..............................     33,000      41,000     113,000       268,000       333,000       291,000       411,000

------------
(1) Health benefits ratio is calculated as a percentage of premium revenue.
(2) Selling, general and administrative expenses ratio is calculated as a percentage of total revenues.

                                                                   JUNE 30, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents and short-term investments.......  $205,192     $259,875
 Total assets...............................................   302,495      356,964
 Long-term debt (including current portion).................     5,177           --
 Total liabilities..........................................   202,078      196,901
 Redeemable preferred stock.................................    81,832           --
 Stockholders' equity.......................................    18,585      160,063

     The as adjusted data give effect to:

     - our receipt of the net proceeds from the sale of 4,400,000 shares of common stock offered by us at an assumed initial public offering price of $18.00 per share (the mid-point of the range),

     - the use of those proceeds to repay debt and redeem our Series E mandatorily redeemable preferred stock after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us for the issuance of common stock,

     - the conversion on closing of the offering of all outstanding shares of convertible preferred stock into 12,607,887 shares of common stock, and

     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders at an exercise price of $0.02 per share.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes.

                   RISKS RELATED TO BEING A REGULATED ENTITY

CHANGES IN GOVERNMENT REGULATIONS DESIGNED TO PROTECT PROVIDERS AND MEMBERS RATHER THAN OUR STOCKHOLDERS COULD FORCE US TO CHANGE HOW WE OPERATE AND COULD HARM OUR BUSINESS.

     Our business is extensively regulated by the states in which we operate and by the federal government. These laws and regulations are generally intended to benefit and protect providers and health plan members rather than stockholders. Congress is currently considering legislation commonly known as the Patients' Bill of Rights. We cannot predict what impact such legislation, if adopted, would have on our business. Changes in existing laws and rules, the enactment of new laws and rules and changing interpretations of these laws and rules could, among other things:

     - force us to change how we do business,

     - restrict revenue and enrollment growth,

     - increase our healthcare and administrative costs,

     - impose additional capital requirements, and

     - increase or change our liability.

IF STATE REGULATORS DO NOT APPROVE PAYMENTS OF DIVIDENDS AND DISTRIBUTIONS BY OUR SUBSIDIARIES TO US, IT MAY NEGATIVELY AFFECT OUR BUSINESS STRATEGY.

     We principally operate through our health plan subsidiaries. These subsidiaries are subject to regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. If the regulators were to deny our subsidiaries' requests to pay dividends to us, the funds available to our company as a whole would be limited, which could harm our ability to implement our business strategy.

REGULATIONS MAY LIMIT THE EXTENT TO WHICH WE CAN INCREASE OUR PROFITS AS A PERCENTAGE OF REVENUES.

     Our New Jersey and Maryland subsidiaries are subject to minimum medical expense levels as a percentage of premium revenue. In New Jersey, contractual sanctions may be imposed if these levels are not met. In addition, our Texas plans are required to pay a rebate to the state in the event profits exceed established levels. These regulatory requirements, changes in these requirements and additional requirements by our other regulators may limit our ability to increase our overall profits as a percentage of revenues, which may harm our operating results. We have been required, and may in the future be required, to make payments to the states as a result of not meeting these expense and profit levels.

OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD SUBJECT US TO CIVIL AND CRIMINAL PENALTIES AND LIMITATIONS ON OUR PROFITABILITY.

     Violation of the laws or regulations governing our operations could result in the imposition of sanctions, the cancellation of our contracts to provide services, or in the extreme case, the suspension or revocation of our licenses. For example, in two markets in which we operate, we are required to spend a minimum percentage of our premium revenue on medical expenses. In one market, if we fail to comply with this requirement, we could be required to pay monetary damages. Additionally, we could be required to file a corrective plan of action with the state and we could be subject to further fines and additional corrective measures if we did not comply with the corrective plan of action. In the other market, our failure to comply could affect future rate determinations. These regulations may limit the profits we can obtain.

     In the past we have been subject to sanctions as a result of violations of marketing regulations and timeliness of payment requirements. For example, in August 2000, our Illinois plan was notified by the Illinois Department of Public Aid, or IDPA, that its Office of Inspector General had commenced an investigation of allegations of misrepresentation and fraud by marketing representatives employed by our plan. We developed a corrective action plan to identify and correct past marketing improprieties and to reduce the likelihood of future violations, which has been approved by IDPA and is being implemented. Under our contract with IDPA, sanctions could be imposed, ranging from $5,000 to $25,000, and/or our right to enroll members could be suspended for some period of time, if the allegations are substantiated. We do not know if we will be informed as to when the investigation has been completed.

     While we have not been subject to any fines or violations that were material, we cannot assure you that we will not become subject to material fines or other sanctions in the future. If we became subject to material fines or if other sanctions or other corrective actions were imposed upon us, our ability to continue to operate our business could be materially and adversely affected.

     The State of Maryland recently adopted a statute that requires managed care organizations, or MCOs, to develop plans to guard against the financial insolvency of providers within the MCO's network who accept financial risk from the MCO. These insolvency plans must be filed with and approved by the Commissioner of Insurance. Our Maryland health plan is engaged in the filing and approval process, which at this time is not yet complete. In the event a plan is ultimately disapproved, we could be required to terminate or restructure the relationship with the provider or face penalties and sanctions.


     On October 12, 2001, we responded to a Civil Investigative Demand, or CID, of the HMO industry by the Office of the Attorney General of the State of Texas relating to processing of provider claims. We understand from the Office of the Attorney General that responses were required from the nine largest HMOs in Texas, of which we are the ninth. The other eight are HMOs that primarily provide commercial products. The CID is being conducted in connection with allegations of unfair contracting, delegating and payment practices and violations of the Texas Deceptive Trade Practices -- Consumer Protection Act and
article 21.21 of the Texas Insurance Code by HMOs. In meetings with representatives of the Attorney General, they agreed that our required response would be limited to providing information relating to our payment of hospital claims only. In addition, based upon our discussions with the Office of the Attorney General, it is our understanding that we are not currently the target of any investigation by that Office. On October 19, 2001 we filed our response to the CID including all information that we believed was required to be produced. On October 26, 2001 we received a request from the Office of the Attorney General that we clarify and supplement certain of our responses. We are in the process of reviewing the request for clarification. The Office of the Attorney General could request additional information or clarification which could be costly and time consuming for us to produce.


     The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of fraud and abuse laws applicable to healthcare companies. HIPAA created civil penalties for, among other things, billing for medically unnecessary goods or services. HIPAA establishes new enforcement mechanisms to combat fraud and abuse, including a whistle blower program. Further, a new regulation promulgated pursuant to HIPAA imposes civil and criminal penalties for failure to comply with the health records privacy standards set forth in the regulation. The Department of Health and Human Services', or HHS', press release related to the new regulation calls on Congress to enact legislation to "fortify" penalties and to create a private right of action under HIPAA. The preamble to the new privacy regulation indicates that HHS intends to issue an enforcement rule related to the Administrative Simplification provisions of HIPAA.

     The federal government has enacted, and state governments are enacting, other fraud and abuse laws as well. Our failure to comply with HIPAA or these other laws could result in criminal or civil penalties and exclusion from Medicaid or other governmental healthcare programs and could lead to the revocation of our licenses. These penalties or exclusions, were they to occur, would negatively impact our ability to operate our business.

COMPLIANCE WITH NEW FEDERAL AND STATE RULES AND REGULATIONS MAY REQUIRE US TO MAKE UNANTICIPATED EXPENDITURES.

     In August 2000, HHS issued a new regulation under HIPAA requiring the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. We are required to comply with the new regulation by October 16, 2002, although Texas and New Jersey have indicated that they may impose an earlier compliance deadline. Also in August 2000, HHS proposed a regulation that would require healthcare participants to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In December 2000, HHS issued a new regulation mandating heightened privacy and confidentiality protections under HIPAA which became effective on April 14, 2001. The Bush administration announced that the regulation may be revised in the future. If the regulation is not revised, compliance with it will be required by April 2003. However, states may seek exemptions from the requirements of the privacy regulation for state laws that impose stricter privacy standards with more timely compliance requirements.

     In January 2001, the Centers for Medicare & Medicaid Services, or CMS (then the Health Care Financing Administration), published new federal regulations regarding Medicaid managed care. Since then, CMS has delayed the effective date of these regulations until August 16, 2002, and, on August 20, 2001, published new proposed regulations that would replace the January regulations in their entirety. If enacted, the proposed regulations would implement requirements of the Balanced Budget Act of 1997 that are intended to give states more flexibility in their administration of Medicaid managed care programs, provide certain new patient protections for Medicaid managed care enrollees, and require states' rates to meet new actuarial soundness requirements.

     The Bush administration's review of the HIPAA and other newly published regulations, the states' ability to promulgate stricter rules, and uncertainty regarding many aspects of the regulations make compliance with the relatively new regulatory landscape difficult. Our existing programs and systems would not enable us to comply in all respects with these new regulations, and we are in the process of assessing the programs and systems that we will need to implement in order to comply with the new regulations. In order to comply with the regulatory requirements, we may be required to employ additional or different programs and systems, the costs of which are unknown to us at this time. Further, compliance with these pervasive regulations would require changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified. We do not know whether, or the extent to which, we will be able to recover our costs of complying with these new regulations from the states. The new regulations and the related costs to comply with the new regulations could have a material adverse effect on our business.

CHANGES IN HEALTHCARE LAW MAY REDUCE OUR PROFITABILITY.

     Numerous proposals relating to changes in healthcare law have been introduced, some of which have been passed by Congress and the states in which we operate or may operate in the future. Changes in applicable laws and regulations are continually being considered and interpretations of existing laws and rules may also change from time to time. We are unable to predict what regulatory changes may occur or what effect any particular change may have on our business. Although some of the recent changes in government regulations, such as the removal of the requirements on the enrollment mix between commercial and public sector membership, have encouraged managed care participation in public sector programs, we are unable to predict whether new laws or proposals will continue to favor or hinder the growth of managed healthcare.

     A recent example is state and federal legislation which would enable physicians to collectively bargain with managed healthcare organizations. The legislation, as currently proposed, generally contains an exemption for public sector managed healthcare organizations. If legislation of this type were passed without this exemption, it would negatively impact our bargaining position with many of our providers and might result in an increase in our cost of providing medical benefits.

     We cannot predict the outcome of these legislative or regulatory proposals, nor the effect which they might have on us. Legislation or regulations which require us to change our current manner of operation, provide additional benefits or change our contract arrangements may seriously harm our operations and financial results.

REDUCTIONS IN MEDICAID FUNDING BY THE STATES COULD SUBSTANTIALLY REDUCE OUR PROFITABILITY.

     Most of our revenues come from state government Medicaid premiums. The base premium rate paid by each state differs, depending on a combination of various factors such as defined upper payment limits, a member's health status, age, sex, county or region, benefit mix and member eligibility categories. Future levels of Medicaid premium rates may be affected by continued government efforts to contain medical costs and may further be affected by state and federal budgetary constraints. Changes to Medicaid programs could reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or healthcare costs under such programs. States periodically consider reducing or reallocating the amount of money they spend for Medicaid. We believe that additional reductions in Medicaid payments could substantially reduce our profitability. Further, our contracts with the states are subject to cancellation by the state in the event of unavailability of state funds. In some jurisdictions, such cancellation may be immediate and in other jurisdictions a notice period is required.

IF STATE GOVERNMENTS DO NOT RENEW OUR CONTRACTS WITH THEM, OUR BUSINESS WILL SUFFER.

     At June 30, 2001, we provided healthcare services to members through nine contracts with the regulatory entities in the jurisdictions in which we operate, five of which individually accounted for 10% or more of our revenues for the six months ended June 30, 2001, with the largest of these contracts representing approximately 32% of our revenues. Some of our contracts are subject to a re-bidding process. For example, we are subject to a re-bidding process in each of our three Texas markets every six years. The first re-bidding in our Texas markets is scheduled to occur in 2002. Also, the District of Columbia has put its contracts out to bid. We submitted our bid to the District of Columbia on December 27, 2000 and entered into contract discussions with the District in early March. The District's contract discussions with all plans are ongoing. All current contracts with the District have been extended through December 31, 2001. If any of our contracts were not renewed or were terminated for cause or if we were to lose a contract in a re-bidding process, our business would suffer. Most of our contracts expire in 2002 and have renewal provisions. Termination or non-renewal of any one contract could materially impact our revenues and operating results.

IF A STATE FAILS TO RENEW ITS FEDERAL WAIVER APPLICATION FOR MANDATED MEDICAID ENROLLMENT INTO MANAGED CARE OR SUCH APPLICATION IS DENIED, OUR MEMBERSHIP IN THAT STATE WILL LIKELY DECREASE.

     States may only mandate Medicaid enrollment into managed care under federal waivers or demonstrations. Waivers and programs under demonstrations are approved for two-year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew its mandated program or the federal government denies the state's application for renewal, our business would suffer as a result of a likely decrease in membership.

OUR INABILITY TO PARTICIPATE IN CHIP PROGRAMS MAY LIMIT OUR GROWTH RATE.

     CHIP is a relatively new federal initiative designed to provide coverage for low-income children not otherwise covered by Medicaid or other insurance programs. Most states have adopted CHIP programs but are just beginning to implement them. The programs vary significantly from state to state and it is not clear how they will be implemented. Participation in CHIP programs is an important part of our growth strategy. If states do not allow us to participate or if we fail to win bids to participate, our growth strategy may be materially and adversely affected.

                         RISKS RELATED TO OUR BUSINESS

RECEIPT OF INADEQUATE PREMIUMS WOULD NEGATIVELY IMPACT OUR REVENUES AND PROFITABILITY.

     Most of our revenues are generated by premiums consisting of fixed monthly payments per member. These premiums are fixed by contract, and we are obligated during the contract period to provide healthcare services as established by the state governments. We have less control over costs related to the provision of healthcare than we do over our selling, general and administrative expenses. Historically, our expenses related to health benefits as a percentage of premium revenue have fluctuated. For example, our expenses related to health benefits were 85.2% of our premium revenue in 1999, and 81.0% of our premium revenue in 2000. If premiums are not increased and expenses related to health benefits rise, our earnings could be impacted negatively. In addition, our actual health benefits costs may exceed our estimated costs. The premiums we receive under our current contracts may therefore be inadequate to cover all claims, which may cause our profits to decline.

     Maryland sets the rates which must be paid to hospitals by all payors. It is possible for the state to increase rates payable to the hospitals without granting a corresponding increase in premiums to us. If this were to occur, or if other states were to take similar actions, our profitability would be harmed.

OUR INABILITY TO MANAGE MEDICAL COSTS EFFECTIVELY WOULD REDUCE OUR
PROFITABILITY.

     Our profitability depends, to a significant degree, on our ability to predict and effectively manage medical costs. Changes in healthcare regulations and practices, level of use of healthcare services, hospital costs, pharmaceutical costs, major epidemics, new medical technologies and other external factors, including general economic conditions such as inflation levels, are beyond our control and could reduce our ability to predict and effectively control the costs of providing healthcare services. Although we have been able to manage medical costs through a variety of techniques, including various payment methods to primary care physicians and other providers, advance approval for hospital services and referral requirements, medical management and quality management programs, our information systems and reinsurance arrangements, we may not be able to continue to manage costs effectively in the future. If our costs for medical services increase, our profits could be reduced, or we may not remain profitable.

OUR LIMITED ABILITY TO PREDICT OUR INCURRED MEDICAL EXPENSES ACCURATELY COULD NEGATIVELY IMPACT OUR REPORTED RESULTS.

     Our medical expenses include estimates of medical expenses incurred but not yet reported, or IBNR. We estimate our IBNR medical expenses based on a number of factors, including prior claims experience, maturity of markets, complexity of products and stability of provider networks. Adjustments, if necessary, are made to medical expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We utilize the services of independent actuaries who are contracted on a regular basis to calculate and review the adequacy of our medical liabilities, in addition to using our internal resources. We cannot be sure that our IBNR estimates are adequate or that adjustments to such IBNR estimates will not harm our results of operations. Further, our inability to accurately estimate IBNR may also affect our ability to take timely corrective actions, further exacerbating the extent of the harm on our results.

     We maintain reinsurance to protect us against severe or catastrophic medical claims, but we cannot assure you that such reinsurance coverage will be adequate or available to us in the future or that the cost of such reinsurance will not limit our ability to obtain it.

DIFFICULTIES IN EXECUTING OUR ACQUISITION STRATEGY COULD ADVERSELY AFFECT OUR BUSINESS.

     Historically, the acquisition of Medicaid contract rights and related assets of other health plans both in our existing service areas and in new markets has accounted for a significant amount of our growth. For example, of the $254.1 million increase in our premium revenue from 1999 to 2000, approximately $109.0 million was attributable to our acquisition of contract rights and related assets from Prudential Health

Care. Although we cannot predict our rate of growth as the result of acquisitions with any accuracy, we believe that acquisitions similar in nature to those we have historically executed will be important to our growth strategy. Many of the other potential purchasers of these assets have greater financial resources than we have. In addition, many of the sellers are interested in either (1) selling, along with their Medicaid assets, other assets in which we do not have an interest; or (2) selling their companies, including their liabilities, as opposed to just the assets of the ongoing business. Therefore, we cannot be sure that we will be able to complete acquisitions on terms favorable to us or that we can obtain the necessary financing for these acquisitions.

     We are currently evaluating proposals to acquire additional businesses. These proposals are at various stages of consideration and we may enter into letters of intent or other agreements relating to these proposals at any time. However, we cannot predict when or whether we will actually acquire these businesses.

     We are generally required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not currently operate, we would be required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we will be required to obtain additional regulatory approval if, as a result of the acquisition, we will operate in an area of the state in which we did not operate previously. There can be no assurance that we would be able to comply with these regulatory requirements for an acquisition in a timely manner, or at all.

     Under our credit facility, acquisitions require us to obtain the consent of our lenders. We may not be able to obtain such consent.

     In addition to the difficulties we may face in identifying and consummating acquisitions, we will also be required to integrate our acquisitions with our existing operations. This may include the integration of:

     - additional employees who are not familiar with our operations,

     - existing provider networks, which may operate on different terms than our existing networks,

     - existing members, who may decide to switch to another healthcare provider, and

     - disparate information and recordkeeping systems.

     Accordingly, we may be unable to successfully identify, consummate and integrate future acquisitions or operate acquired businesses profitably. We also may be unable to obtain sufficient additional capital resources for future acquisitions. If we are unable to effectively execute our acquisition strategy, our future growth will suffer and our results of operations could be harmed.

FAILURE OF A NEW BUSINESS OF OURS WOULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Start-up costs associated with a new business can be substantial. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to be able to obtain a state contract and process claims. If we were unsuccessful in obtaining the necessary license, winning the bid to provide service or attracting members in numbers sufficient to cover our costs, the new business would fail. We also could be obligated by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or recover start-up costs. The loss of the costs associated with starting up the business could have a significant impact on our results of operations.

INEFFECTIVE MANAGEMENT OF OUR GROWTH MAY NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND BUSINESS.

     We have experienced rapid growth. In 1996, our first full year of operations, we had $22.9 million of premium revenue. In 2000, we had $646.4 million in premium revenue. This increase represents a compound annual growth rate of 130.4%.

     Depending on acquisition and other opportunities, we expect to continue to grow rapidly. Continued growth could place a significant strain on our management and on other resources. We anticipate that continued growth, if any, will require us to continue to recruit, hire, train and retain a substantial number of new and highly-skilled medical, administrative, information technology, finance and support personnel. Our ability to compete effectively depends upon our ability to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we continue to experience rapid growth, our personnel, systems, procedures and controls may be inadequate to support our operations, and our management may fail to anticipate adequately all demands that growth will place on our resources. In addition, due to the initial costs incurred upon the acquisition of new businesses, rapid growth could adversely affect our short-term profitability. If we are unable to manage growth effectively, our business, operating results and financial condition could suffer.

WE ARE SUBJECT TO COMPETITION WHICH IMPACTS OUR ABILITY TO INCREASE OUR PENETRATION OF THE MARKETS THAT WE SERVICE.

     We compete for members principally on the basis of size and quality of provider network, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided. Some of the health plans with which we compete have substantially larger enrollments, greater financial and other resources and offer a broader scope of products than we do.

     While many states mandate health plan enrollment for Medicaid eligible participants, the programs are voluntary in other states, such as Illinois. Subject to limited exceptions by federally approved state applications, the federal government requires that there be choice for Medicaid recipients among managed care programs. Voluntary programs and mandated competition will impact our ability to increase our market share.

     In addition, in most states in which we operate, we are not allowed to market directly to potential members, and therefore, we rely on creating name brand recognition through our community-based programs. Where we have only recently entered a market or compete with health plans much larger than we are, we may be at a competitive disadvantage unless and until our community-based programs and other promotional activities create brand awareness.


RESTRICTIONS AND COVENANTS IN OUR NEW CREDIT FACILITY MAY LIMIT OUR ABILITY TO TAKE ACTIONS.



     On October 24, 2001, we entered into a commitment letter relating to a $60 million revolving credit facility, which may be increased to $75 million. Although we currently expect to enter into the facility by December 31, 2001, we cannot assure you that we will enter into the facility. We have no current intention to draw on the facility. If we enter into the credit facility, we expect that the facility documents will contain customary restrictions and covenants that may restrict our financial and operating flexibility.

     Events beyond our control, such as prevailing economic conditions and changes in the competitive environment, could impair our operating performance, which could affect our ability to comply with the terms of the credit facility. Breaching any of the covenants or restrictions could result in the unavailability of the facility or a default under the credit facility. We cannot assure you that our assets or cash flow will be sufficient to fully repay outstanding borrowings under the credit facility or that we would be able to restructure such indebtedness on terms favorable to us. If we were unable to repay, refinance or restructure our indebtedness under the credit facility, the lenders could proceed against the collateral securing the indebtedness.


THE LOSS OF THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER WOULD HARM OUR OPERATIONS.

     We are highly dependent on the efforts of Mr. Jeffrey McWaters, our President, Chief Executive Officer and Chairman. Mr. McWaters, as our founder, has been instrumental in developing our mission and forging our relationships with our government client-customers and the communities we serve. We cannot assure you that we will be able to retain Mr. McWaters or attract a suitable replacement or additional personnel if required. We have an employment agreement with Mr. McWaters that expires in October 2002. Pursuant to this agreement, if Mr. McWaters were to voluntarily terminate his employment with us, he would lose his entitlement to severance benefits. We cannot be sure that the employment agreement creates sufficient incentives for Mr. McWaters to continue his employment with us. While we believe that we could find a replacement for Mr. McWaters if he were to leave, the loss of his services could harm our operations.

OUR INABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR PROVIDER NETWORKS WOULD HARM OUR PROFITABILITY.

     Our profitability depends, in large part, upon our ability to contract favorably with hospitals, physicians and other healthcare providers. Our provider arrangements with our primary care physicians and specialists usually are for one- to two-year periods and automatically renew for successive one-year terms, subject to termination for cause by us based on provider conduct or other appropriate reasons. The contracts generally may be cancelled by either party upon 90 to 120 days prior written notice. Our contracts with hospitals are usually for one- to two-year periods and automatically renew for successive one year periods, subject to termination for cause due to provider misconduct or other appropriate reasons. Generally, our hospital contracts may be canceled by either party without cause on 90 to 150 days prior written notice. There can be no assurance that we will be able to continue to renew such contracts or enter into new contracts enabling us to service our members profitably. We will be required to establish acceptable provider networks prior to entering new markets. Although we have established long-term relationships with many of our providers, we may be unable to enter into agreements with providers in new markets on a timely basis or under favorable terms. If we are unable to retain our current provider contracts or enter into new provider contracts timely or on favorable terms, our profitability will be harmed.

WE ARE DEPENDENT ON OUR RELATIONSHIP WITH COOK CHILDREN'S PHYSICIAN NETWORK. ANY MATERIAL MODIFICATION OR DISCONTINUATION OF THIS RELATIONSHIP COULD HARM OUR RESULTS OF OPERATIONS.

     Cook Children's Physician Network is our exclusive provider network for pediatric services in Fort Worth, Texas, where we had approximately 47,000 members as of September 2001. If the terms of our contract with Cook Children's were to change significantly or Cook Children's were to terminate its agreement with us, our costs to provide healthcare in this area could increase. We could lose members if Cook Children's chose to associate with another HMO or if it obtained its own contract with the state to provide healthcare services to Medicaid recipients.

WE ARE UNCERTAIN OF THE EFFECTS THAT THE TERMINATION OF OUR CONTRACT WITH JOHNS HOPKINS WILL HAVE ON OUR MEMBERSHIP IN MARYLAND.

     Johns Hopkins Medical Services Corporation, or JHMSC, provided healthcare services to approximately 11,000 of our 118,000 members in Maryland as of September 2001. JHMSC and we mutually agreed not to renew our contract and, accordingly, JHMSC will continue to provide services to our members until the expiration of the contract on December 31, 2001. Until the expiration of the contract, JHMSC has the right to notify members to whom it will no longer be providing services after December 31, 2001 and offer the names of other managed care organizations for whom JHMSC provides services. During their annual enrollment period, some of our members may choose to join another managed care organization served by JHMSC and accordingly, our membership in Maryland may decrease. Members who do not affirmatively choose to enroll in another managed care organization during their annual re-enrollment period will remain as our members for twelve months from the date of their last annual enrollment period. We are unable to predict with any certainty what, if any, effect the termination of this contract will have on our business.

NEGATIVE PUBLICITY REGARDING THE MANAGED CARE INDUSTRY MAY HARM OUR BUSINESS AND OPERATING RESULTS.

     Recently, the managed care industry has received negative publicity. This publicity has led to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. These factors may adversely affect our ability to market our services, require us to change our services and increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting our operating results.

WE MAY BE SUBJECT TO CLAIMS RELATING TO MEDICAL MALPRACTICE, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES.

     Our providers and employees involved in medical care decisions may be exposed to the risk of medical malpractice claims. In addition, states are beginning to adopt legislation that permits managed care organizations to be held liable for negligent treatment decisions or benefits coverage determinations. Claims of this nature, if successful, could result in substantial damage awards against us and our providers that could exceed the limits of any applicable insurance coverage. Therefore, successful malpractice or tort claims asserted against us, our providers or our employees could adversely affect our financial condition and profitability.

     In addition, we may be subject to other litigation that may adversely affect our business or results of operations. We maintain errors and omissions insurance and such other lines of coverage as we believe is reasonable in light of our experience to date. However, this insurance may not be sufficient or available at a reasonable cost to protect us from liabilities which might adversely affect our business or results of operations. Even if any claims brought against us were unsuccessful or without merit, we would still have to defend ourselves against such claims. Any such defenses may be time-consuming and costly, and may distract our management's attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.

GROWTH IN THE NUMBER OF MEDICAID ELIGIBLES MAY BE COUNTERCYCLICAL, WHICH COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICE TO SUFFER WHEN GENERAL ECONOMIC CONDITIONS ARE IMPROVING.

     Historically, the number of persons eligible to receive Medicaid benefits has increased more rapidly during periods of rising unemployment, corresponding to less favorable general economic conditions. Conversely, this number may grow more slowly or even decline if economic conditions improve. Therefore, improvements in general economic conditions may cause our membership levels to decrease, thereby causing our operating results to suffer, which could lead to decreases in our stock price during periods in which stock prices in general are increasing.

GROWTH IN THE NUMBER OF MEDICAID ELIGIBLES DURING ECONOMIC DOWNTURNS COULD CAUSE OUR OPERATING RESULTS AND STOCK PRICES TO SUFFER IF STATE AND FEDERAL BUDGETS DECREASE OR DO NOT INCREASE.

     Less favorable economic conditions may cause our membership to increase as more people become eligible to receive Medicaid benefits. However, during such economic downturns, state and federal budgets could decrease, causing states to attempt to cut healthcare programs, benefits and rates. If this were to happen while our membership was increasing, our results of operations and stock price could suffer.

OUR INABILITY TO INTEGRATE AND MANAGE OUR INFORMATION SYSTEMS EFFECTIVELY COULD DISRUPT OUR OPERATIONS.

     Our operations are significantly dependent on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status and other information. In March 2000, we experienced data corruption in our data warehouse, which we use to assist us in building monthly medical expense accruals, analyzing costs and generating state reports. We did not experience any material misstatements in our financial statements in 2000 due to the data corruption. If we have similar or additional problems with our information systems, including, for example, worms or viruses that are beyond our control, our operations and ability to produce timely and accurate reports could be adversely impacted.

     Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. Moreover, our acquisition activity requires frequent transitions to or from, and the integration of, various information systems. We are continually upgrading and expanding our information systems capabilities. If we experience difficulties with the transition to or from information systems or are unable to properly maintain or expand our information systems, we could suffer, among other things, from operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses.

                        RISKS RELATING TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.

     If you purchase our common stock in this offering, you will incur immediate dilution, which means that

     - you will pay a price per share that substantially exceeds the per share book value of our assets immediately following the offering after subtracting our liabilities, and

     - the purchasers in the offering will have contributed 47.4% of the total amount to fund us but will own only 23.0% of our outstanding shares.

WE CANNOT GUARANTEE THAT A TRADING MARKET WILL DEVELOP OR BE MAINTAINED FOR OUR COMMON STOCK.

     Prior to this offering there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become, or whether it will be maintained. The initial public offering price will be determined by negotiation between the representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. If an active trading market fails to develop or be maintained, you may be unable to sell the shares of common stock purchased in this offering at an acceptable price or at all.

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT STOCKHOLDERS.

     The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - state and federal budget decreases,

     - adverse publicity regarding managed care,

     - regulatory or legislative changes,

     - government action regarding eligibility for Medicaid and other state-sponsored healthcare benefit programs,

     - changes in state mandatory Medicaid programs, and

     - general economic conditions, including inflation and unemployment rates.

     All of these factors are beyond our control and may cause the market price of our common stock to decrease regardless of our performance.

     Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. In addition, the stock market in general has been highly volatile recently. During this period of market volatility, the stocks of healthcare companies have also been highly volatile and have recorded lows well below their historical highs. We cannot assure you that our stock will trade at the same levels as the stock of other healthcare companies or that the market in general will sustain its current prices.

WE MAY ALLOCATE THE NET PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     Our business plan is general in nature and is subject to change based upon changing conditions and opportunities. Our management has significant flexibility in applying $54.8 million of the total $72.8 million in net proceeds we expect to receive in this offering. Because this portion of the net proceeds is not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds, and you and other stockholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds from this offering.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     In connection with this offering, we, our officers and directors and most of our stockholders have agreed not to sell or transfer any shares of common stock for 180 days after completion of this offering without the underwriters' consent. However, the underwriters may release these shares from these restrictions at any time. In evaluating whether to grant such a request, the underwriters may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

     Based on shares outstanding as of September 30, 2001, a total of shares of common stock may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD INHIBIT STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR STOCK PRICE.

     Delaware corporate law, state laws to which we are subject and our amended and restated certificate of incorporation and by-laws contain provisions that could have the effect of delaying, deferring, or preventing a change in control of AMERIGROUP that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - a staggered board of directors, so that it would take three successive annual meetings to replace all directors,

     - prohibition of stockholder action by written consent,

     - advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting, and

     - supermajority vote requirements in connection with business combination transactions and amendments to some of the provisions of our charter.

     In addition, changes of control, generally defined as the acquisition of 10% of our outstanding stock by a person, is often subject to state regulatory notification, and in some cases, prior approval.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "goal," "may," "will," and similar expressions. These statements include, without limitation, statements about our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.

     Actual results may differ from projections or estimates due to a variety of important factors. Our results of operations and projections of future earnings depend in large part on accurately predicting and effectively managing health benefits and other operating expenses. A variety of factors, including competition, changes in health care practices, changes in federal or state laws and regulations or their interpretations, inflation, provider contract changes, new technologies, government-imposed surcharges, taxes or assessments, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, such as major healthcare providers' inability to maintain their operations, may in the future affect our ability to control our medical costs and other operating expenses. Governmental action or business conditions could result in premium revenues not increasing to offset any increase in medical costs and other operating expenses. Once set, premiums are generally fixed for one year periods and, accordingly, unanticipated costs during such periods cannot be recovered through higher premiums. The expiration, cancellation or suspension of our HMO contracts by the federal and state governments would also negatively impact us. Due to these factors and risks, no assurance can be given with respect to our future premium levels or our ability to control our future medical costs.

     From time to time, legislative and regulatory proposals have been made at the federal and state government levels related to the healthcare system, including but not limited to limitations on managed care organizations (including benefit mandates) and reform of Medicaid. Such legislative and regulatory action could have the effect of reducing the premiums paid to us by governmental programs or increasing our medical costs. We are unable to predict the specific content of any future legislation, action or regulation that may be enacted or when any such future legislation or regulation will be adopted. Therefore, we cannot predict accurately the effect of such future legislation, action or regulation on our business.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $72.8 million, assuming an initial public offering price of $18.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $82.5 million.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public debt and equity markets. As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than as set forth below.

     We intend to use the net proceeds of this offering as follows:

     - approximately $13.3 million to redeem our Series E mandatorily redeemable preferred stock,

     - approximately $4.7 million to repay the balance of our term loan facility; as of June 30, 2001, $5.2 million was outstanding under the facility, and

     - the balance of approximately $54.8 million for general corporate purposes, including potential acquisitions.

     Our Series E mandatorily redeemable preferred stock is redeemable for $4.20 per share plus accrued but unpaid dividends at the time we complete our initial public offering. Otherwise, the Series E mandatorily redeemable preferred stock is redeemable on July 28, 2003. Dividends accrue on our Series E mandatorily redeemable preferred stock whether or not declared. The proceeds from the issuance of the Series E mandatorily redeemable preferred stock were used in connection with the acquisition of the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans and for general corporate purposes.

     Our term loan facility that we are repaying with proceeds from the offering accrues interest at a rate of prime plus 75 basis points per year and matures on April 30, 2003. We borrowed the funds under this facility in November 1999 to obtain a revolving credit facility in addition to a term loan and used the borrowed funds to repay a May 1998 bank loan.

     We have pursued a strategy of acquiring Medicaid and CHIP contract rights and related assets to increase our membership and expand into new service areas. We intend to continue this strategy, and are actively looking for opportunities that will complement our current operations. However, we currently have no commitments or agreements with respect to any such transactions. We also expect a portion of the proceeds to fund working capital to be used to:

     - increase market penetration within our current service areas,

     - pursue opportunities for the development of new markets,

     - expand services and products available to our members, and

     - strengthen our capital base by increasing the statutory capital of our health plan subsidiaries.

     We have not determined the amount of net proceeds to be used specifically for the foregoing purposes, other than for redemption of our Series E mandatorily redeemable preferred stock and repayment of our term loan. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

     In addition, our ability to pay dividends is dependent on cash dividends from our subsidiaries. State insurance and Medicaid regulations limit the ability of our subsidiaries to pay dividends to us. Also, as long as our credit facility is outstanding, we are not able to pay dividends without the consent of our lenders.

                                 CAPITALIZATION

     The following table shows our cash, cash equivalents, short-term investments and capitalization as of June 30, 2001:

     - on an actual basis, and

     - on an as adjusted basis to give effect to (1) the conversion of each share of our outstanding convertible preferred stock into 0.5 shares of common stock upon the completion of this offering, (2) the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholder at an exercise price of $0.02 per share and (3) to reflect the issue and sale of 4,400,000 shares of common stock by us in this offering at an assumed initial public offering price of $18.00 per share less estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of those proceeds to repay debt and redeem our Series E mandatorily redeemable preferred stock. The amounts, as adjusted, also reflect $0.4 million of additional accretion of the Series E preferred stock to the redemption amount.

     You should read this table in conjunction with the financial statements and the notes to those statements and the other financial information included in this prospectus.

                                                                AS OF JUNE 30, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
                                                              -----------------------
Cash, cash equivalents and short-term investments...........  $205,192     $259,875
                                                              ========     ========
Long-term debt (including current portion)..................  $  5,177     $     --
                                                              --------     --------
Redeemable preferred stock:
  Series E mandatorily redeemable preferred stock, $.01 par
     value, 2,000,000 shares authorized and issued and
     outstanding, actual; no shares authorized or issued and
     outstanding, as adjusted...............................    12,646           --
  Series A convertible preferred stock, $.01 par value,
     8,000,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    16,099           --
  Series B convertible preferred stock, $.01 par value,
     7,025,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    26,399           --
  Series C convertible preferred stock, $.01 par value,
     6,480,000 shares authorized and issued and outstanding,
     actual; no shares authorized or issued and outstanding,
     as adjusted............................................    26,688           --
                                                              --------     --------
          Total redeemable preferred stock..................    81,832           --
                                                              --------     --------
Stockholders' equity:
  Series D convertible preferred stock, $.01 par value,
     10,000,000 authorized, 3,710,775 shares issued and
     outstanding, actual; no shares authorized or issued and
     outstanding, as adjusted...............................        37           --
  Preferred stock, $.01 par value, no shares authorized or
     issued and outstanding, actual; 10,000,000 authorized,
     no shares issued and outstanding, as adjusted..........        --           --
  Common stock, $.01 par value, 60,000,000 shares
     authorized, 1,037,299 shares issued and outstanding,
     actual; 100,000,000 shares authorized, 19,170,186
     shares issued and outstanding, as adjusted.............        19          200
Additional paid-in capital..................................    20,397      162,215
Retained deficit............................................      (913)      (1,397)
Deferred compensation.......................................      (955)        (955)
                                                              --------     --------
          Total stockholders' equity........................    18,585      160,063
                                                              --------     --------
          Total capitalization..............................  $105,594     $160,063
                                                              ========     ========

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering.

     Our pro forma net tangible book value as of June 30, 2001, after giving effect to the conversion of all of our outstanding preferred stock into shares of common stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders, was $70.4 million, or $4.77 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. Assuming the sale by us of shares of common stock in this offering at an assumed initial public offering price of $18.00 per share, our pro forma net tangible book value as of June 30, 2001 would have been $142.8 million, or $7.45 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.68 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $10.55 per share to new investors purchasing shares in this offering.

     "Dilution per share" represents the difference between the price per share to be paid by new investors and the pro forma net tangible book value per share immediately after this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............           $ 18.00
Pro forma net tangible book value per share as of June 30,
  2001......................................................  $4.77
Increase per share attributable to this offering............   2.68
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................              7.45
                                                                       -------
Dilution per share to new investors.........................           $ 10.55
                                                                       =======

     The following table summarizes on a pro forma basis as of June 30, 2001, after giving effect to the conversion of all outstanding shares of convertible preferred stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders on the closing of this offering, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, based upon an assumed initial public offering price of $18.00 per share for shares purchased in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                       ---------------------    -------------------    AVERAGE PRICE
                                         AMOUNT      PERCENT     AMOUNT     PERCENT      PER SHARE
                                       ----------    -------    --------    -------    -------------
Existing stockholders................  14,770,186       77.0%   $ 87,829       52.6%      $ 5.95
New investors........................   4,400,000       23.0      79,200       47.4        18.00
                                       ----------    -------    --------    -------
          Total......................  19,170,186      100.0%   $167,029      100.0%        8.71
                                       ==========    =======    ========    =======

     The above discussion and tables assume no exercise of stock options and warrants, except as described above, after June 30, 2001 and give effect to the conversion of all shares of our convertible preferred stock outstanding as of that date into common stock and the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders upon completion of this offering. As of June 30, 2001, we had outstanding vested options to purchase a total of 1,091,645 shares of common stock at a weighted average exercise price of $4.02 per share, outstanding unvested options to purchase 958,560 shares of common stock at a weighted average exercise price of $10.33 per share and warrants, except as described above, to purchase a total of 25,000 shares of common stock at a weighted average exercise price of $3.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus. Selected financial data as of and for each of the years in the five-year period ended December 31, 2000 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. Selected financial data as of June 30, 2001 and for each of the six months ended June 30, 2000 and June 30, 2001 have been derived from our unaudited financial statements. These unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 2000 and June 30, 2001 are not necessarily indicative of the results that may be expected for the full year.

                                                                                                            SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                             JUNE 30,
                                           ----------------------------------------------------------   -------------------------
                                             1996       1997     1998(a)      1999(b)        2000          2000          2001
                                           --------   --------   --------   -----------   -----------   -----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
 Premium.................................  $ 22,938   $ 64,878   $186,790   $   392,296   $   646,408   $   305,132   $   394,830
 Investment income.......................       856      2,184      3,389         6,404        13,107         5,799         6,105
                                           --------   --------   --------   -----------   -----------   -----------   -----------
 Total revenues..........................    23,794     67,062    190,179       398,700       659,515       310,931       400,935
                                           --------   --------   --------   -----------   -----------   -----------   -----------
Expenses:
 Health benefits.........................    21,214     55,340    155,877       334,192       523,566       244,100       314,395
 Selling, general and administrative.....    13,020     19,920     29,166        52,846        85,114        40,497        52,210
 Depreciation and amortization...........       437        652      1,197         3,635         6,275         2,895         4,323
 Interest................................        --         --        483           811           781           400           412
                                           --------   --------   --------   -----------   -----------   -----------   -----------
 Total expenses..........................    34,671     75,912    186,723       391,484       615,736       287,892       371,340
                                           --------   --------   --------   -----------   -----------   -----------   -----------
 Income (loss) before income taxes.......   (10,877)    (8,850)     3,456         7,216        43,779        23,039        29,595
 Income tax expense (benefit)............        --         --         --        (4,100)       17,687         9,431        12,430
                                           --------   --------   --------   -----------   -----------   -----------   -----------
 Net income (loss).......................   (10,877)    (8,850)     3,456        11,316        26,092        13,608        17,165
 Accretion of redeemable preferred stock
   dividends.............................     3,472      5,740      6,126         7,284         7,284         3,642         3,642
                                           --------   --------   --------   -----------   -----------   -----------   -----------
 Net income (loss) attributable to common
   shareholders..........................  $(14,349)  $(14,590)  $ (2,670)  $     4,032   $    18,808   $     9,966   $    13,523
                                           ========   ========   ========   ===========   ===========   ===========   ===========
 Basic net income (loss) per share.......  $ (28.67)  $ (28.29)  $  (5.07)  $      7.11   $     23.62   $     14.26   $     13.26
                                           ========   ========   ========   ===========   ===========   ===========   ===========
 Diluted net income (loss) per share.....  $ (28.67)  $ (28.29)  $  (5.07)  $      0.66   $      1.55   $      0.81   $      1.03
                                           ========   ========   ========   ===========   ===========   ===========   ===========
 Weighted average number of shares
   outstanding...........................   500,500    515,750    526,651       567,146       796,409       698,849     1,020,071
                                           ========   ========   ========   ===========   ===========   ===========   ===========
 Weighted average number of shares and
   potential dilutive common shares
   outstanding...........................   500,500    515,750    526,651    14,695,324    15,818,175    15,806,316    15,893,421
                                           ========   ========   ========   ===========   ===========   ===========   ===========

                                                                            DECEMBER 31,                           JUNE 30,
                                                     ----------------------------------------------------------    ---------
                                                       1996        1997       1998(a)      1999(b)       2000        2001
                                                     --------    --------    ----------    --------    --------    ---------
                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and short-term
    investments..................................    $ 34,064    $ 35,904     $ 86,987     $166,218    $189,325    $205,192
  Total assets...................................      37,171      40,498      101,369      222,321     268,126     302,495
  Long-term debt (including current portion).....          --          --       10,000        8,010       6,177       5,177
  Total liabilities..............................      13,821      25,992       78,551      166,426     185,191     202,078
  Redeemable preferred stock.....................      43,356      49,096       59,422       70,906      78,190      81,832
  Stockholders' equity (deficit).................     (20,006)    (34,590)     (36,604)     (15,011)      4,745      18,585

------------
(a) Membership increased from 41,000 at December 31, 1997 to 113,000 at December 31, 1998 primarily due to the purchase of the New Jersey Medicaid contract rights and related assets from Oxford Health Plans (which was accounted for as a purchase), adding approximately 27,000 members and an increase of 40,000 members in Houston due to the commencement of two new contracts with the balance of the increase due to internal growth from existing contracts.

(b) Membership increased from 113,000 at December 31, 1998 to 268,000 at December 31, 1999 due to the purchase of the Maryland and the District of Columbia Medicaid contract rights and related assets from Prudential Health Care, adding approximately 91,000 members (which was accounted for as a purchase) with the balance of the increase due to internal growth from existing contracts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements based upon current expectations and related to future events and our future financial performance that involve risks and uncertainties. Our actual results and timing of events could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors," "Forward-Looking Statements," "Business" and elsewhere in this prospectus.

GENERAL

     We were founded in December 1994. Our objective is to become the leading managed care organization in the United States focused on serving people who receive healthcare benefits through state-sponsored programs.

     - During 1994 and 1995, we were involved primarily in financial planning, recruiting and training personnel, developing products and markets, forming and licensing our subsidiaries to be HMOs and negotiating contracts with various state governments.

     - During 1996, we began enrolling Medicaid members in our New Jersey and Illinois health plans, and won a bid in Texas to enroll members in our Forth Worth plan.

     - In 1997, we won a bid to enroll members in our Houston plan.

     - In 1998, we acquired the New Jersey Medicaid line of business from Oxford Health Plan (NJ), significantly expanding our presence in that state.

     - In June and August 1999, we began operations in Maryland and the District of Columbia, respectively, as a result of our acquisition of Prudential Health Care's Medicaid contract rights and other related assets.

     - In July 1999, we won a bid to enroll members in our Dallas plan.

     The following table sets forth the approximate number of our members in each of our service areas for the periods presented.

                                                          DECEMBER                    SEPTEMBER
                                           ---------------------------------------    ---------
MARKET                                      1997      1998       1999       2000        2001
------                                     ------    -------    -------    -------    ---------
Fort Worth...............................  24,000     23,000     33,000     40,000      47,000
Houston..................................   2,000     42,000     40,000     57,000     100,000
Dallas...................................      --         --     34,000     42,000      59,000
New Jersey...............................  10,000     38,000     46,000     57,000      80,000
Maryland.................................      --         --     83,000     95,000     118,000
District of Columbia.....................      --         --     12,000     13,000      13,000
Illinois.................................   5,000     10,000     20,000     29,000      38,000
                                           ------    -------    -------    -------     -------
Total....................................  41,000    113,000    268,000    333,000     455,000
                                           ======    =======    =======    =======     =======
Percentage growth over prior period......     N/A      175.6%     137.2%      24.3%

     We generate revenues primarily from premiums we receive from the states in which we operate to provide health benefits to our members. We also generate revenues from investments. We generally receive a fixed premium per member per month to provide healthcare benefits to our members pursuant to our contracts with four states and the District of Columbia. We generally receive premiums in advance of providing services, and recognize premium revenue during the period in which we are obligated to provide services to our members.

     Our operating expenses include expenses related to health benefits; selling, general and administrative costs; interest; and depreciation and amortization. Selling, general and administrative costs include direct and indirect expenses. Direct expenses are those incurred to ensure delivery of services to our members. Most of these services are typically replicable processes that can be delivered to all of our health plans more efficiently and effectively from our Virginia service center. The major centralized functions that are considered to generate direct expenses are member and provider services, claims processing and enrollment. Staffing in these areas is directly related to the number of members we are managing. Direct costs are also incurred in the field at the local health plan. Indirect expenses are generated by corporate governance for strategic direction, quality assurance, medical oversight, national branding, product development, mergers and acquisitions, legal, regulatory compliance, human resources, information technology, finance and network development. These functions are located in Virginia and the costs associated with them do not increase directly as membership increases.

     Our results of operations depend on our ability to effectively manage expenses related to health benefits and accurately predict costs incurred. Expenses related to health benefits have two components: direct medical expenses and medically related administrative costs. Direct medical expenses include fees paid to hospitals, physicians and providers of ancillary medical services, such as pharmacy, laboratory, radiology, dental and vision. Medically related administrative costs include expenses related to services such as health promotion, quality assurance, case management, disease management and 24 hour on-call nurses. Direct medical expenses also include estimates of medical expenses incurred but not yet reported, or IBNR. For the six months ended June 30, 2001, approximately 82.5% of our direct medical payments related to fees paid on a fee-for-service basis to our primary care physicians, specialist physicians and ancillary providers. The balance related to fees paid on a capitation, or fixed-fee, basis. Primary care and specialist physicians not paid on a capitated basis are paid on a maximum allowable fee schedule set forth in the contracts with our providers. We reimburse hospitals on a negotiated fixed dollar amount per day or an agreed upon percent of their standard charges. In Maryland, the state sets the amount reimbursed to hospitals.

     Monthly, we estimate our IBNR based on a number of factors, including authorization data and prior claims experience. Authorization data is information captured in the Company's medical management system, which identifies services requested by providers or members and approved by medical management. The medical cost related to these authorizations is estimated by pricing the approved services using contractual or historical amounts adjusted for known variables such as historical claims trends. These estimated costs are included as a component of IBNR. As part of this review, we also consider the costs to process medical claims, and estimates of amounts to cover uncertainties related to fluctuations in claims payment patterns, membership, products, and authorization trends. These estimates are adjusted as more information becomes available. We utilize the services of independent actuarial consultants who are contracted to review our estimates quarterly. We believe that our process for estimating IBNR is adequate. However, there can be no assurance that healthcare claim costs will not exceed such estimates.

RESULTS OF OPERATIONS

     The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                                                  SIX MONTHS
                                                           YEAR ENDED               ENDED
                                                          DECEMBER 31,             JUNE 30,
                                                     -----------------------    --------------
                                                     1998     1999     2000     2000     2001
                                                     -----    -----    -----    -----    -----
Premium revenue....................................   98.2%    98.4%    98.0%    98.1%    98.5%
Investment income..................................    1.8      1.6      2.0      1.9      1.5
                                                     -----    -----    -----    -----    -----
Total revenues.....................................  100.0%   100.0%   100.0%   100.0%   100.0%
                                                     =====    =====    =====    =====    =====
Health benefits(1).................................   83.5%    85.2%    81.0%    80.0%    79.6%
Selling, general and administrative expenses.......   15.3     13.3     12.9     13.0     13.0
                                                     -----    -----    -----    -----    -----
Income before income taxes.........................    1.8      1.8      6.6      7.4      7.4
Income tax benefit (expense).......................     --      1.0     (2.6)    (3.0)    (3.1)
                                                     -----    -----    -----    -----    -----
Net income.........................................    1.8%     2.8%     4.0%     4.4%     4.3%
                                                     =====    =====    =====    =====    =====

------------
(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

     SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

     Revenues

     Premium revenue for the six months ended June 30, 2001 increased 29.4% to $394.8 million from $305.1 million for the six months ended June 30, 2000. The $89.7 million increase was principally due to internal growth in overall membership. Total membership increased 41.2% to 411,000 as of June 30, 2001 from 291,000 as of June 30, 2000.

     Investment income for the six months ended June 30, 2001 increased 5.3% to $6.1 million from $5.8 million for the six months ended June 30, 2000. The $0.3 million increase was due to a 14.2% increase in cash and cash equivalents and short-term investments as of June 30, 2001 compared to June 30, 2000 partially offset by lower market interest rates. The higher cash levels resulted from increases in the amount of premiums received during 2001 versus the timing of the payment of the related health benefits.

     Health benefits

     Expenses relating to health benefits for the six months ended June 30, 2001 increased 28.8% to $314.4 million from $244.1 million for the six months ended June 30, 2000. The $70.3 million increase was primarily due to the increase in membership. The health benefits ratio, as a percentage of premium revenue, for the six months ended June 30, 2001 was 79.6% compared to 80.0% for the six months ended June 30, 2000. The decrease in the health benefits ratio as compared to the first six months of 2000, is primarily the result of a favorable impact of shifting high cost cases from managed care to fee-for-service in Illinois ($2.8 million expense savings related to health benefits) as well as an increase in revenues resulting from the receipt of a HIV/AIDS supplemental payment from the State of Maryland. This favorable impact was substantially offset by a normal incidence of respiratory conditions and influenza in the first quarter of 2001 as compared to the first quarter of 2000.

     Selling, general and administrative expenses

     Selling, general and administrative expenses for the six months ended June 30, 2001 increased 28.9% to $52.2 million from $40.5 million for the six months ended June 30, 2000. The $11.7 million increase was primarily due to an increase in wages and related expenses for additional staff to support our increased membership. Our selling, general and administrative expenses ratio was 13.0% for both the six months ended June 30, 2001 and the six months ended June 30, 2000.

     Interest expense

     Interest expense increased 3% to $412,000 for the six months ended June 30, 2001 from $400,000 for the six months ended June 30, 2000. This $12,000 increase was due to entering into capital lease obligations in the first six months of 2001, partially offset by the repayment of long-term debt. Our long-term debt, including the current portion, was $5.2 million as of June 30, 2001 compared to $7.2 million as of June 30, 2000.

     Provision for income taxes

     In the first six months of 2001, we recorded $12.4 million of income tax expense as a result of an effective 42.0% tax rate. In the first six months of 2000, we recorded $9.4 million of income tax expense with an effective tax rate of 40.9%.

     YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     Revenues

     Premium revenue in 2000 increased 64.8% to $646.4 million from $392.3 million in 1999. The $254.1 million increase was due to a 24.3% increase in membership. Membership increased to 333,000 as of December 31, 2000 from 268,000 as of December 31, 1999. The increase in premium revenue in 2000 was due to the inclusion for the full year of premium revenues from the acquisition of the Medicaid contracts and related assets from Prudential Health Care in June and August 1999 ($109.0 million in premium revenue) and the commencement of service in Dallas in July 1999 ($48.8 million in premium revenue). The balance of the increase was due to internal membership growth.

     Investment income increased 104.7% to $13.1 million in 2000 from $6.4 million in 1999. The $6.7 million increase was due to a 32.2% increase in cash and investments as of December 31, 2000 compared to December 31, 1999. The higher cash levels resulted from increases in the amount of premiums received during 2000 versus the timing of the payment of the related health benefits.

     Health benefits

     Expenses relating to health benefits increased 56.7% to $523.6 million in 2000 from $334.2 million in 1999. The $189.4 million increase was primarily due to the 24.3% increase in membership. The health benefits ratio in 2000 decreased to 81.0% from 85.2% in 1999. The year ended December 31, 2000 reflects a $1.6 million decrease in health benefit expenses due to a provider contract amendment which, among other things, more equitably allocates the risk among the parties.

     The incidence of respiratory conditions and influenza reported in the first quarter of 2000 was less than in the first quarter of 1999. This reduction, together with the contract amendment described above and other factors, contributed to the 4.2% improvement in our health benefits ratio in 2000 from 1999. We consider the provider contract amendment and the reduced incidence of respiratory conditions and influenza to be atypical.

     Selling, general and administrative expenses

     Selling, general and administrative expenses in 2000 increased 61.1% to $85.1 million from $52.8 million in 1999. The $32.3 million increase was primarily due to an increase in wages and related expenses of $17.5 million for additional staff, and fees for additional third party contractors of $9.6 million to support our increased membership. The increase was also due in part to an increase in the experience rebate expense to $3.9 million where our profits exceeded specified levels in Texas for the contract period commencing September 1, 1999. The experience rebate payable is estimated and recorded monthly on a contract-to-date basis. However, our selling, general and administrative expenses ratio decreased to 12.9% in 2000 from 13.3% for 1999. This decrease was a result of spreading indirect expenses over a larger membership base.

     Interest expense

     Interest expense decreased 3.7% to $781,000 in 2000 from $811,000 in 1999. This $30,000 decrease was due to the repayment of $1.8 million of our long-term debt. Our long-term debt, including the current portion, was $6.2 million as of December 31, 2000 compared to $8.0 million as of December 31,1999.

     Provision for income taxes

     In 2000 we recorded $17.7 million of income tax expense as a result of an effective 40.4% tax rate compared to a tax benefit of $4.1 million in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues

     Premium revenue in 1999 increased 110.0% to $392.3 million from $186.8 million in 1998. The $205.5 million increase was due to a 137.2% increase in membership. Membership increased to 268,000 as of December 31, 1999 from 113,000 as of December 31, 1998. The increase in premium revenue in 1999 was due to the acquisition of the Medicaid contracts and related assets from Prudential Health Care adding approximately 79,000 members in Maryland on June 1, 1999 ($113.7 million in premium revenue) and 12,000 members in the District of Columbia on August 1, 1999 ($7.9 million in premium revenue). The balance of the increase was due to internal growth.

     Investment income increased 89.0% to $6.4 million for 1999 from $3.4 million in 1998. The $3.0 million increase was due to a 17.1% increase in cash and investments as of December 31, 1999 compared to December 31, 1998. The higher cash levels resulted from increases in the amount of premiums received during 1999 versus the timing of the payment of the related health benefits.

     Health benefits

     Expenses related to health benefits increased 114.4% to $334.2 million in 1999 from $155.9 million in 1998. The $178.3 million increase was primarily due to the 137.2% increase in membership. The health benefits ratio in 1999 increased to 85.2% from 83.5% for 1998. The higher health benefits ratio in 1999 was due to higher initial health benefit costs related to the Medicaid contracts and other assets acquired from Prudential Health Care in Maryland and the District of Columbia. Excluding the health benefits ratio for Maryland and the District of Columbia, our health benefits ratio would have been 77.1% in 1999. From the date of acquisition to year end, the health benefits ratio for the Maryland business acquired from Prudential Health Care was approximately 103.3%. When we acquired the Medicaid contracts and other related assets in Maryland and the District of Columbia, we began implementing initiatives to improve the health benefits ratios of those businesses. We have a process for identifying, evaluating and implementing initiatives that improve the health benefits ratio for new and existing markets. These initiatives include adjusting fee schedules, implementing medical management and case management activities related to hospital utilization, utilization of a specialty contractor for neonatal medical management of extremely ill newborns, entering into capitated arrangements for ancillary services such as dental, substance abuse and vision and improving our pharmacy services.

     Selling, general and administrative expenses

     Selling, general and administrative expenses in 1999 increased 81.2% to $52.8 million from $29.2 million in 1998. The $23.6 million increase was primarily due to an increase in wages and related expenses for additional staff, and fees for additional third party contractors to support our increased membership. The selling, general and administrative expenses ratio decreased to 13.3% in 1999 from 15.3% in 1998. This decrease was a result of spreading indirect expenses over a larger membership base.

     Interest expense

     Interest expense increased 67.9% to $811,000 in 1999 from $483,000 in 1998. This $328,000 increase was due to our term loan in the original amount of $10 million being outstanding for a full year in 1999 as opposed to being outstanding for a part of 1998. We borrowed the funds under this facility in May 1998.

     Provision for income taxes

     Due to increased 1999 net income and sustained net income in 1999 and 1998, it became apparent that it was more likely than not that the benefits of the net operating losses would be realized. Therefore, we reversed our valuation allowance established against our deferred tax assets, which resulted in an income tax benefit of $4.1 million.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth unaudited quarterly results of our operations for each of the quarters in the year ended December 31, 2000 and for the quarters ended March 31 and June 30, 2001. This information has been prepared on the same basis as the consolidated financial statements and, in the opinion of our management, reflects adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The unaudited quarterly operating results are not necessarily indicative of future results of operation. This data should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.

                                                                       THREE MONTHS ENDED
                                             -----------------------------------------------------------------------
                                             MARCH 31, 2000   JUNE 30, 2000   SEPTEMBER 30, 2000   DECEMBER 31, 2000
                                             --------------   -------------   ------------------   -----------------
                                                                   (IN THOUSANDS) (UNAUDITED)
Premium revenue............................     $147,654        $157,478           $166,061            $175,215
Investment income..........................        2,710           3,089              3,640               3,668
Health benefits............................      118,332         125,768            135,038             144,428
Selling, general and administrative
  expenses.................................       17,088          23,409             22,270              22,347
Income before income taxes.................       13,383           9,656             10,590              10,150

                                                   THREE MONTHS ENDED
                                             ------------------------------
                                             MARCH 31, 2001   JUNE 30, 2001
                                             --------------   -------------
                                               (IN THOUSANDS) (UNAUDITED)
Premium revenue............................     $185,685        $209,145
Investment income..........................        3,321           2,784
Health benefits............................      150,692         163,703
Selling, general and administrative
  expenses.................................       24,098          28,112
Income before income taxes.................       12,001          17,594

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have principally financed our operations and growth through private equity offerings and internally generated funds. We generate cash from premium revenue derived from Medicaid contracts with the states and investment income. Our primary uses of cash include the payment of expenses related to health benefits and selling, general and administrative expenses. In addition, we may need to raise capital from time to time to fund planned geographic and product expansion, for computer system enhancements, for necessary regulatory reserves and for acquisitions of healthcare businesses. We receive premium revenue in advance of payment of claims for related healthcare services.

     Our investment policies are designed to provide liquidity, preserve capital and maximize total return on invested assets. As of December 31, 2000 and June 30, 2001, our investment portfolio consisted primarily of fixed-income securities. The average maturity is under six months. Cash is invested in investment vehicles such as municipal bonds, commercial paper, U.S. government backed agencies and U.S. Treasury instruments. The states in which we operate prescribe the types of instruments in which our subsidiaries may invest their cash. The average portfolio yield as of June 30, 2001 was approximately 4.25%.

     Net cash provided by operations increased from $37.7 million in 1998 to $95.9 million in 1999 and decreased to $42.1 million in 2000. The growth in 1999 was primarily due to increased membership, improved profitability and the receipt of premium revenue in advance of the month of service. The decrease in 2000 was primarily due to a decrease in premium revenue paid in advance partially offset by increased membership and improved profitability. Net cash provided by operating activities for the six months ended June 30, 2001 was $25.8 million primarily due to an increase in both profitability and claims payable.

     At June 30, 2001, we had working capital of $47.2 million as compared to working capital of $23.1 million and $36.7 million at December 31, 1999 and 2000, respectively. We have been able to generate cash from operations since 1996 primarily due to improved profitability and the receipt of premium revenue in advance of the payment of claims for health benefits.

     At June 30, 2001, December 31, 1999 and December 31, 2000, cash and cash equivalents and short term investments, net of bank overdrafts, were $204.1 million, $164.8 million and $187.8 million, respectively.


     On November 9, 1999, we entered into a loan and security agreement with two banks to obtain a $16.5 million debt facility, consisting of a term loan of $9.0 million and a revolving loan commitment of $7.5 million. We used the funds borrowed under the term loan to retire the term loan entered into in May 1998. The term loan and revolver are secured by cash and cash equivalents, accounts receivable, property and equipment and other assets. The principal on the term loan bears interest at a rate equal to the prime rate plus 0.75%. The effective interest rate was 7.5% at June 30, 2001. Under the agreement, we must comply with financial covenants relating to a fixed charge coverage ratio, consolidated leverage ratio, debt to capitalization ratio, quick ratio and medical expense ratio. As of June 30, 2001, we were in compliance with these covenants. As of June 30, 2001, there was $5.2 million outstanding under the term loan portion and there were no outstanding borrowings on the revolver portion of the facility, of which $7.5 million remains available. We intend to use proceeds from the offering to repay the outstanding amount under this facility.



     On October 24, 2001, we received a commitment from Bank of America, N.A. to act as the exclusive administrative agent for a $60 million revolving credit facility, which may be increased to $75 million, and to lend up to $25 million of the facility. Bank of America's commitment is conditioned upon the receipt of commitments of at least $35 million in the aggregate from two other lenders, and other customary conditions. The proceeds of the facility will be available for general corporate purposes, including, without limitation, permitted acquisitions. The facility will accrue interest at one of the following rates, at our option: LIBOR plus the applicable margin or an alternate bank rate plus the applicable margin. At the time of closing, for a $60 million facility, the applicable margin for LIBOR borrowings is expected to be 2.00% and the applicable margin for alternate base rate borrowings is expected to be 1.00%. After that the applicable margin will vary depending on our leverage ratio. The facility will be secured by substantially all of our assets, including the stock of our subsidiaries. We will pay a fee of 0.50% on the unused portion of the credit facility. We expect to enter into the credit facility by December 31, 2001 and it will be available for three years from the date we enter into it. We have no current intention to draw on the facility.


     In July 1998, we issued 1,000,000 shares of our Series E mandatorily redeemable preferred stock and warrants to purchase 562,500 shares of our common stock for an aggregate $5.0 million. On January 20, 1999, we issued an additional 1,000,000 shares of Series E mandatorily redeemable preferred stock and warrants to purchase an additional 562,500 shares of our common stock for an additional $5.0 million. We have accrued dividends on the redeemable preferred stock but those dividends have not been paid. Any payment of dividends requires approval by our lenders. The Series E mandatorily redeemable preferred stock is mandatorily redeemable upon consummation of this offering for $13.0 million.

     Net cash flows used in investing activities were $9.9 million in 1998, $78.2 million in 1999 and $8.4 million in 2000. Net cash used for investing activities in 1998 was primarily due to the purchase of the New Jersey Medicaid contracts and related assets from Oxford Health Plans (NJ), Inc. in July 1998 and purchases of property and equipment of $2.5 million. In 1999, net cash used for investing activities was primarily the result of net purchases of investments of $64.6 million, net purchase of investments on deposit for licensure of $7.3 million, $4.6 million for the purchase of property and equipment. Net cash used for investing activities in 2000 was primarily due to purchases of property and equipment of $5.1 million. For the six months ended June 30, 2001, net cash used in investing activities was $31.1 million due primarily to the purchases of investments partially offset by proceeds from the redemption of held-to-maturity securities. From January 1998 through June 30, 2001, we invested approximately $19.0 million in property and equipment, including capital leases, to service increasing membership. Our property and equipment budget for 2001 is $10.5 million.

     Net cash flows provided by financing activities were $22.1 million in 1998 while net cash flows used in financing activities were $3.0 million in 1999 and $1.5 million in 2000. Net cash flows provided by financing activities in 1998 were primarily due to net term loan proceeds of $9.9 million and $4.9 million net proceeds from the issuance of Series E mandatorily redeemable preferred stock and warrants. In 1999, net cash flows used in financing activities were due to proceeds of $5.0 million from the issuance of additional Series E mandatorily redeemable preferred stock and warrants and net proceeds of $8.1 million on a new term loan offset by principal debt repayments of $10.3 million on our May 1998 term loan. Net cash flows used in financing activities in 2000 consisted primarily of principal debt payments on our term loan of $1.8 million. Net cash used in financing activities was approximately $1.3 million for the six months ended June 30, 2001.

     Our subsidiaries are required to maintain minimum capital requirements prescribed by various jurisdictions, including the departments of insurance in each of the states in which we operate. As of June 30, 2001, our subsidiaries were in compliance with all minimum capital requirements. Barring any change in regulatory requirements, we believe that we will continue to be in compliance with these requirements at least through the end of this year.

     We believe that internally generated funds will be sufficient to support continuing operations, capital expenditures and our growth strategy for at least 12 months following this offering.

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

     Our operations are conducted through our wholly-owned subsidiaries, which include HMOs and one managed care organization, or MCO. HMOs and MCOs are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and restrict the timing, payment and amount of dividends and other distributions that may be paid to their stockholders.

     As of December 31, 2000, our subsidiaries had aggregate statutory capital and surplus of approximately $39.0 million, compared with the required minimum aggregate statutory capital and surplus requirements of approximately $13.2 million.

     The National Association of Insurance Commissioners, or NAIC, has adopted rules which, to the extent that they are implemented by the states, will set new minimum capitalization requirements for insurance companies, HMOs and other entities bearing risk for healthcare coverage. The requirements take the form of risk-based capital rules. The change in rules for insurance companies became effective as of December 31, 1998. The new HMO rules, which may vary from state to state, are currently being considered for adoption. Illinois and Texas adopted various forms of the rules as of December 31, 1999. Maryland has indicated that it will implement risk-based capital rules for MCOs as of December 31, 2001. The NAIC's HMO rules, if adopted by other states in their proposed form, may increase the minimum capital required for our subsidiaries.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141), was issued which requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001. We have adopted SFAS No. 141.

     In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), was issued which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested annually for impairment. We will adopt SFAS No. 142 effective January 1, 2002 and management has not yet determined its effect on AMERIGROUP'S financial statements. As of June 30, 2001, we had unamortized goodwill in the amount of approximately $17.3 million, which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense was approximately $2.8 million in 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of June 30, 2001, we had short-term investments of $79.1 million. These short-term investments consist of highly liquid investments with maturities between three and twelve months. These investments are subject to interest rate risk and will decrease in value if market rates increase. We have the ability to hold these short-term investments to maturity, and as a result, we would not expect the value of these investments to decline significantly as a result of a sudden change in market interest rates. Declines in interest rates over time will reduce our investment income.

INFLATION

     Although the general rate of inflation has remained relatively stable and healthcare cost inflation has stabilized in recent years, the national healthcare cost inflation rate still exceeds the general inflation rate. We use various strategies to mitigate the negative effects of healthcare cost inflation. Specifically, our health plans try to control medical and hospital costs through contracts with independent providers of healthcare services. Through these contracted care providers, our health plans emphasize preventive healthcare and appropriate use of specialty and hospital services.

     While we currently believe our strategies to mitigate healthcare cost inflation will continue to be successful, competitive pressures, new healthcare and pharmaceutical product introductions, demands from healthcare providers and customers, applicable regulations or other factors may affect our ability to control the impact of healthcare cost increases.

COMPLIANCE COSTS

     The new federal and state regulations promulgated under HIPAA mandating uniform standards for electronic transactions and confidentiality requirements of patient information are currently unsettled, making certainty of compliance impossible at this time. Due to the uncertainty surrounding the regulatory requirements, we cannot be sure that the systems and programs that we plan to implement will comply adequately with the regulations that are ultimately approved. Implementation of additional systems and programs may be required, the cost of which is unknown to us at this time. Further, compliance with these regulations would require changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified. We do not know whether, or the extent to which, we will be able to recover our costs of complying with these new regulations from the states.

                                    BUSINESS

OVERVIEW

     We are a multi-state managed healthcare company focused on serving people who receive healthcare benefits through state-sponsored programs, including Medicaid, CHIP and Family Care. We believe that we are better qualified and positioned than many of our competitors to meet the unique needs of our target populations because of our single focus on providing managed care to these populations, our strong government relationships, medical management programs, and our community-based education and outreach programs. Unlike many managed care organizations that attempt to serve the general commercial population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid, CHIP and Family Care populations. We do not offer Medicare or commercial products. In general, as compared to commercial or Medicare populations, our target population is younger, accesses healthcare in an inefficient manner, and has a greater percentage of medical expenses related to obstetrics, diabetes and respiratory conditions. We design our programs to address the particular needs of our members, for whom we provide Medicaid benefits pursuant to an agreement with the applicable regulatory authority. We combine medical, social and behavioral health services to help our members obtain quality healthcare in an efficient manner.

     Our success in establishing and maintaining strong relationships with state governments, providers, and members has enabled us to win new contracts and to establish a leading market position in many of the markets we serve. Providers are hospitals, physicians and ancillary medical programs which provide medical services to our members. Members are said to be "enrolled" with our health plans to receive benefits. Accordingly, our total membership is generally referred to as our enrollment. We provide an array of products to members in Texas, New Jersey, Maryland, the District of Columbia and Illinois. As of September 30, 2001, we had approximately 455,000 members.

     We were incorporated in Delaware on December 9, 1994 as AMERICAID Community Care by a team of experienced senior managers led by Jeffrey L. McWaters, our President, Chief Executive Officer and Chairman. During 1994 through 1995, we were involved primarily in financial planning, recruiting and training personnel, developing products and markets, and negotiating contracts with various state governments. During 1996, we began enrolling Medicaid members in our Fort Worth, Texas, New Jersey and Illinois HMOs and in 1997, we won a bid to enroll members in our Houston, Texas plan. In 1998, we acquired the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans (NJ), Inc. In 1999, we began operating in Maryland and the District of Columbia, and won a bid to enroll members in our Dallas plan. Our operations in Maryland and the District of Columbia are the result of acquiring contract rights from Prudential Health Care. The assets purchased consist of Prudential's rights to provide managed care services to members in those two jurisdictions and the assignment of Prudential's contracts with healthcare providers.

MARKET OPPORTUNITY

  EMERGENCE OF MANAGED CARE

     Healthcare in the United States has grown from a $27 billion industry in 1960 to a highly-regulated market of approximately $1.2 trillion in 1999, according to the federal government's Centers for Medicare & Medicaid Services, or CMS (formerly the Health Care Financing Administration). CMS projects total U.S. healthcare spending will grow by 6.5% annually over the next seven years, implying that healthcare expenditures will reach approximately $2.2 trillion by 2008. In response to the dramatic increases in healthcare-related costs in the late 1960s, Congress enacted the Federal Health Maintenance Organization Act of 1973, a statute designed to encourage the establishment and expansion of care and cost management. The private sector responded to this legislation by forming health maintenance organizations, or HMOs. HMOs were intended to address the needs of employers, insurers, government entities and healthcare providers who sought a cost-effective alternative to traditional indemnity insurance. Since the establishment of HMOs, enrollment has increased more than thirteen-fold from 6 million in 1976 to nearly 79 million in 1998. Over that time, many HMOs have been formed to focus on a specific or specialty population of healthcare such as commercial plans for employees, Medicare, Medicaid, dental care and behavioral healthcare. Additionally,

HMOs have been formed in a variety of sizes, from small community-based plans to multi-state organizations.

     Despite these efforts to organize care delivery, the costs associated with medical care have continued to increase. As a result, it has become increasingly important for HMOs to know the populations they serve in order to develop an infrastructure and programs tailored to the medical and social profiles of their members.

  MEDICAID, CHIP AND FAMILY CARE PROGRAMS

     Medicaid, a state administered program, was enacted in 1965 to make federal matching funds available to all states for the delivery of healthcare benefits to eligible individuals, principally those with incomes below specified levels who meet other state specified requirements. Medicaid is structured to allow each state to establish its own eligibility standards, benefits package, payment rates and program administration under broad federal guidelines. By contrast, Medicare, in which we do not participate, is a program administered by the federal government and is made available to the aged and disabled. Some of the differences between Medicaid and Medicare are set forth below:

     Medicaid
     - state administered
     - state and matching federal funds
     - average age of our members is 14
     - 18 million people in managed care
     - state funded prescription drug coverage
     - mandatory managed care in most states
     Medicare
     - federally operated
     - federal funds only
     - average age of members is over 70
     - 6 million people in managed care
     - no government funded prescription drug coverage
     - no mandatory managed care

     Most states determine threshold Medicaid eligibility by reference to other federal financial assistance programs including:

     - Temporary Assistance to Needy Families, or TANF, and

     - Supplemental Security Income, or SSI.

     TANF provides assistance to low-income families with children and was adopted to replace the Aid to Families with Dependent Children program. SSI is a federal program that provides assistance to low-income aged, blind or disabled individuals. However, states can broaden eligibility criteria.

     CHIP is a recently developed federal/state matching program which provides healthcare coverage to children not otherwise covered by Medicaid or other insurance programs. CHIP enables a segment of the large uninsured population in the United States to receive healthcare benefits. States have the option of administering CHIP through their Medicaid programs. CHIP enrollment reached 3.3 million in 2000, a 70% increase over 1999 enrollment figures.

     Family Care programs have been established in New Jersey and the District of Columbia. The New Jersey FamilyCare Health Coverage Act is a Medicaid expansion program intended to provide healthcare access to an estimated 125,000 previously uninsured or underinsured New Jersey residents. New Jersey FamilyCare is a voluntary federal and state funded health insurance program created to help uninsured families, single adults and couples without dependent children obtain affordable health coverage. New Jersey is investing approximately $100 million in its Medicaid and FamilyCare programs from tobacco settlement funds. When fully implemented, the program is expected to continue to draw on tobacco settlement funds.

     The Family Care program in the District of Columbia provides services to approximately 75,000 primarily low-income pregnant women, children and adults.

     In 1998, according to information published by CMS, Medicaid covered more than 40 million individuals, as follows:

                                                FEDERAL ASSISTANCE
                                                     PROGRAM
NUMBER                   CATEGORY                   REFERENCE
------        -------------------------------   ------------------
 20.6 million children (1 in 4 U.S. children)      TANF
  8.6 million adults, mostly women                 TANF
  7.2 million disabled                              SSI
  4.0 million individuals over 64                   SSI

     Nationally, approximately 59% of Medicaid spending is directed toward hospital, physician and other acute care services, and the remaining approximately 41% is for nursing home and other long-term care. In general, inpatient and emergency room utilization tends to be higher within the Medicaid population than among the general population because of the inability to afford access to a primary care physician leading to the postponement of treatment until acute care is required.

     The highest healthcare expenses for the Medicaid population include:

     - obstetrics,

     - respiratory illness,

     - diabetes,

     - neonatal care, and

     - HIV/AIDS.

     In 1999, the federal government spent $102.5 billion on Medicaid and states spent an additional $78.4 billion. Government estimates indicate that total Medicaid outlays may reach $285 billion by fiscal year 2005, with an additional $6.0 billion spent on CHIP programs. Key factors driving Medicaid spending include:

     - number of eligible individuals who enroll,

     - price of medical and long-term care services,

     - use of covered services,

     - state decisions regarding optional services and optional eligibility groups, and

     - effectiveness of programs to reduce costs of providing benefits, including managed care.

     In addition, we expect that spending for CHIP will increase as a result of funds becoming available to the states from settlements of government litigation with tobacco companies and the federal government's current initiative to decrease the number of uninsured individuals. In the states in which we operate, Texas and New Jersey have made final determinations to use a portion of the funds from tobacco litigation settlements for CHIP programs. In addition, New Jersey is allocating a portion of the tobacco litigation settlement funds to the New Jersey FamilyCare program, which includes parents of Medicaid and CHIP children and low income, childless adults. Last year, Maryland used a portion of the tobacco settlement funds to offset a one-time deficit in its Medicaid budget. At this time, we do not expect the other states in which we operate to use tobacco settlement funds for CHIP or Medicaid. However, it is too soon to know how states will allocate their tobacco settlement dollars in future years.

  MEDICAID FUNDING

     The federal government pays a share of the medical assistance expenditures under each state's Medicaid program. That share, known as the Federal Medical Assistance Percentage, or FMAP, is determined annually by a formula that compares the state's average per capita income level with the national average per capita income level. Thus, states with higher per capita income levels are reimbursed a smaller share of their costs than states with lower per capita income levels. The FMAP cannot be lower than 50% or higher than 83%. In

2000, the FMAPs varied from 50% in 10 states to 76.8% in Mississippi, and averaged 60.7% overall. In addition, the Balanced Budget Act of 1997 permanently raised the FMAP for the District of Columbia from 50% to 70%. The FMAPs for the markets in which we have contracts for fiscal 2001 are:

STATE                                                  FMAP
-----                                                  ----
New Jersey...........................................  50.0%
Texas................................................  60.6%
Maryland.............................................  50.0%
Illinois.............................................  50.0%
District of Columbia.................................  70.0%

     The federal government also matches administrative costs, generally about 50%, although higher percentages are paid for certain activities and functions, such as development of automated claims processing systems. Federal payments have no set limits (other than for CHIP programs) but rather are made on a matching basis. In 1999, 43.6% of total federal funds provided to states were spent on Medicaid, the highest category of federal funds provided to states.

     State governments pay the share of Medicaid and CHIP costs not paid by the federal government. Some states require counties to pay part of the state's share of Medicaid costs. In 1999, Medicaid was the second largest category of state spending, following spending on elementary and secondary education, and made up 19.6% of total state spending.

     Federal law establishes general rules governing how states administer their Medicaid and CHIP programs. Within those rules, states have considerable flexibility, including flexibility in how they set most provider prices and service utilization controls. Generally, state Medicaid budgets are developed and approved annually by the state governor and the legislature and Medicaid expenditures are monitored during the year against budgeted amounts.

     About 95% of the Medicaid budget goes to provider payments. States can make up for budget deficits by reducing provider prices or making administrative changes that reduce utilization of services. However, when states cut Medicaid HMO payment rates, they may cause HMOs to leave the Medicaid market. Federal law requires states to offer at least two HMOs in any urban market with mandatory HMO enrollment. If Medicaid HMO rate cuts result in only one or no HMOs in an urban area, the affected state must also offer the fee-for-service Medicaid program, which may encourage states to maintain Medicaid HMO payment rates that are satisfactory to the HMOs.

  MEDICAID MANAGED CARE

     Historically, the traditional Medicaid programs made payments directly to providers after delivery of care. Under this approach, recipients received care from disparate sources, as opposed to being cared for in a systematic way. As a result, care for routine needs was often accessed through emergency rooms or not at all. The delivery of episodic healthcare under the traditional Medicaid program limited the ability of the states to provide quality care, implement preventive measures and control healthcare costs. Federal Medicaid spending grew at an average annual rate of 19.6% between 1988 and 1993, prior to the widespread use of managed care for Medicaid benefits.

     Over the past decade, in response to rising healthcare costs and in an effort to ensure quality healthcare, the federal government has expanded the ability of state Medicaid agencies to explore, and, in some cases, mandate the use of managed care for Medicaid beneficiaries. If Medicaid managed care is not mandatory, individuals entitled to Medicaid may choose either the traditional Medicaid program or a managed care plan, if available. According to information published by CMS, from 1993 to 1998, managed care enrollment among Medicaid beneficiaries increased more than three-fold. All of the markets in which we operate, except Illinois, have a state-mandated Medicaid managed care program in place.

THE AMERIGROUP APPROACH

     Unlike many managed care organizations that attempt to serve the general population, as well as Medicare and Medicaid populations, we are focused exclusively on serving people who receive healthcare benefits through state-sponsored programs. We do not offer Medicare or commercial products. Our success in establishing and maintaining strong relationships with state governments, providers, and members has enabled us to win new contracts and to establish a strong market position in the markets we serve. We have been able to accomplish this by addressing the various needs of these three constituent groups.

  STATE GOVERNMENTS

     We have been successful in bidding for contracts because of our ability to provide quality healthcare services in a cost-effective manner. Our information systems, our education and outreach programs and our disease and medical management programs benefit the communities we serve while providing the state governments with predictability of cost. Our education and outreach programs are designed to decrease the use of emergency care services as the primary access to healthcare through the provision of programs like member health education seminars and system-wide 24-hour on-call nurses. Our information systems are designed to measure and track our performance enabling us to demonstrate the effectiveness of our programs to the government. While we promote ourselves directly in bidding for new contracts or seeking to add new benefit plans, such as CHIP programs, we believe that our ability to win additional contracts and expand our service areas within a state results primarily from our demonstrating prior success in providing quality care while reducing and managing costs and our customer-focused approach to working with state governments. We believe we will also benefit from this experience when bidding for and acquiring contracts in new state markets.

  PROVIDERS

     In each of the communities where we operate, we have established extensive provider networks and have been successful in continuing to establish new provider relationships. We have accomplished this by working closely with physicians to help them operate efficiently by providing financial, statistical and utilization information, physician and patient educational programs and disease and medical management programs, as well as adhering to a prompt payment policy. In addition, as we increase our market penetration, we provide our physicians with a growing base of potential patients in the markets they serve. This network of providers and relationships assists us in implementing preventive care methods, managing costs and improving the overall quality of care delivered to our members. We believe that our experience working and contracting with Medicaid providers will give us a competitive advantage in entering new markets. While we do not directly market to or through our providers, they are also instrumental in helping us attract new members and retain existing members.

  MEMBERS

     In both signing up new and retaining existing members, we focus on our understanding of the unique needs of the Medicaid and CHIP populations. Many of our employees, including the sales force and outreach staff, are a part of the communities we serve. In addition, we have developed a system that provides our members with easy access to appropriate care. We supplement this care with community-based education and outreach programs designed to improve the well-being of our members. We often provide the programs in our members' homes, churches and community centers. These programs not only help our members control and manage their medical care, but also have been proven to decrease the incidence of emergency room care, which is traumatic for the individual and expensive and inefficient for the healthcare system. Upon entering a new market, we use these programs and other advertising to create brand awareness. As our presence in a market matures, these programs, and other value added services, help us build and maintain membership levels.

STRATEGY

     Our objective is to become the leading managed care organization in the United States focused on serving people who receive healthcare benefits through state-sponsored programs. To achieve this objective we intend to:

     Increase our membership in existing markets through acquisitions and internal growth. We intend to increase our membership in existing markets through development and implementation of community-specific products, alliances with key providers, sales and marketing efforts and acquisitions. We provide a broad continuum of healthcare supported by numerous services such as neo-natal intensive care and high-risk pregnancy programs. These products and services are developed and administered by us but are also designed to attract and retain our providers, who are critical to our overall success. Through strategic and selective contracting with providers, we are able to customize our service delivery systems to meet the unique clinical, cultural and socio-economic needs of our members. Our providers often are located in the inner city neighborhoods where our members live, thereby providing accessability to, and an understanding of, the needs of the member. In our voluntary market we have a sales force to recruit potential members who are currently in the traditional Medicaid system. The overall effect of this comprehensive approach reinforces our broad brand-name recognition as a leading managed healthcare company serving people who receive state-sponsored healthcare benefits, while complying with state mandated marketing guidelines. We may also choose to increase membership by acquiring Medicaid contracts and other related assets from competitors in our existing markets.

     Expand into new markets for our services through acquisitions and development of new operations. Since 1996, we have developed markets in Texas, New Jersey and Illinois and acquired businesses in New Jersey, Maryland and the District of Columbia. We intend to evaluate potential new markets using our established government relationships and our historical experience in managing Medicaid populations. Our management team is experienced in identifying markets for development of new operations, including complementary businesses, identifying and executing acquisitions and integrating these businesses into our existing operations. Furthermore, our information technology systems and processes are designed to be scalable and replicable, which will enable us to access the critical information needed to effectively manage a new market. In February 2001, we provided to the New York State Department of Health a letter of intent to apply for establishment of a plan in New York. We intend to submit this application in November 2001. We expect that it will take between 12 and 18 months to obtain the necessary approvals to begin operating a New York plan.

     Capitalize on our experience working with state governments. We continually strive to be an industry-recognized leader in government relations and an important resource to our state government customers. For example, we have a dedicated legislative affairs team. We are, and intend to continue to be, an active and leading participant in the formulation and development of new policies and programs for state-sponsored healthcare benefits. This also enables us to competitively bid to expand our service areas and to implement new products. We collaborated with the State of Texas to obtain supplemental payments for those women who enroll during their third trimester of pregnancy and remain members through childbirth.

     Focus on our "medical home" concept to provide quality, cost-effective healthcare. We believe that the care the Medicaid population has historically received can be characterized as uncoordinated, episodic and short-term focused. In the long term, this approach is less desirable for the patient and more expensive for the state. Our approach to serving the Medicaid and historically uninsured populations is based on offering a comprehensive range of medical and social services intended to improve the well-being of the member while lowering the overall cost of providing benefits. Unlike traditional Medicaid, each of our members has a primary contact, usually a primary care physician, to coordinate and administer the provision of care, as well as enhanced benefits, such as 24-hour on-call nurses. We refer to this coordinated approach as a medical home.

     Utilize population specific disease management programs and related techniques to improve quality and reduce costs. An integral part of our medical home concept is continual quality management. To help the physician improve the quality of care and improve the health status of our members, we have developed a number of programs and procedures to address high frequency, chronic or high-cost conditions, such as pregnancy, respiratory conditions, diabetes and congestive heart failure. Our procedures include case and disease management, pre-admission certification, concurrent review of hospital admissions, discharge planning, retrospective review of claims, outcome studies and management of inpatient, ambulatory and alternative care. These policies and programs are designed to consistently provide high quality care and cost-effective service to our members.

PRODUCTS

     We have developed several products through which we offer a range of healthcare services. These products are also community-based and seek to address the social and economic issues faced by the populations we serve. Additionally, we seek to establish strategic relationships with prestigious medical centers, children's hospitals and federally qualified health centers to assist in implementing our products and medical management programs within the communities we serve. Our health plans cover various services that vary by state and may include:

- primary and specialty physician care,

- inpatient and outpatient hospital care,

- emergency and urgent care,

- prenatal care,

- laboratory and x-ray services,

- home health and durable medical equipment,

- behavioral health services and substance abuse,

- long-term and nursing home care,

- 24-hour on-call nurses,

- vision care and exam allowances,

- dental care,

- prescriptions and limited over the counter drugs,

- assistance with obtaining transportation for office or health education visits,

- memberships in the Boys' and Girls' Clubs, and

- welcome calls and health status calls to coordinate care.

     Our products, which we may offer under different names in different markets, focus on specific populations within the Medicaid, Family Care and CHIP programs. The average premiums for our products vary significantly due to differences in the benefits offered and underlying medical conditions in the populations covered.

     AMERICAID, our principal product, is our family-focused Medicaid managed healthcare product designed for the TANF population that consists primarily of low-income children and their mothers. Historically, most of our members used the AMERICAID product. We currently offer our AMERICAID product in all markets we serve.

     AMERIKIDS is our managed healthcare product for uninsured children not eligible for Medicaid. This product is designed for children in the recently developed CHIP initiative. As states fully implement their CHIP program, we expect use of this product to increase. We began offering AMERIKIDS in Maryland and Washington, D.C. when we acquired Prudential's contract rights and other related assets in those areas in 1999. We also recently began offering AMERIKIDS in New Jersey and Texas.

     AMERIPLUS is our managed healthcare product for Supplemental Security Income, or SSI, recipients. This population consists of the low-income aged, blind and disabled. We began offering this product in 1998 and currently offer it in New Jersey, Maryland and Houston. We expect our AMERIPLUS membership to grow as more states include SSI benefits in mandatory managed care programs.

     AMERIFAM is our newly developed Family Care managed health care product designed for uninsured segments of the population other than CHIP eligibles. AMERIFAM's current focus is the families of our CHIP and Medicaid children. We offer this product in the District of Columbia and New Jersey where the program covers parents of CHIP and Medicaid children.

     As of September 30, 2001, of our 455,000 members, 90.8% were enrolled in TANF, CHIP and Family Care programs. The remaining 9.2% were enrolled in SSI programs. Of these SSI enrollees, 11.9% were members to whom we provided limited administrative services but did not provide health benefits.

DISEASE AND MEDICAL MANAGEMENT PROGRAMS

     We provide specific disease and medical management programs designed to meet the special healthcare needs of our members with chronic illnesses, to manage excessive costs and to improve the overall health of our members. We currently offer disease and medical management programs in areas such as high-risk pregnancy, respiratory conditions, congestive heart failure, sickle cell disease and HIV. These programs focus on preventing acute occurrences associated with chronic conditions by identifying at risk members, monitoring their conditions and pro-actively managing their care. We also employ tools such as utilization review and pre-certification to reduce the excessive costs often associated with uncoordinated healthcare programs.

MARKETING AND EDUCATIONAL PROGRAMS

     An important aspect of our comprehensive approach to healthcare delivery is our marketing and educational programs, which we administer system-wide for our providers and members. We often provide these programs in members' homes, churches and community centers. The programs we have developed are specifically designed to increase awareness of various diseases, conditions and methods of prevention in a manner that supports the providers, while meeting the unique needs of our members. For example, we conduct health promotion events in physicians' offices that target respiratory conditions, immunization and other health issues. Direct provider marketing is supported by traditional marketing venues such as direct mail, telemarketing, and television, radio and cooperative advertising with participating medical groups.

     We believe that we can also increase and retain membership through marketing and education initiatives. We have a dedicated staff who actively support and educate prospective and existing members and community organizations. Through programs such as Safe Kids and our sponsorship of the National Theatre for Children's production of 2Smart 2Smoke, we promote a healthy lifestyle, safety and good nutrition to our youngest members. In addition to these personal health-related programs, we remain committed to the communities we serve. We have developed specific strategies for building relationships with key community organizations, which helps enhance community support for our products and improve service to members. We regularly participate in local events and festivals and organize community health fairs to promote healthy lifestyle practices. In several markets, we also provide free memberships to the local Boys' and Girls' Clubs. We believe that our comprehensive approach to healthcare positions us well to serve our members, their providers and the communities in which they both live and work.

COMMUNITY PARTNERS

     We believe community focus and understanding are important to attracting and retaining members. To assist in establishing our community presence in a new market, we seek to establish relationships with prestigious medical centers, children's hospitals and federally qualified health centers to offer our products and programs. We have strategic relationships with Cook Children's Health Care System in Fort Worth, Texas and Memorial Hermann Healthcare System in Houston, Texas granting us the right to actively market their names and logos in advertising of our Medicaid products. A Cook Children's affiliate, the Cook Children's Physician Network, is our exclusive provider of pediatric healthcare services to members age 15 and under in this service delivery area.

PROVIDER NETWORK

     We provide healthcare services to our members through mutually non-exclusive contracts with primary care physicians, specialists, ancillary providers and hospitals. Either prior to or concurrently with bidding for new contracts, we establish a provider network in each of our service areas. The following table shows the total approximate number of primary care physicians, specialists and hospitals participating in our network for June 2001:

                                                       SERVICE AREAS
                              ----------------------------------------------------------------
                                                        MID-ATLANTIC
                              TEXAS    NEW JERSEY    (MARYLAND AND D.C.)    ILLINOIS    TOTAL
                              -----    ----------    -------------------    --------    ------
Primary care physicians.....  1,200      1,700              1,500             400        4,800
Specialists.................  4,900      4,200              6,400             400       15,900
Hospitals...................     70         70                 40              20          200
Ancillary providers.........  1,400      1,000              1,200             400        4,000

     The primary care physician, or PCP, is a critical component in care delivery, and also in the management of costs and the attraction and retention of new members. PCPs include family and general practitioners, pediatricians, internal medicine physicians and OB/GYNs. These physicians provide preventive and routine healthcare services and are responsible for making referrals to specialists, hospitals and other providers. Healthcare services provided directly by primary care physicians include the treatment of illnesses not requiring referrals, periodic physician examinations, routine immunizations, well child care and other preventive healthcare services.

     Specialists provide medical care to members generally upon referral by the primary care physicians. However, we have identified specialists that are part of the ongoing care of our members, such as allergists, oncologists and surgeons, which our members may access directly without first obtaining a PCP referral. Our contracts with both the primary care physicians and specialists usually are for one- to two-year periods and automatically renew for successive one year terms subject to termination for cause by us if necessary based on provider conduct or other appropriate reasons. The contracts generally can be cancelled by either party upon 90 to 120 days prior written notice.

     Our contracts with hospitals are usually for a one- to two-year period and automatically renew for successive one-year periods. Generally, our hospital contracts may be terminated by either party without cause with 90 to 150 days prior written notice. Pursuant to the contract, the hospital is paid for all pre-authorized medically necessary inpatient and outpatient services and all covered emergency and medical screening services provided to members. With the exception of emergency services, most inpatient hospital services require advance approval from the member's primary care physician and our medical department. We require hospitals to participate in utilization review and quality assurance programs.

     We have also contracted with other ancillary providers for physical therapy, mental health and chemical dependency care, home healthcare, vision care, diagnostic laboratory tests, x-ray examinations, ambulance services and durable medical equipment. Additionally, we have contracted with dental vendors that provide routine dental care in markets where routine dental care is a covered benefit and with a national pharmacy vendor that provides a local pharmacy network in our markets where pharmacy is a covered benefit.

     In order to ensure the quality of our medical care providers, we credential and re-credential our providers using standards that are supported by the National Committee for Quality Assurance. Additionally, we provide feedback and evaluations on quality and medical management to them in order to improve the quality of care provided, increase their support of our programs and enhance our ability to attract and retain providers.

PROVIDER PAYMENT METHODS

     Fee-for-Service. This is a reimbursement mechanism which pays providers based upon services performed. For the six months ended June 30, 2001, 82.5% of our payments for direct health benefits were on a fee-for-services reimbursement basis. The primary fee-for-service arrangements are maximum allowable fee schedule, per diem, percent of charges or any combination thereof. The following is a description of each of these mechanisms:

      Maximum Allowable Fee Schedule. Providers are paid the lesser of billed charges or a specified fixed payment for a covered service. The maximum allowable fee schedule is developed using, among other indicators, the state fee-for-service Medicaid program fee schedule, Medicare fee schedules, medical costs trends and market conditions. Adjustments to the fee schedules are not mandated in the provider contracts, but adjusted at our discretion, using the above indicators.

      Per Diem and Case Rates. Hospital facility costs are typically reimbursed at negotiated per diem or case rates, which vary by level of care within the hospital setting. Lower rates are paid for lower intensity services, such as a low birth weight newborn baby who stays in the hospital a few days longer than the mother, compared to higher rates for a neo-natal intensive care unit stay for a baby born with severe developmental disabilities.

      Percent of Charges. We contract with providers to pay them an agreed-upon percent of their standard charges for covered services. This is typically done where hospitals are reimbursed under the state fee-for-service Medicaid program on a percent of charges basis.

     Capitation. Some of our primary care physicians and specialists are paid on a fixed-fee per member basis, also known as capitation. Our arrangements with other providers for vision, dental, home health, laboratory, durable medical equipment, mental health and chemical dependency services may also be capitated.

     We review the fees paid to providers periodically and make adjustments as necessary. Generally, the contracts with the providers do not allow for automatic annual increases in payments. Among the factors generally considered in adjustments are changes to state Medicaid fee schedules, competitive environment, current market conditions, anticipated utilization patterns and projected medical expenses. In order to enable us to better monitor quality and meet our state contractual encounter reporting obligations, it is our intention to increase the number of providers we pay on a fee-for-service basis and reduce the number of capitation contracts we have. States use the encounter data to monitor quality of care to members and to set premium rates.

OUR HEALTH PLANS

     We have four health plan subsidiaries offering healthcare services in Texas, New Jersey, Maryland, the District of Columbia and Illinois. We have never been denied a contract renewal from the jurisdictions in which we do business and we expect our relationship with these jurisdictions to continue. Each of our health plans have one or more contracts that expire at various times, as set forth below:

MARKET                             PRODUCT               TERM END DATE
------                             -------             ------------------
Texas                    TANF, SSI                     August 31, 2002
                         CHIP                          April 30, 2003
New Jersey               TANF, SSI, CHIP, Family Care  June 30, 2002
Maryland(a)              TANF, SSI, CHIP               ------
District of Columbia(b)  TANF, CHIP, Family Care       December 31, 2001
Illinois                 TANF                          March 31, 2002

------------
(a) Our Maryland contract does not have a set term. It can be terminated by either party upon 60 days notice.
(b) The expiration date was extended in connection with the current re-bid process and may be extended again.

  TEXAS

     Our Texas health plan, AMERIGROUP Texas, Inc., is licensed as an HMO and became operational in September 1996. Our current service areas include the cities of Fort Worth, Dallas and Houston and the surrounding counties. For September 2001, we had approximately 206,000 members in Texas, consisting of approximately 47,000 members in Fort Worth, approximately 100,000 members in Houston and approximately 59,000 members in Dallas. Effective August 1, 2001, we acquired the Medicaid line of business of Humana Health Plan of Texas in the Houston area. We have the largest Medicaid membership in each of our Fort Worth, Dallas and Houston markets. We offer AMERICAID in each of our Texas markets and AMERIPLUS in Houston. In May 2000, we began offering AMERIKIDS in Dallas and Houston. Our contracts in Dallas, Fort Worth and Houston expire on August 31, 2002.

  NEW JERSEY

     Our New Jersey health plan, AMERIGROUP New Jersey, Inc., is licensed as an HMO and became operational in February 1996. Our current service areas include 18 of the 21 counties in New Jersey. For September 2001, we had approximately 80,000 members in New Jersey. We have the third largest Medicaid membership in New Jersey. We offer AMERICAID, AMERIPLUS, AMERIKIDS and AMERIFAM in New Jersey. Our contract with New Jersey expires on June 30, 2002.

  MARYLAND

     AMERIGROUP Maryland, Inc. is authorized to operate as a managed care organization in Maryland and became operational in June 1999. Our current service areas include Baltimore City and surrounding counties as a result of our acquisition of Prudential Health Care Medicaid contracts and related assets, effective June 1, 1999. For September 2001, we had approximately 118,000 members in Maryland. Effective May 1, 2001, the state of Maryland transitioned to us approximately 17,000 additional members from another Medicaid MCO in receivership. We have the largest Medicaid membership in our Maryland markets. We offer AMERICAID, AMERIPLUS and AMERIKIDS in Maryland. Our contract in Maryland does not have a set term. It can be terminated by either party upon 60 days prior notice.

  DISTRICT OF COLUMBIA

     AMERIGROUP Maryland, Inc. is also licensed as an HMO in the District of Columbia and became operational there in August 1999 as a result of our acquisition of Prudential's Medicaid line of business. For September 2001, we had approximately 13,000 members in the District of Columbia. We have the third largest Medicaid membership in the District of Columbia. We offer AMERICAID, AMERIKIDS and AMERIFAM in the District of Columbia. In the fall of 2000, the District issued a Request For Proposals for a new contract. We submitted our bid on December 27, 2000. The District is currently reviewing the contract bid submissions and during this process has extended our contract to December 31, 2001.

  ILLINOIS

     Our Illinois health plan, AMERIGROUP Illinois, Inc. (formerly AMERICAID Illinois, Inc.), is licensed as an HMO and became operational in April 1996. Our current service area includes the counties of Cook and DuPage in the Chicago area. In Illinois, enrollment in a Medicaid managed care plan is voluntary. For September 2001, we had approximately 38,000 members in Illinois. We have the largest Medicaid health plan membership in Cook County. We offer AMERICAID in the Chicago area. Our contract in Illinois expires on April 1, 2002 but will automatically be extended for an additional year unless terminated on 90 days written notice prior to the end of the term.

QUALITY MANAGEMENT

     We have a comprehensive quality management plan designed to improve access to cost-effective quality care. We have developed policies and procedures to ensure that the healthcare services provided by our health plans meet the professional standards of care established by the industry and the medical community. These procedures include:

     - Analysis of healthcare utilization data. To avoid duplication of services or medications, in conjunction with the primary care physicians, healthcare utilization data is analyzed and, through comparative provider data and periodic meetings with physicians, we identify areas in which a physician's utilization rate differs significantly from the rates of other physicians. On the basis of this analysis, we suggest opportunities for improvement and following up with the primary care physician to monitor utilization.

     - Medical care satisfaction studies. We evaluate the quality and appropriateness of care provided to our health plan members by reviewing healthcare utilization data and responses to member and physician questionnaires and grievances.

     - Clinical care oversight. Each of our health plans has a medical advisory committee comprised of physician representatives and chaired by the plan's medical director. This committee reviews credentialing, approves clinical protocols and practice guidelines and evaluates new physician group candidates. Based on regular reviews, the medical directors who head these committees develop recommendations for improvements in the delivery of medical care.

     - Quality improvement plan. A quality improvement plan is implemented in each of our health plans and is governed by a quality management committee. The quality management committee is comprised of senior management at our health plans, who review and evaluate the quality of our health services and are responsible for the development of quality improvement plans spanning both clinical quality and customer service quality. These plans are developed from provider and membership feedback, satisfaction surveys and results of action plans. Our corporate quality improvement council oversees and meets regularly with our health plan quality management committees to help ensure that we have a coordinated, quality-focused approach relating to our members, providers and state governments.

MANAGEMENT INFORMATION SYSTEMS

     The ability to access data and translate it into meaningful information is essential to our being able to operate across a multi-state service area in a cost effective manner. Our centralized computer-based information systems support our core processing functions under a set of integrated databases and are designed to be both replicable and scalable to accommodate internal growth and growth from acquisitions. This integrated approach helps to assure that consistent sources of claim and member information are provided across all of our health plans. We use these systems for billing, claims processing, utilization management, marketing and sales tracking, financial and management accounting, reporting, medical cost trending, planning and analysis. The systems also support our internal member and provider service functions, including on-line access to member eligibility verification, primary care physician membership roster and claims status.

     In March 2000, we experienced data corruption in our data warehouse, which we use to assist us in estimating monthly medical expense accruals, analyzing costs and generating state reports. The data corruption caused us to rely on our alternative methodology to estimate our IBNR. However, the data corruption did not adversely impact our ability to pay claims or otherwise provide services to our members or providers. We did not experience any material misstatements in our financial statements due to the data corruption. We engaged consultants to examine the problem and assist us in establishing processes and controls intended to more rapidly detect similar problems in the future and improve operations relating to these systems. We believe that we have been able to reconstruct the data warehouse. We have implemented most of the processes and controls recommended.

COMPETITION

     Our principal competitors for state contracts, members and providers consist of the following types of organizations:

     - Primary Care Case Management Programs, or PCCMs -- Programs established by the states through contracts with primary care providers to provide primary care services to the Medicaid recipient, as well as provide limited oversight over other services.

     - Commercial HMOs -- National and regional commercial managed care organizations that have Medicaid and Medicare members in addition to members in private commercial plans.

     - Medicaid HMOs -- Managed care organizations that focus solely on providing healthcare services to Medicaid recipients.

     We will continue to face varying levels of competition as we expand in our existing service areas or enter new markets. In those of our markets in which enrollment in a managed care plan is voluntary, we also compete for members with the traditional means for accessing care, including hospitals and other healthcare providers. Healthcare reform proposals may cause a number of commercial managed care organizations already in our service areas to decide to enter or exit the Medicaid market. However, the licensing requirements and bidding and contracting procedures in some states present barriers to entry into the Medicaid managed healthcare industry.

     We have two competitors in Fort Worth, seven competitors in Houston and two competitors in Dallas. In each of our Fort Worth, Dallas and Houston markets, we have the largest Medicaid membership. We have four competitors and the third largest Medicaid membership in New Jersey. We have five competitors and the largest Medicaid membership in Maryland. We have four competitors and the third largest Medicaid membership in the District of Columbia. We have four competitors and the largest Medicaid health plan membership in Cook County, Illinois.

     We compete with other managed care organizations for state contracts, as well as to attract new members and retain existing members. States generally use either a formal proposal process reviewing many bidders or award individual contracts to qualified applicants that apply for entry to the program. In order to win a bid for or be awarded a state contract, state governments consider many factors, which include providing quality care, satisfying financial requirements, demonstrating an ability to deliver services, and establishing networks and infrastructure. People who wish to enroll in a managed healthcare plan or to change healthcare plans typically choose a plan based on the quality of care and service offered, ease of access to services, a specific provider being part of the network and the availability of supplemental benefits.

     In addition to competing for members, we compete with other managed care organizations to enter into contracts with independent physicians, physician groups and other providers. We believe the factors that providers consider in deciding whether to contract with us include potential member volume, reimbursement rates, our medical management programs, timeliness of reimbursement and administrative service capabilities.

REGULATION

     Our healthcare operations are regulated at both state and federal levels. Government regulation of the provision of healthcare products and services is a changing area of law that varies from jurisdiction to jurisdiction. Regulatory agencies generally have discretion to issue regulations and interpret and enforce laws and rules. Changes in applicable laws and rules also may occur periodically.

     HMOS AND MANAGED CARE ORGANIZATIONS

     Our four health plan subsidiaries are authorized to operate as an HMO in each of Texas, New Jersey, the District of Columbia and Illinois, and as a managed care organization, or MCO, in Maryland. In each of the jurisdictions in which we operate, we are regulated by the relevant health, insurance and/or human services departments that oversee the activities of HMOs and MCOs providing or arranging to provide services to Medicaid enrollees.

     The process for obtaining the authorization to operate as an HMO or MCO is lengthy and complicated, and requires demonstration to the regulators of the adequacy of the health plan's organizational structure, financial resources, utilization review, quality assurance programs and complaint procedures. Both under state HMO and MCO statutes and state insurance laws, our health plan subsidiaries must comply with minimum net worth requirements and other financial requirements, such as minimum capital, deposit and reserve requirements. Insurance regulations may also require the prior state approval of acquisitions of other managed care organizations' businesses and the payment of dividends, as well as notice requirements for loans or the transfer of funds. Each of our subsidiaries is also subject to periodic reporting requirements. In addition, each health plan must meet numerous criteria to secure the approval of state regulatory authorities before implementing operational changes, including the development of new product offerings and, in some states, the expansion of service areas.

     MEDICAID

     Medicaid was established under the U.S. Social Security Act. It is state-operated and implemented. Each state:

     - establishes its own eligibility standards,

     - determines the type, amount, duration and scope of services,

     - sets the rate of payment for services, and

     - administers its own program.

Medicaid policies for eligibility, services, rates and payment are complex, and vary considerably among states, and the state policies change from time to time.

     States are also permitted by the federal government to seek waivers from requirements of the Social Security Act. The waivers most relevant to us are the
Section 1915(b) freedom of choice waivers that enable:

     - mandating Medicaid enrollment into managed care,

     - the utilization of a central broker for enrollment into plans,

     - the use of cost savings to provide additional services, and

     - limiting the number of providers for additional services.

     Waivers are approved for two-year periods and can be renewed on an ongoing basis if the state applies. A 1915(b) waiver cannot negatively impact beneficiary access or quality of care and must be cost-effective. Managed care initiatives may be state-wide and required for all classes of Medicaid eligible recipients, or can be limited to service areas and classes of recipients. All jurisdictions in which we operate, except Illinois, have some sort of mandatory Medicaid program. However, under the waivers pursuant to which the mandatory programs have been implemented, there must be at least two managed care plans operating from which Medicaid eligible recipients may choose.

     Many states, including Maryland, operate under a Section 1115 demonstration rather than a 1915(b) waiver. This is a more expansive form of waiver that enables the state to have a Medicaid program that is more broad than typically permitted under the Social Security Act. For example, Maryland's 1115 waiver allows it to include more individuals in its managed care program than typically allowed under Medicaid.

     In all the states in which we operate, we must enter into a contract with the state's Medicaid regulator in order to be a Medicaid managed care organization. States generally use either a formal proposal process, reviewing many bidders, or award individual contracts to qualified applicants that apply for entry to the program. Although other states have done so in the past and may do so in the future, currently Texas and the District of Columbia are the only jurisdictions in which we operate that use competitive bidding processes.

     The contractual relationship with the state is generally for a period of one to two years and renewable on an annual or bi-annual basis. The contracts with the states and regulatory provisions applicable to us generally set forth in great detail the requirements for operating in the Medicaid sector including provisions relating to:

     - eligibility, enrollment and disenrollment processes,

     - covered services,

     - eligible providers,

     - subcontractors,

     - record-keeping and record retention,

     - periodic financial and informational reporting,

     - quality assurance,

     - marketing,

     - financial standards,

     - timeliness of claims' payment,

     - health education and wellness and prevention programs,

     - safeguarding of member information,

     - fraud and abuse detection and reporting,

     - grievance procedures, and

     - organization and administrative systems.

A health plan's compliance with these requirements is subject to monitoring by the state regulator and by CMS. A health plan is subject to periodic comprehensive quality assurance evaluation by a third party reviewing organization and generally by the insurance department of the jurisdiction that licenses the health plan. A health plan must also submit quarterly and annual statutory financial statements and utilization reports, as well as many other reports.

FEDERAL REGULATION

     HIPAA

     In 1996, Congress enacted the Health Insurance Portability and Accountability Act of 1996, or HIPAA. The Act is designed to improve the portability and continuity of health insurance coverage and simplify the administration of health insurance. One of the main requirements of HIPAA is the implementation of security standards for the procedures and privacy of individually identifiable health information.

     In August 2000, the Department of Health and Human Services, or HHS, issued new standards for submitting electronic claims and other administrative healthcare transactions. The new standards were designed to streamline the processing of claims, reduce the volume of paperwork and provide better service. The administrative and financial healthcare transactions covered include:

     - health claims and equivalent encounter information,

     - enrollment and disenrollment in a health plan,

     - eligibility for a health plan,

     - healthcare payment and remittance advice,

     - health plan premium payments,

     - healthcare claim status, and

     - referral certification and authorization.

     In general, healthcare organizations will be required to comply with the new standards by October 2002. The regulation's requirements apply only when a transaction is transmitted using "electronic media." Because "electronic media" is defined broadly to include "transmissions that are physically moved from one location to another using magnetic tape, disk or compact disk media," many communications will be considered electronically transmitted. In addition, health plans will be required to have the capacity to accept and send all standard transactions in a standardized electronic format. The regulation sets forth other rules that apply specifically to health plans as follows:

     - a plan may not delay processing of a standard transaction (that is, it must complete transactions using the new standards at least as quickly as it had prior to implementation of the new standards),

     - there should be "no degradation in the transmission of, receipt of, processing of, and response to" a standard transaction as compared to the handling of a non-standard transaction,

     - if a plan uses a healthcare clearinghouse to process a standard request, the other party to the transaction may not be charged more or otherwise disadvantaged as a result of using the clearinghouse,

     - a plan may not reject a standard transaction on the grounds that it contains data that is not needed or used by the plan,

     - a plan may not adversely affect (or attempt to adversely affect) the other party to a transaction for requesting a standard transaction, and

     - if a plan coordinates benefits with another plan, then upon receiving a standard transaction, it must store the coordination of benefits data required to forward the transaction to the other plan.

     One of our early concerns regarding how this regulation directly affects the manner in which we conduct business is the inconsistency between the regulation's requirements and the widespread use of non-standard, non-national codes (generally referred to as "local codes") in healthcare transactions. The use of local codes is particularly prevalent in Medicaid transactions. We cannot be sure that this will be resolved before the regulation's implementation date. In order to prepare for our compliance with the regulatory requirements we have prepared a "gap analysis" that consists of:

     - an inventory of existing applications that either produce or process transactions that are within the scope of the regulation,

     - identification of the data elements currently used by these applications,

     - a comparison of these legacy data elements to the standard data elements for the same transaction and an analysis of the differences between the two, and

     - a determination of the impact of the gaps and differences identified.

As a result of this study, we have developed a remediation plan to eliminate the gaps and differences, which we are currently implementing.

     On December 28, 2000, HHS published a regulation setting forth new standards for protecting the privacy of personal health records. The regulation became effective on April 14, 2001 and compliance will be required by April 2003. The new regulation is designed to protect medical records and other personal health information kept and used by health care providers, hospitals, health plans and health insurers, and health care clearinghouses. The new standards:

     - limit the routine and non-routine non-consensual use and release of private health information,

     - give patients new rights to access their medical records and to know who else has accessed them,

     - limit most disclosure of health information to the minimum needed for the intended purpose,

     - establish procedures to ensure the protection of private health information,

     - establish new criminal and civil sanctions for improper use or disclosure, and

     - establish new requirements for access to records by researchers and others.

     The preemption provisions of the regulation provide that the federal law will preempt a contrary state law. However, a state (or any person) may submit a request to the Secretary of HHS that a provision of state law be excepted from the preemption rules. The Secretary may grant an exception if one or more of a number of conditions are met, including:

     - the state law is necessary to prevent fraud and abuse related to the provision of and payment for health care,

     - the state law will ensure appropriate state regulation of insurance and health plans,

     - the state law is necessary to state reporting on health care delivery or costs, or

     - the state law related to the privacy of health information is more stringent than the federal law.

     The fact that either state or federal rules may supersede the other depending on the nature of the particular requirement will require interpretations for which there is likely to be little precedent. We are in the process of assessing the impact that this new regulation will have on us, but given the complexity of the regulation, and the likelihood that it will be subject to changing, and perhaps conflicting, interpretation, assessing our ability to comply with the requirements by March 2003 will be difficult. Further, we have not yet determined what our compliance costs will be and can have no assurance that we will be able to recover these costs from the states.

     NEW MEDICAID MANAGED CARE REGULATIONS

     On January 19, 2001, HHS issued new Medicaid managed care regulations to implement certain provisions of the Balanced Budget Act of 1997, or BBA. These provisions would permit states to require certain Medicaid beneficiaries to enroll in managed care programs, give states more flexibility to develop their managed care programs, and provide certain new protections for Medicaid beneficiaries. CMS delayed the rule's effective date three times. The most recent of these delays set the effective date of the final rule to August 16, 2002.

     On August 20, 2001, however, CMS proposed a new Medicaid managed care rule. The proposed rule sets forth regulations that would replace those set forth in the January 19, 2001 final rule. Because both rules implement the statutory BBA provisions, the proposed rule is similar in many respects to the final rule.

     The proposed rule would implement BBA provisions intended to (1) give states the flexibility to enroll certain Medicaid recipients in managed care plans without a federal waiver if the state provides the recipients with a choice of managed care plans; (2) establish protections for members in areas such as quality assurance, grievance rights and coverage of emergency services; and (3) eliminate certain requirements viewed by the states as impediments to the growth of managed care programs, such as the enrollment composition requirement, the right to disenroll without cause at any time, and the prohibition against enrollee cost-sharing. The rule would also establish requirements intended to ensure that state Medicaid managed care capitation rates are actuarially sound. According to HHS, this requirement would eliminate the generally outdated regulatory ceiling on what states may pay managed care plans, a particularly important provision as more state Medicaid programs include people with chronic illnesses and disabilities in managed care.

     CMS will accept comments on the proposed rule until October 19, 2001, and the Secretary of HHS has indicated an intent to finalize the regulations by early 2002. Although some of the states in which we operate have already implemented requirements similar to those provided for in the proposed rule, because the rule has not been finalized, we cannot predict what requirements it will ultimately entail, nor when such requirements will become effective. Changes to the regulations affecting our business, including these proposed regulations, could increase our healthcare costs and administrative expenses, reduce our reimbursement rates, and otherwise adversely affect our business, results of operations, and financial condition.

     PATIENTS' RIGHTS LEGISLATION

     The United States Senate and House of Representatives passed two versions of patients' rights legislation in May and August 2001, respectively. Both versions include provisions that specifically apply protections to participants in federal healthcare programs, including Medicaid beneficiaries. Either version of this legislation could expand our potential exposure to lawsuits and increase our regulatory compliance costs. Depending on the final form of any patients' rights legislation, such legislation could, among other things, expose us to liability for economic and punitive damages for making determinations that deny benefits or delay beneficiaries' receipt of benefits as a result of our medical necessity or other coverage determinations. According to published reports, Congress may convene a conference committee shortly to attempt to resolve differences between the Senate and House bills, including such matters as the amount of allowable damages, whether cases would be governed by federal or state law, and whether such actions could be brought in federal or state courts. We cannot predict whether patients' rights legislation will be enacted into law or, if enacted, what final form such legislation might take.

     OTHER FRAUD AND ABUSE LAWS

     Investigating and prosecuting healthcare fraud and abuse has become a top priority for law enforcement entities. The funding of such law enforcement efforts has increased in the past few years and these increases are expected to continue. The focus of these efforts has been directed at participants in public government healthcare programs such as Medicaid. These regulations and contractual requirements applicable to participants in these programs are complex and changing. We have re-emphasized our regulatory compliance efforts for these programs, but ongoing vigorous law enforcement and the highly technical regulatory scheme mean that compliance efforts in this area will continue to require substantial resources.

PROPERTIES

     We do not own any real property. We lease office space in Virginia Beach, Virginia, where our headquarters are located, as well as in each of the health plan locations. We are obligated by various insurance and Medicaid regulatory authorities to have offices in the service areas where we provide Medicaid benefits.

EMPLOYEES

     As of June 30, 2001, we had approximately 1,200 employees. Our employees are not represented by a union. We believe our relationships with our employees are good.

LEGAL PROCEEDINGS

     In the normal course of our business, we may be a party to legal proceedings. However, we are not currently a party to any material legal proceedings nor, to our knowledge, is any material legal proceeding threatened against us.

                                   MANAGEMENT

     Our executive officers, key employees and directors, and their ages and positions as of November 15, 2001, are as follows:

NAME                                        AGE                        POSITION
----                                        ---                        --------
Jeffrey L. McWaters.......................  45     President, Chief Executive Officer and Chairman
                                                   of the Board of Directors
Scott M. Tabakin..........................  43     Senior Vice President and Chief Financial Officer
Lorenzo Childress, Jr., M.D. .............  55     Senior Vice President and Chief Medical Officer
Theodore M. Wille, Jr. ...................  53     Senior Vice President and Chief Operating Officer
Sherri E. Lee.............................  50     Senior Vice President and Treasurer
Stanley F. Baldwin........................  53     Senior Vice President, General Counsel and
                                                   Secretary
James E. Hargroves........................  58     Senior Vice President, Corporate Development
Carolyn D. McPherson......................  53     Senior Vice President, Planning and Business
                                                   Development
Herman Wright.............................  47     Senior Vice President and Chief Marketing Officer
Catherine S. Callahan.....................  43     Senior Vice President, Administrative Services
Kathleen K. Toth..........................  40     Senior Vice President and Chief Accounting
                                                   Officer
Scott S. Pickens..........................  47     Senior Vice President and Chief Information
                                                   Officer
Nancy L. Grden............................  50     Senior Vice President, Planning and Development
John E. Littel............................  37     Vice President for Government Relations
C. Sage Givens............................  45     Director
Charles W. Newhall, III...................  56     Director
William J. McBride........................  56     Director
Carlos A. Ferrer..........................  47     Director

     JEFFREY L. MCWATERS has been our President, Chief Executive Officer and Chairman of the Board of Directors since he founded our company in December 1994. From 1991 to 1994, Mr. McWaters served as President and Chief Executive Officer of Options Mental Health, a national managed behavioral healthcare company and prior to that, in various senior operating positions with EQUICOR-Equitable HCA Corporation and CIGNA HealthCare. Mr. McWaters has served as a director of America Service Group Inc. since 1999. Mr. McWaters is a member of the Board of Visitors of the College of William and Mary and a director of the American Association of Health Plans.

     SCOTT M. TABAKIN joined us as our Chief Financial Officer on May 15, 2001. Prior to joining us, Mr. Tabakin was Executive Vice President and Chief Financial Officer of Beverly Enterprises, Inc. from 1996 to 2001. Mr. Tabakin served in various other senior officer positions at Beverly Enterprises from 1992 to 1996. Mr. Tabakin is a certified public accountant.

     LORENZO CHILDRESS, JR., M.D. has served as our Chief Medical Officer since 1995. From 1992 to 1995, Dr. Childress was the Chief Operating Officer and Medical Director of Metro Medical Group, an indirect wholly-owned subsidiary of the Henry Ford Health System.

     THEODORE M. WILLE, JR. has served as our Chief Operating Officer since 1996. Mr. Wille served as Chief Operating Officer for the managed care division of Sentara Health System, a private managed care facility in Virginia, from 1991 until 1994 and President of Optima Health Plan from 1988 to 1996.

     SHERRI E. LEE joined us in 1998 as our Chief Financial Officer and Treasurer. Effective May 15, 2001, Ms. Lee resigned her position as Chief Financial Officer, but continues to serve as Treasurer. Prior to joining us, Ms. Lee was an adjunct instructor with Front Range Community College in Colorado from 1995 to 1998. Ms. Lee served as Executive Vice President - Finance of Pharmacy Corporation of America from 1991 to 1995. Prior to that, Ms. Lee was Senior Vice President and Controller for Beverly Enterprises, Inc. Ms. Lee is a certified public accountant.

     STANLEY F. BALDWIN has served as our General Counsel and Secretary since 1997. From 1994 to 1997, Mr. Baldwin was a Managing Director for Covington Group L.C., a private company that provided legal, management and other consulting services to indemnity insurance, managed care and healthcare provider clients. Prior to that, Mr. Baldwin held senior officer and General Counsel positions with EPIC Healthcare Group, Inc., EQUICOR-Equitable HCA Corporation and CIGNA Healthplans, Inc. Mr. Baldwin is a member of the Bar of Tennessee and the Bar of Texas.

     JAMES E. HARGROVES has served as our head of Corporate Development since joining us in 1996. From 1994 to 1996, Mr. Hargroves was the President, founder and principal of Waterline Advisory Group, Inc., a corporate intermediary firm that provided merger and acquisition advisory services to health-related businesses, insurers, physicians and others.

     CAROLYN D. MCPHERSON has served as our head of Planning and Business Development since 1996. Prior to joining us, from 1994 to 1996, Ms. McPherson was the Assistant Vice President and HMO Product Manager for Aetna Health Plans in Connecticut, a publicly traded company with a national health plan membership of over 1.3 million. Ms. McPherson has resigned effective as of November 9, 2001.

     HERMAN WRIGHT is our Chief Marketing Officer. Prior to joining us in 1998, Mr. Wright served as the Vice President, Sales and Marketing for United Healthcare, Central Region, from 1995 to 1998.

     CATHERINE S. CALLAHAN joined us in 1999 and serves as our head of Administrative Services. From 1991 to 1999, Ms. Callahan was Chief Administrative Officer of FHC Health System.

     KATHLEEN K. TOTH joined us in 1995 and serves as our Chief Accounting Officer. Prior to joining us, Ms. Toth was the Vice President of Service Operations at Options Mental Health from 1992 to 1995. Ms. Toth also worked for CIGNA Healthplan of Texas, Inc. as Director of Financial Services and for EQUICOR Health Plan of Florida as a Controller from 1987 to 1992. Ms. Toth is a certified public accountant.

     SCOTT S. PICKENS is our Chief Information Officer. Prior to joining us in June 2000, he served as Corporate Chief Information Officer of Health Answers, Inc. from April 1999 to June 2000, and as Chief Operating Officer for Consortium Health Plans from January 1995 to April 1999.

     NANCY L. GRDEN joined us as our head of Planning and Development in October 2001. Prior to joining us, Ms. Grden served as President and Founder of Avenir, LLC, a consulting firm specializing in new ventures, and as Chief Executive Officer for Lifescape, LLC, a web-based workplace services company, from 1998 to 2000. She previously served as Executive Vice President and Chief Marketing Officer for ValueOptions, a national managed behavioral healthcare company, from 1992 to 1998.

     JOHN E. LITTEL joined us as our Vice President for Government Relations on August 27, 2001. Mr. Littel has served in a variety of positions in federal and state governments, including as Deputy Secretary of Health and Human Resources for the Commonwealth of Virginia, where he was responsible for the state's welfare reform initiative. Mr. Littel is a member of the Bar of Pennsylvania.

     C. SAGE GIVENS has been one of our directors since our formation. She is a founder and Managing General Partner of Acacia Venture Partners, a private venture capital fund. From 1983 to 1995, Ms. Givens was a General Partner of First Century Partners, also a private venture capital fund. Ms. Givens managed this fund's healthcare investments. Ms. Givens also serves on the board of directors of HEALTHSOUTH Corporation, and several privately held healthcare companies.

     CHARLES W. NEWHALL, III has been one of our directors since our formation. Mr. Newhall is a General Partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of CaremarkRx, Inc. and HEALTHSOUTH Corporation.

     WILLIAM J. MCBRIDE has been one of our directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a director of Value Health, Inc. and

President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the board of directors of a number of privately held companies.

     CARLOS A. FERRER has been one of our directors since 1996. Mr. Ferrer is a General Partner of Ferrer Freeman Thompson & Co., LLC, a private equity firm founded in 1995 that manages funds dedicated to investing in the healthcare industry.

     KAY COLES JAMES resigned from our board of directors on July 26, 2001 in order to accept the position of Director of the Office of Personnel Management for the Federal Government, reporting directly to President George W. Bush. Ms. James had been one of our directors since 1999. Our board of directors intends to fill the vacancy created by Ms. James' resignation after identifying a suitable candidate.

BOARD COMMITTEES

     We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Carlos A. Ferrer, Charles
W. Newhall, III and William J. McBride (Chairperson). The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of C. Sage Givens (Chairperson), Charles W. Newhall, III and William J. McBride.

CLASSES OF DIRECTORS

     We have approved a provision in our certificate of incorporation which will divide our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class will hold office for staggered three-year terms. At each of our annual meetings of stockholders following the initial public offering, the successors to the directors whose terms expire at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified. Ms. Givens and Mr. Newhall will serve as Class I directors, whose terms expire at the first annual meeting of stockholders held following the initial public offering. Messrs. Ferrer and McBride will serve as Class II directors whose terms expire at the second annual meeting of stockholders held following the initial public offering. Mr. McWaters will serve as a Class III director whose term expires at the third annual meeting of stockholders held following the initial public offering. With respect to each class, directors' terms will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

AGREEMENTS WITH EMPLOYEES

     Jeffrey L. McWaters. We employ Mr. McWaters as our President, Chief Executive Officer and Chairman pursuant to an amended and restated employment agreement dated October 2, 2000. The agreement has an initial term of three years, commencing on October 28, 1999, and continues from year to year thereafter, unless earlier terminated as provided in the agreement. Pursuant to the agreement, as long as Mr. McWaters is employed with us, our board of directors agrees to nominate Mr. McWaters as a director and chairman of the board. The agreement relates primarily to termination provisions and provides the following:

     - Mr. McWaters may terminate his employment on 30 days written notice to us, and if termination is at his option, he is not entitled to severance benefits.

     - We may terminate Mr. McWaters for cause upon 30 days written notice, in which event Mr. McWaters would not be entitled to severance benefits.

     - We may terminate Mr. McWaters without cause upon 30 days written notice, in which case Mr. McWaters would be entitled to (1) 24 months' of severance payments based on his then current base salary, (2) a lump sum payment equal to two times the average annual bonus paid to him in the immediately preceding three years and (3) medical and other health insurance benefits for 24 months.

     - Upon a change of control, if Mr. McWaters' employment is not continued, he would be entitled to be paid an amount equal to (1) two times his then current gross annual base salary plus (2) two times the average annual bonus paid to him in the immediately preceding three years, reduced as necessary to avoid characterization as a "parachute payment" within the meaning of the Internal Revenue Code of 1986.

     Change of control for these purposes includes (1) the acquisition by a person or group of 20% of the voting power of our outstanding securities, (2) a change in the majority of our directors, (3) stockholder approval of a merger or other business combination where our outstanding stock immediately prior to such transaction does not continue to represent more than 50% of the surviving entity, or (4) any other event that our board determines to affect the control of our company.

     The agreement further provides for:

     - a base annual salary of $425,000, plus a discretionary bonus,

     - a non-compete clause that provides that, for 24 months following termination, Mr. McWaters may not (1) engage in any business activity related to Medicaid managed health care in the markets in which we operate or (2) solicit, interfere with, influence or endeavor to entice any employee, customer or any independent contractor of ours, or any organization that is considered a prospect of ours by virtue of having established contact for the purpose of doing business, and

     - indemnification of Mr. McWaters in his capacity as a director or officer of the company.

     Lorenzo Childress, Jr., M.D. We employ Dr. Childress as our Chief Medical Officer pursuant to a letter agreement dated March 17, 1995. The letter agreement established Dr. Childress' initial salary, option bonus opportunity, initial grant of options and reimbursement of relocation expenses. In addition, we agreed to provide to Dr. Childress three months base salary as severance payment in the event we were to terminate his employment without cause.

COMPENSATION OF DIRECTORS

     We pay each non-employee director an annual retainer of $10,000 and a $2,500 fee for each regularly scheduled Board meeting attended in person. We pay the Chairman of the Audit Committee an additional annual retainer of $4,000.

     In June 2000, we granted fully-vested options to purchase 12,500 shares of common stock at an exercise price of $15.00 per share under our 1994 Stock Plan to each of our four non-employee directors.

     In February 2001, we granted to William J. McBride an option to purchase 12,500 shares of common stock, which vest over two years, at an exercise price of $15.00 per share under our 2000 Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation earned in 2000, 1999 and 1998 by individuals who served as our chief executive officer during 2000 and the remaining four most highly compensated executive officers as of December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                                 --------------------------------
                                                                     OTHER ANNUAL     ALL OTHER
NAME AND                                         SALARY     BONUS    COMPENSATION    COMPENSATION
PRINCIPAL POSITION                        YEAR     ($)       ($)         ($)             ($)
------------------                        ----   -------   -------   ------------    ------------
Jeffrey L. McWaters,....................  2000   411,061   850,000          --             --
  President and Chief Executive Officer   1999   321,234   200,000       2,937(1)       1,800
                                          1998   298,431   225,000      56,741(1)          --

Theodore M. Wille, Jr.,.................  2000   267,886   210,000          --             --
  Senior Vice President and               1999   245,692   100,000       1,174(1)          --
  Chief Operating Officer                 1998   231,577    60,000          --             --

Lorenzo Childress, Jr., M.D.,...........  2000   268,271   210,000          --             --
  Senior Vice President and               1999   245,773   100,000       1,062(1)          --
  Chief Medical Officer                   1998   228,619    50,000          --             --

Sherri E. Lee,..........................  2000   268,271   235,000          --             --
  Senior Vice President,                  1999   250,000   100,000     166,683(2)          --
  Chief Financial Officer* and Treasurer  1998   183,274    25,000      16,091(3)          --

Stanley F. Baldwin,.....................  2000   226,293   185,000          --             --
  Senior Vice President,                  1999   211,554    65,000       1,084(1)          --
  General Counsel and Secretary           1998   192,115    34,625     103,682(4)          --

------------
 * Ms. Lee resigned from her position as Chief Financial Officer effective May 15, 2001.
(1) Compensation for the payment of taxes.
(2) Compensation of $87,711 for relocation and $78,972 for payment of taxes.
(3) Compensation of $8,657 for relocation and $7,434 for payment of taxes.
(4) Compensation of $55,781 for relocation and $47,901 for payment of taxes.

     The following table sets forth information concerning individual grants of stock options made during 2000 to the executive officers named on the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                             ----------------------------------------------------------------      VALUE AT ASSUMED
                                 NUMBER OF         PERCENT OF TOTAL                              ANNUAL RATES OF STOCK
                                 SECURITIES       OPTIONS GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR
                             UNDERLYING OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION       OPTION TERM(1)
NAME                              GRANTED            FISCAL YEAR       ($/SHARE)      DATE        5%($)        10%($)
----                         ------------------   ------------------   ---------   ----------   ----------   ----------
Jeffrey L. McWaters........       100,000               17.9%            15.00      7/10/10       943,342    2,390,614
Theodore M. Wille, Jr. ....        30,000                5.4%             8.60       2/9/10       475,003      909,184
Lorenzo Childress, Jr.,
  M.D. ....................        25,000                4.5%             8.60       2/9/10       395,835      757,653
Sherri E. Lee..............        25,000                4.5%             8.60       2/9/10       395,835      757,653
Stanley F. Baldwin.........        10,000                1.8%             8.60       2/9/10       158,334      303,061

------------
(1) Calculated based on the fair market value of $15.00 per share determined by our compensation committee in connection with the granting of 2000 year-end options.

     The following table sets forth information concerning the exercise of stock options during 2000 by the executive officers named in the Summary Compensation Table. Value was calculated using the fair market value of $15.00 per share determined by our compensation committee in connection with the granting of 2000 year-end options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                               NUMBER OF SHARES                         OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON         VALUE           FISCAL YEAR-END            FISCAL YEAR-END($)
NAME                               EXERCISE       REALIZED($)   EXERCISABLE/ UNEXERCISABLE  EXERCISABLE/ UNEXERCISABLE
----                           ----------------   -----------   --------------------------  --------------------------
Jeffrey L. McWaters..........           --               --               243,708/106,250            3,509,394/75,000
Theodore M. Wille, Jr........       35,500          482,800                 93,125/63,875           1,179,900/719,300
Lorenzo Childress, Jr.,
  M.D........................       50,000          740,000                 51,623/35,876             651,247/344,743
Sherri E. Lee................           --               --                 77,500/72,500             969,000/851,000
Stanley F. Baldwin...........       10,250          135,000                 10,000/33,250             108,400/390,600

STOCK PLANS

1994 STOCK PLAN

     In December 1994, we adopted, and our stockholders approved, our 1994 Stock Plan.

     GENERAL. We have reserved for issuance under the plan a maximum of 2,249,500 shares of common stock. If an award granted under the plan expires or is terminated, the shares of common stock underlying the award will be available for issuance under our 2000 Equity Incentive Plan.

     TYPES OF AWARDS.  The following awards may be granted under the plan,

     - stock options, including incentive stock options and non-qualified stock options,

     - stock bonuses, and

     - the opportunity to make direct purchases of stock.

     ADMINISTRATION. The plan is administered by the compensation committee, although it may be administered by either our full board of directors or any other committee designated by the board. The committee may, subject to the provisions of the plan, determine the persons to whom awards will be granted, the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

     ELIGIBILITY. Awards may be granted under the plan to our employees, directors and consultants or any of our affiliates, as selected by the compensation committee.

     TERMS AND CONDITIONS OF OPTIONS. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the compensation committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine, as reflected in the applicable option agreement. The exercise period may not extend beyond ten years from the date of grant. The compensation committee generally has the authority to accelerate the time at which an option is exercisable.

     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash or cash equivalents or, at the discretion of the compensation committee, by

     - the surrender of previously acquired shares of common stock, provided such shares have been held for at least six months,

     - the delivery of the optionee's personal recourse note with interest payable at the applicable federal rate or greater, or

     - a "broker cashless exercise" procedure.

     STOCK BONUSES. The plan provides that the compensation committee, in its discretion, may award shares of common stock to plan participants.

     PURCHASE OPPORTUNITY. The plan provides that the compensation committee, in its discretion, may authorize plan participants to purchase shares of common stock.

     DIRECTOR AWARDS. The compensation committee, in its discretion, may grant awards under the plan to directors (both employee and nonemployee directors). The terms of the awards granted to directors are to be generally consistent with the terms of awards granted to other participants under the plan.

     TERMINATION OF EMPLOYMENT. Except with respect to incentive stock options, the plan does not specify the effect of the termination of a participant's employment or service on the exercisability of any award under the plan. The effect of a termination of employment or service is instead specified in the award agreement, as determined by the compensation committee in its discretion. With respect to incentive stock options, unless otherwise specified in the award agreement, if the participant's employment terminates other than because of death or disability, all options that are exercisable at the time of termination may be exercised by the participant for 90 days after the date of termination of employment, and if the participant's employment terminates as a result of death or disability, all options that are exercisable at the time of death or disability may be exercised by the participant (or his or her estate, beneficiaries, or personal representative, as applicable) for 180 days following the termination of employment. However, in no case may an award be exercised after it expires in accordance with its terms.

     AMENDMENT AND TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that shareholder approval is required for any amendment that would increase the total number of shares reserved for issuance under the plan, materially increase the plan benefits available to participants, materially modify the plan eligibility requirements, extend the plan's expiration date, or otherwise as required to comply with applicable law. No awards may be granted under the plan after the day prior to the tenth anniversary of its adoption date.

     Since the amount of benefits to be received by any participant is determined by the compensation committee, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.

2000 EQUITY INCENTIVE PLAN

     On July 10, 2000, we adopted, and as of July 17, 2000, our stockholders approved, a new equity incentive plan, the 2000 Equity Incentive Plan, with the following terms. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value.

     GENERAL. We have reserved for issuance under the plan a maximum of 2,064,000 shares of common stock. In addition, shares remaining available for issuance under the 1994 Stock Plan will be available for issuance under the 2000 Equity Incentive Plan. If an award granted under the plan expires or is terminated, the shares of common stock underlying the award will again be available under the plan. No individual may be granted awards under the plan in any year covering more than 1,000,000 shares.

     TYPES OF AWARDS.  The following awards may be granted under the plan:

     - stock options, including incentive stock options and non-qualified stock options,

     - restricted stock,

     - phantom stock,

     - stock bonuses, and

     - other stock-based awards.

     ADMINISTRATION. The plan will be administered by the board of directors upon the advice of the compensation committee, although it may be administered by any committee designated by the board.

     The administrator may, subject to the provisions of the plan, determine the persons to whom awards will be granted, the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. The administrator may delegate to any of our senior management the authority to make grants of awards to our employees who are not our executive officers or directors.

     ELIGIBILITY. Awards may be granted under the plan to our employees, directors, and consultants, as selected by the administrator.

     TERMS AND CONDITIONS OF OPTIONS. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the administrator at the time the option is granted, but the exercise price of an incentive stock option may not be less than the market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the administrator may determine, as reflected in the applicable option agreement. Generally, the administrator will determine the exercise period, which may not exceed ten years from the date of grant.

     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash or cash equivalents,

     - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender,

     - authorization for us to withhold a number of shares otherwise payable pursuant to the exercise of an option, or

     - through a "broker cashless exercise" procedure approved by us.

     The administrator may, in its sole discretion, authorize AMERIGROUP to make or guarantee loans to a participant to assist the participant in exercising options.

     At the time of grant of an option, the administrator may provide that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will vest in accordance with the vesting schedule set forth in the original option agreement.

     OUTSIDE DIRECTOR OPTIONS. Non-employee directors who own less than one percent of the voting power in our company, or outside directors, will be eligible for automatic grants of non-qualified options under the plan. Each such outside director, as of the closing of this offering, will be granted an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. Following this offering, each outside director will be granted upon his or her first election or appointment to the board of directors, an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. In addition, immediately following each annual meeting of stockholders after the initial public offering, each outside director (other than an outside director who is first elected at that annual meeting) will be granted an option to purchase such number of shares of common stock as is determined by the administrator in its discretion. The exercise price of each option granted under the outside director plan will equal the market value of the common stock on the date of grant and will become exercisable as is determined by the administrator in its discretion. Each option granted to an outside director will expire on the tenth anniversary of the date of grant of such option. The other terms of the options granted to outside directors will be consistent with the terms of non-qualified options granted to employees.

     RESTRICTED STOCK. The plan provides for awards of common stock that are subject to restrictions on transferability and others imposed by the administrator. Except as provided for under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder.

     PHANTOM STOCK. The plan provides for awards of phantom stock which, upon vesting, entitle the participant to receive an amount in cash or common stock equal to the fair market value of the number of shares awarded. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the administrator.

     STOCK BONUSES; OTHER AWARDS. The plan provides that the administrator, in its discretion, may award shares of common stock to employees. In addition, the administrator may grant other awards valued in whole or in part, by reference to, or otherwise based on, common stock.

     CHANGE IN CONTROL. The administrator in its discretion may provide that, in the event of a change in control (whether alone or in combination with other events), the vesting and exercisability restrictions on any outstanding award that is not yet fully vested and exercisable will lapse in part or in full.

     TERMINATION OF EMPLOYMENT. Unless otherwise determined by the administrator, the termination of a participant's employment or service will immediately cancel any unvested portion of awards granted under the plan. At the time of grant, the administrator in its discretion may provide that, if a participant's employment or service terminates other than because of cause, death or disability, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination (or such other period as it determines). If a participant's employment or service terminates for cause, all options held by the participant will immediately terminate. The administrator may provide that, if a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for a period of six months (or such other period as it determines). The administrator may provide that, if a participant's employment or service terminates because of disability, all options that are exercisable at the time of termination may be exercised for a period of six months (or such other period as it determines). In no case may an option be exercised in accordance with its terms after it expires.

     AMENDMENT, TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our stockholders. No options may be granted under the plan after the day prior to the tenth anniversary of its adoption date.

     Since the amount of benefits to be received by any employee plan participant or any of our affiliates is determined by the administrator, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.

EMPLOYEE STOCK PURCHASE PLAN

     On February 15, 2001, we adopted, and as of February 15, 2001, our stockholders approved, an Employee Stock Purchase Plan, effective upon this offering, with the following terms. The purpose of the plan is to encourage the purchase by our employees of shares of our common stock to better align their interests with those of stockholders.

     GENERAL. The employee stock purchase plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code, and to assure the participants of the tax advantages provided thereby. The employee stock purchase plan will be administered by a committee established by the board of directors. The committee may make such rules and regulations and establish such procedures for the administration of the employee stock purchase plan as it deems appropriate.

     SHARES AVAILABLE. The committee has authorized for issuance under the plan a total of 600,000 shares of common stock, subject to adjustment by the committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

     ELIGIBILITY. Subject to certain procedural requirements, all of our employees who have at least 90 days of service, work more than 20 hours per week and customarily work more than 5 months per year will be eligible to participate in the employee stock purchase plan, except for employees who own five percent or more of our common stock and any of our subsidiaries.

     STOCK PURCHASES. Each eligible employee will be permitted to purchase shares of the common stock through regular payroll deductions in an amount equal to between 2% and 10% of the employee's compensation for each payroll period. The fair market value of common stock which may be purchased under this or any other plan of ours intended to comply with Section 423 of the Internal Revenue Code may not exceed $25,000 per employee during any calendar year.

     The employee stock purchase plan will provide for offering periods that will be 6 months long. Offering periods generally will run from January 1 to June 30 and from July 1 to December 31. The first offering period will commence on the first trading day on or after the initial public offering and end on the next December 31 or June 30 that is at least six months after the offering.

     During each offering period, participating employees will be able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value at either the beginning or end of each offering period, whichever price is lower. The first offering period is expected to coincide with this offering. Therefore, during the first offering period, employees will be able to purchase shares of common stock at a purchase price equal to 85% of the lower of the initial public offering price and the fair market value at the end of the first offering period.

     The rights granted to a participant under the employee stock purchase plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

     AMENDMENT, TERMINATION OF PLAN. The plan and all offering periods under the plan will automatically terminate on the tenth anniversary of this offering. The board of directors may from time to time amend or terminate the employee stock purchase plan; provided that no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and, to the extent required by Section 423 of the Internal Revenue Code or any other law, regulation or stock exchange rule, no such amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

     Since the amount of benefits to be received by each participant in the employee stock purchase plan is determined by his or her elections and the extent to which offerings are made available by the committee, the amount of future benefits to be allocated to any employee or group of employees under the plan in any particular year is not determinable.

2000 CASH INCENTIVE PLAN

     On June 30, 2000, we adopted, and as of July 17, 2000, our stockholders approved, a Cash Incentive Plan with the following terms. The purpose of the plan is to promote our long-term growth and profitability by providing management personnel with incentives to improve stockholder value.

     The plan will be administered by the compensation committee, which will have the authority to determine the plan's participants, as well as the terms and conditions of incentive awards. The payment of bonuses under the plan will be based upon the achievement of certain performance goals set by the compensation committee, which may include any, all or none of the following:

     - income before income taxes or net income,

     - earnings or book value per share,

     - sales or revenue,

     - operating expenses,

     - increases in the market price of common stock,

     - implementation or completion of critical projects or processes,

     - comparison of actual performance during a performance period against budget for such period,

     - growth of revenue,

     - operating profit,

     - return on equity, assets, capital or investments,

     - reductions in expenses, or

     - to the extent permitted by Section 162(m) of the Internal Revenue Code, such offer criteria may be established by stockholders or the committee before the commencement of the performance period.

The committee will specify with respect to a performance period (which may run from one to three years in the committee's discretion) the performance goals applicable to each award, the minimum, target and maximum levels applicable to each performance goal, and the amounts payable upon attainment of thresholds within such range. Minimum bonuses will be based on achievement of 80% of the performance goals and maximum bonuses will be based on achievement of 120% of the performance goals. A bonus will be paid only if the participant is employed by us on the day the bonus is to be paid. In no event will payment to an employee covered under Section 162(m) of the Internal Revenue Code exceed the lesser of $1,500,000 multiplied by the number of years in the performance period or 120% of the employee's base salary during the performance period.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     As permitted by the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations of liability for a director's breach of fiduciary duty other than liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our bylaws provide that we shall indemnify all of our directors, officers, employees and agents for acts performed on our behalf in such capacity.

                           RELATED PARTY TRANSACTIONS

INDEMNIFICATION AGREEMENT

     We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreement provides that the director or officer will be indemnified to the fullest extent not prohibited by law for claims arising in such person's capacity as a director or officer no later than 30 days after written demand to us. The agreement further provides that in the event of a change of control, we would seek legal advice from a special independent counsel selected by the officer or director and approved by us, who has not performed services for either party for 5 years, to determine the extent to which the officer or director would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control we would, at the officer's or director's request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. We believe that these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

INVESTOR RIGHTS AGREEMENT

     Jeffrey L. McWaters and the holders of our convertible preferred stock and Series E mandatorily redeemable preferred stock are parties to a Second Restated Investor Rights Agreement, dated July 28, 1998. Pursuant to this Agreement, upon the expiration of the six months following the closing of this offering, the holders of at least 40% of the common stock issued on conversion of our Series A, B, and C preferred stock and exercise of warrants issued to our Series E mandatorily redeemable preferred stockholders may require us on up to three occasions to use our best efforts to file a registration statement covering the public sale of part of that common stock having an aggregate offering price of more than $5 million. We have the right to delay any registration by up to 90 days.

     These holders also have piggy-back registration rights to include their shares in any registration statement we file on our own behalf (other than for employee benefit plans and business acquisitions or corporate restructurings) or on behalf of other stockholders.

     In addition, these holders have the right to request us to register their securities on a short-form S-3 registration statement on up to three occasions.

     Silicon Valley Bank, which owns warrants to purchase 25,000 shares of common stock, has piggy-back registration rights until the first anniversary of this offering and Prudential Insurance Company of America, which currently owns 3,710,775 shares of our Series D convertible preferred stock, convertible into 1,855,387 shares of common stock upon completion of this offering, has piggy-back registration rights until the fifth anniversary of this offering.

EMPLOYEE LOANS

     In 1997 we loaned $75,000 to Jeffrey L. McWaters. In 1998, we forgave the loan, reclassified it as a bonus, and grossed-up his salary by approximately $57,000 for taxes related to this income.

PURCHASE OF SHARES FROM FORMER DIRECTOR

     On July 26, 2001, Kay Coles James resigned from our board of directors on July 26, 2001 in order to accept the position of Director of the Office of Personnel Management for the Federal Government. In connection with her resignation, Ms. James exercised her options to purchase 12,502 shares for $8.60 per share. Pursuant to her non-qualified stock option agreement, we purchased 12,502 shares from Ms. James for an aggregate of $187,530, or $15.00 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2001 by:


     - each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock,

     - each of our named executive officers and directors, and

     - all of our executive officers and directors as a group.

     In addition, up to 75,000 shares of the common stock owned by Jeffrey L. McWaters may be sold as part of the underwriters' over-allotment option. No other stockholder is selling common stock as part of the offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.


     Percentage ownership calculations are based on 14,782,012 shares outstanding as of September 30, 2001, which includes (1) shares of common stock that will be issued on the conversion of outstanding shares of convertible preferred stock on completion of this offering and (2) prior to the offering, 2,000,000 shares of Series E mandatorily redeemable preferred stock, based on each share being entitled to common share equivalent voting rights on a 1 to
0.5625 basis. The Series E mandatorily redeemable preferred stock will be redeemed upon completion of the offering. Each holder of the Series E mandatorily preferred stock owns warrants to purchase common stock. Each warrant may be exercised for 0.5625 shares of common stock. However, the holder may only exercise the warrants if the same number of shares of Series E mandatorily redeemable preferred stock are redeemed. Therefore, we have not included the shares underlying these warrants in the following table in shares beneficially owned prior to the offering. However, we have accelerated the exercise date for these warrants to prior to the closing of this offering. Therefore, we have assumed these warrants will be exercised and have included them in the percent owned after the offering.


     To the extent that any shares are exercised on exercise of options, warrants or other rights to acquire shares of our capital stock that are presently outstanding or granted in the future, there will be further dilution to new public investors. The following table does not reflect the exercise of the over-allotment option.


                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                             PRIOR TO OFFERING
                                                           ---------------------    PERCENT OWNED
NAME                                                         NUMBER      PERCENT    AFTER OFFERING
----                                                       ----------    -------    --------------
C. Sage Givens(1)........................................   2,641,884     17.9           13.8
Carlos A. Ferrer(2)......................................   2,476,410     16.7           12.9
Charles W. Newhall, III(3)...............................   2,095,888     14.2           10.9
Prudential Insurance Company of America(4)...............   1,855,387     12.6            9.7
Sutter Entities(5).......................................   1,357,929      9.2            7.1
Accel Entities(6)........................................   1,280,066      8.7            6.7
Nassau Entities(7).......................................   1,095,273      7.4            5.7
Jeffrey L. McWaters(8)(9)................................     791,208      5.2            4.1
Theodore M. Wille, Jr.(8)(10)............................     164,375      1.1          *
Lorenzo Childress, Jr., M.D.(8)(11)......................     119,874      *            *

                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                             PRIOR TO OFFERING
                                                           ---------------------    PERCENT OWNED
NAME                                                         NUMBER      PERCENT    AFTER OFFERING
----                                                       ----------    -------    --------------
Sherri E. Lee(8)(12).....................................     107,375      *            *
Stanley F. Baldwin(8)(13)................................      60,250      *            *
William J. McBride(14)...................................      56,000      *            *
All executive officers and directors as a group (18
  persons)...............................................   8,776,893     56.0        43.7


------------
* Represents less than 1% of outstanding shares of common stock.

 (1) Represents securities owned by Acacia Venture Partners, L.P. and Southpointe Venture Partners, L.P. Ms. Givens is a general partner of Acacia which is general partner of Southpointe Venture Partners, L.P. and shares investment and voting power with respect to the securities beneficially owned by these funds. Ms. Givens' address is c/o Acacia Venture Partners, 101 California Street, #3160, San Francisco, CA 94111. Includes options to purchase 12,500 shares of common stock granted to Ms. Givens.

 (2) Represents securities owned by FFT Partners I, L.P. and Executive Partners I, L.P. Mr. Ferrer is a general partner of Ferrer Freeman Thompson & Co., LLC, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Ferrer. Mr. Ferrer's address is c/o Ferrer Freeman Thompson & Co., LLC, 10 Glenville Street, Greenwich, CT 06831.

 (3) Represents securities owned by NEA Ventures L.P. and NEA Partners VI, Limited Partnership. Mr. Newhall is a general partner of New Enterprise Associates Limited Partnerships, and shares investment and voting power in respect to the securities beneficially owned by these funds. Includes options to purchase 12,500 shares of common stock granted to Mr. Newhall. Mr. Newhall's address is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

 (4) The address for Prudential Insurance Company of America is One Gateway Center, 11th Floor, Newark, NJ 07102.

 (5) Represents securities owned by Sutter Hill Ventures, a California Limited Partnership, managing directors and a director of the general partner of Sutter Hill, retirement trusts of some of such managing directors, family partnerships associated with such managing directors, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P. and other entities associated with Sutter Hill. The general partner of Sutter Hill Ventures, Sutter Hill Ventures LLC, is also the general partner of the Sutter Hill Entrepreneurs Funds. Each individual managing director of the general partner disclaims beneficial interest in the stock held by other individuals and by Sutter Hill except to their pecuniary interest in the partnership. Messrs. David L. Anderson, G. Leonard Baker, Jr., William
     H. Younger, Jr., Tench Coxe and Gregory P. Sands may be deemed to have investment and voting power with respect to all or some of these shares. The address for the Sutter Entities is c/o Sutter Hill Ventures, 755 Page Mill Road, Suite A-200, Palo Alto, CA 94163.

 (6) Represents securities owned by Accel IV L.P., Accel Investors 95 L.P., Accel Keiretsu L.P., and Ellmore C. Patterson Partners. Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer, Eugene D. Hill, Paul H. Klingenstein, Luke B. Evnin, and G. Carter Sednaoui may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Accel Entities is c/o Accel Partners, 428 University Avenue, Palo Alto, CA 94301.

 (7) Represents securities owned by Nassau Capital and NAS Partners I. The voting and investment with respect to these securities is under common control. Messrs. Randall Hack and John Quigley may be deemed to have investment and voting power with respect to all or some of these shares. However, each individual disclaims beneficial interest in the stock held by other individuals. The address for the Nassau Entities is c/o Nassau Capital Partners LP, 22 Chambers Street, 2nd Floor, Princeton, NJ 08542.

 (8) The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Suite 300, Virginia Beach, VA 23462.

 (9) Includes options to purchase 291,208 shares of common stock. Mr. McWaters has agreed to sell up to 75,000 shares of common stock in the event the underwriters exercise their over-allotment option. If the over-allotment option is exercised in full, Mr. McWater's percentage ownership will decrease to 3.6%.


(10) Includes options to purchase 128,875 shares of common stock.



(11) Includes options to purchase 69,874 shares of common stock.


(12) Includes options only.


(13) Includes options to purchase 21,000 shares of common stock.


(14) Includes options only. Mr. McBride's address is 150 Golf House Road, Haverford, PA 19041.

                          DESCRIPTION OF CAPITAL STOCK

     On the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our amended and restated bylaws and certificate of incorporation, as well as the Delaware General Corporation Law.

COMMON STOCK


     As of September 30, 2001, there were 1,049,125 shares of common stock outstanding, which were held of record by approximately 51 stockholders. An additional 13,732,887 shares of common stock will be issued to approximately 40 stockholders at the time this offering closes as the result of mandatory conversion of our outstanding convertible preferred stock and exercise of our Series E warrants.


     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

     - restricting dividends on the common stock,

     - diluting the voting power of the common stock,

     - impairing the liquidation rights of the common stock, or

     - delaying or preventing a change of control of AMERIGROUP.

     There are currently 27,215,775 shares of preferred stock outstanding, comprised of:

     - 8,000,000 shares designated as Series A convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 7,025,000 shares designated as Series B convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 6,480,000 shares designated as Series C convertible preferred stock (with one common share equivalent voting right for every two shares held),

     - 3,710,775 shares designated as Series D convertible preferred stock (with one common share equivalent voting right for every two shares held), and

     - 2,000,000 shares designated as Series E mandatorily redeemable preferred stock (with 1 to 0.5625 common share equivalent voting rights).

     On June 30, 2001, the preferred stock was held of record by approximately 40 holders. Each share of convertible preferred stock will automatically convert into one-half share of common stock at the time we close this offering. The Series E mandatorily redeemable preferred stock will be redeemed at the time we close this offering. Following this, there will be no preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.

WARRANTS

     In connection with our July 1998 financing, we sold to the purchasers of our Series E mandatorily redeemable preferred stock warrants to purchase an aggregate of 1,125,000 shares of common stock at an exercise price of $.02 per share, subject to adjustment. These warrants may be exercised at any time but only as to 0.5625 shares of common stock for every one share of Series E mandatorily redeemable preferred stock redeemed. We have exercised our right to accelerate the exercise date for these warrants to immediately prior to the closing of this offering. If all the holders of these warrants exercise them on or prior to the closing of this offering, there will be an additional 1,125,000 shares of common stock outstanding. These warrants are subject to customary anti-dilution protections and expire on July 28, 2005.

     In May 1998, we issued a warrant to purchase 25,000 shares of common stock that currently has an effective exercise price of $3.00 per share. This warrant is exercisable at any time. This warrant is also subject to customary anti-dilution protections and expires on May 15, 2003.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND AMERIGROUP'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Some provisions of our amended and restated certificate of incorporation and amended and restated by-laws, each of which will become effective upon closing of this offering, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  CLASSIFIED BOARD OF DIRECTORS

     Our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

  CUMULATIVE VOTING

     Our amended and restated certificate of incorporation will expressly deny stockholders the right to cumulative voting in the election of directors.

  STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

     Our amended and restated certificate of incorporation will eliminate the ability of stockholders to act by written consent. It will further provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority of our directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     Our amended and restated by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated by-laws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMERIGROUP by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will impose supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

TRANSFER AGENT REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the symbol "AMGP."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of outstanding options and warrants), or the perception that such sales could occur, could adversely affect the market price of our common stock (including shares issued on the exercise of outstanding options and warrants) and our ability to raise capital through a future sale of our securities.


     Upon completion of this offering, we will have 19,182,012 shares of common stock outstanding (or 19,842,012 shares if the underwriters' over-allotment option is exercised in full), assuming no exercise of outstanding options. The 4,400,000 shares (or 5,060,000 shares if the underwriters' over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate (as this term is defined in the Securities Act) of ours, which will be subject to the limitations of Rule 144 under the Securities Act. Subject to certain contractual limitations, holders of restricted shares will be entitled to sell these shares in the public securities market without registration if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act.


SALES OF RESTRICTED SHARES AND SHARES HELD BY OUR AFFILIATES

     In general, under Rule 144 under the Securities Act, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately on completion of this offering. An "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, an issuer.

OPTIONS

     After the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans.

     Subject to certain conditions, Rule 701 under the Securities Act may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the closing of this offering, under written compensatory benefit plans or written contracts relating to the compensation of these persons. This also applies to stock options we granted prior to this offering, along with the shares acquired upon exercise of those options after the closing of this offering. Unless subject to lock-up agreements or other contractual restrictions, these shares may be sold, beginning 90 days after the date of this prospectus, by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one year minimum holding period requirement.

LOCK-UP

     We, our directors, executive officers, most of our existing stockholders and selected option holders have entered into lock-up agreements pursuant to which we and such holders of stock and options have agreed not to sell, directly or indirectly, any shares of common stock without the prior written consent of Banc of America Securities LLC and UBS Warburg LLC for a period of 180 days from the date of this prospectus.

     Shares eligible for future sale in the public market based on shares outstanding at the time we close this offering is as follows:

NUMBER OF SHARES                                       DATE
----------------                                       ----
4,400,000 (or up to        After the date of this prospectus. Freely tradable shares
5,060,000 if the           sold in this offering.
underwriters' over-
allotment option is
exercised in full)
                           After the date of this prospectus or 90 days after the date of this prospectus. Shares not locked up and eligible for
                           resale under Rule 144 or 701.
                           180 days after the date of this prospectus when the lock-up expires. Shares eligible for resale under Rule 144, Rule
                           144(k) or Rule 701.
1,125,000                  Various dates as these shares qualify for an exemption from registration under Rule 144 or 701.

REGISTRATION RIGHTS

     We have granted registration rights to the holders of most of our currently outstanding capital stock. Beginning six months after the date of this offering, some of these stockholders can require us to file registration statements that permit them to re-sell their shares. For more information, see "Related Party Transactions -- Investor Rights Agreement."

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and UBS Warburg LLC are acting as joint book-running managers of the offering and together with CIBC World Markets Corp. and Stephens Inc. are acting as representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Banc of America Securities LLC..............................
UBS Warburg LLC.............................................
CIBC World Markets Corp.....................................
Stephens Inc................................................

                                                                 ---------
          Total.............................................     4,400,000
                                                                 =========

     The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $     per share. The underwriters
also may allow, and any dealers may reallow, a concession of not more than
$     per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms. The common stock is offered subject to a number of conditions, including:

     - receipt and acceptance of our common stock by the underwriters, and

     - the right to reject orders in whole or in part.

     The underwriters have an option to buy up to 660,000 additional shares of common stock from us and Jeffrey L. McWaters, our President, Chief Executive Officer and Chairman of our board of directors, of which up to 75,000 shares would be sold by Mr. McWaters, to cover sales of shares by the underwriters which exceed the number of shares specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional shares approximately in proportion to the amounts specified in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is currently expected to be    % of the initial
public offering price. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                   PAID BY AMERIGROUP
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per Share...................................................       $               $
Total.......................................................       $               $

                                                                  PAID BY MR. MCWATERS
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per Share...................................................      --               $
Total.......................................................      --               $

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $       .

     We and our directors, executive officers, most of our existing stockholders and selected option holders have entered into lock-up agreements with the underwriters pursuant to which we and such holders of stock and options have agreed not to sell, directly or indirectly, any shares of common stock without the prior written consent of Banc of America Securities LLC and UBS Warburg LLC for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our stock plans without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     We expect our common stock to be approved for quotation on the Nasdaq National Market under the symbol "AMGP."

     We will indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include:

     - short sales,

     - stabilizing transactions, and

     - purchases to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters may also impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

     - over-allotment,

     - stabilization,

     - syndicate covering transactions, and

     - imposition of penalty bids.

     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter-market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the representatives of the underwriters. Among the factors considered in these negotiations were:

     - the history of, and prospects for, our company and the industry in which we compete,

     - the past and present financial performance of our company,

     - an assessment of our management,

     - the present state of our development,

     - the prospects for our future earnings,

     - the prevailing market conditions of the applicable United States securities market at the time of this offering,

     - market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to our company, and

     - other factors deemed relevant.

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.


     On October 24, 2001, we received a commitment from Bank of America, N.A., to lend up to $25 million of a $60 million revolving credit facility, which may be increased to $75 million. Bank of America, N.A.'s commitment is conditioned upon, among other things, additional commitments. We are currently in negotiations with UBS Warburg and CIBC World Markets, or their affiliates, to also act as lenders under this credit facility.


     The underwriters, at our request, have reserved for sale to our employees, family members of employees, business associates and other third parties at the initial public offering price up to five percent of the shares being offered by this prospectus. The sale of shares to our employees and affiliates will be made by Banc of America Securities LLC. We do not know if our employees or affiliates will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Reserved shares purchased by our employees and affiliates will not be subject to a lock-up except as may be required by the Conduct Rules of the National Association of Securities Dealers. These rules require that some purchasers of reserved shares be subject to three-month lock-ups if they are affiliated with or associated with NASD members or if they or members of their immediate families hold senior positions at financial institutions. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements and schedule of AMERIGROUP Corporation as of December 31, 1999 and 2000 and for each of the years in the three year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998 and for the year ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.


     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the Commission's Web site.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AMERIGROUP CORPORATION AND SUBSIDIARIES
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000
  and June 30, 2001 (unaudited).............................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................   F-4
Consolidated Statements of Stockholder's Equity (Deficit)
  for the years ended December 31, 1998, 1999 and 2000 and
  the six months ended June 30, 2000 and 2001 (unaudited)...   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................   F-7
Notes to Consolidated Financial Statements..................   F-8

OXFORD HEALTH PLANS (NJ) INC, AS PARTITIONED FOR SALE TO
  AMERIGROUP CORPORATION
Independent Auditors' Report................................  F-25
Statements of Revenues and Expenses of the Contracts
  Acquired for the six months ended June 30, 1998 and for
  the year ended December 31, 1997..........................  F-26
Notes to Statements of Revenues and Expenses of the
  Contracts Acquired........................................  F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AMERIGROUP Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMERIGROUP Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

March 1, 2001
Norfolk, Virginia

/s/ KPMG LLP

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 DECEMBER 31,                      PRO FORMA
                                                              -------------------    JUNE 30,      JUNE 30,
                                                                1999       2000        2001          2001
                                                              --------   --------   -----------   -----------
                                                                                                  (UNAUDITED)
                      ASSETS (NOTE 7)                                               (UNAUDITED)    (NOTE 14)
Current assets:
 Cash and cash equivalents..................................  $100,379   $132,662    $126,108
 Short-term investments (note 3)............................    65,839     56,663      79,084
 Premium receivables........................................     7,246     15,722      26,900
 Deferred income taxes (note 6).............................     4,943      4,575       5,004
 Prepaid expenses and other current assets..................     3,503      7,162       5,581
                                                              --------   --------    --------
       Total current assets.................................   181,910    216,784     242,677
Property and equipment, net (note 4)........................     6,909     10,064      14,337
Software, net of accumulated amortization of $812, $1,775
 and $3,409 at December 31, 1999 and 2000 and June 30, 2001,
 respectively...............................................     1,532      9,139       8,157
Goodwill, net of accumulated amortization of $2,048, $4,896
 and $5,385 at December 31, 1999 and 2000 and June 30, 2001,
 respectively (note 5)......................................    20,615     17,767      17,278
Investments on deposit for licensure (note 3)...............     8,992     12,864      18,581
Deferred income taxes and other long-term assets............     2,363      1,508       1,465
                                                              --------   --------    --------
                                                              $222,321   $268,126    $302,495
                                                              ========   ========    ========
LIABILITIES, REDEEMABLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Claims payable.............................................  $114,372   $150,462    $162,588
 Accounts payable...........................................     1,767      5,281       2,700
 Accrued expenses and other current liabilities.............    12,867     22,294      28,175
 Unearned revenue...........................................    27,960         --          --
 Current portion of long-term debt (note 7).................     1,833      2,000       2,000
                                                              --------   --------    --------
       Total current liabilities............................   158,799    180,037     195,463
Long-term debt (note 7).....................................     6,177      4,177       3,177
Deferred income taxes and other long-term liabilities.......     1,450        977       3,438
                                                              --------   --------    --------
       Total liabilities....................................   166,426    185,191     202,078
                                                              --------   --------    --------
Redeemable preferred stock (note 8):
   Series E mandatorily redeemable preferred stock, $0.01
     par value. Authorized 2,000,000 shares; issued and
     outstanding 2,000,000 shares historical and pro
     forma..................................................    10,330     11,874      12,646      $ 12,646
   Series A convertible preferred stock, $.01 par value.
     Authorized 8,000,000 shares; issued and outstanding
     8,000,000 shares historical and no shares pro forma....    14,194     15,464      16,099            --
   Series B convertible preferred stock, $.01 par value.
     Authorized 7,025,000 shares; issued and outstanding
     7,025,000 shares historical and no shares pro forma....    23,173     25,324      26,399            --
   Series C convertible preferred stock, $.01 par value.
     Authorized 6,480,000 shares; issued and outstanding
     6,480,000 shares historical and no shares pro forma....    23,209     25,528      26,688            --
                                                              --------   --------    --------      --------
       Total redeemable preferred stock.....................    70,906     78,190      81,832        12,646
                                                              --------   --------    --------      --------
Stockholders' equity (deficit) (notes 8, 9 and 13):
   Series D convertible preferred stock, $0.01 par value.
     Authorized 10,000,000 shares; issued and outstanding
     3,710,775 shares historical and no shares pro forma....        37         37          37            --
 Common stock, $.01 par value. Authorized 60,000,000 shares
   historical and 100,000,000 pro forma; issued and
   outstanding 640,632, 907,782 and 1,037,299 at December
   31, 1999, 2000, and June 30, 2001 historical,
   respectively, and 13,645,186 shares pro forma............        11         16          19           145
Additional paid-in capital..................................    18,185     20,263      20,397        89,494
Accumulated deficit.........................................   (33,244)   (14,436)       (913)         (913)
Deferred compensation (note 9)..............................        --     (1,135)       (955)         (955)
                                                              --------   --------    --------      --------
       Total stockholders' equity (deficit).................   (15,011)     4,745      18,585      $ 87,771
                                                                                                   ========
Commitments and contingencies (note 12)
                                                              --------   --------    --------
                                                              $222,321   $268,126    $302,495
                                                              ========   ========    ========

          See accompanying notes to consolidated financial statements.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                     YEARS ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                               ------------------------------------   -------------------------
                                                 1998        1999          2000          2000          2001
                                               --------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Revenues:
  Premium....................................  $186,790   $   392,296   $   646,408   $   305,132   $   394,830
  Investment income..........................     3,389         6,404        13,107         5,799         6,105
                                               --------   -----------   -----------   -----------   -----------
    Total revenues...........................   190,179       398,700       659,515       310,931       400,935
                                               --------   -----------   -----------   -----------   -----------
Expenses:
  Health benefits............................   155,877       334,192       523,566       244,100       314,395
  Selling, general and administrative........    29,166        52,846        85,114        40,497        52,210
  Depreciation and amortization..............     1,197         3,635         6,275         2,895         4,323
  Interest...................................       483           811           781           400           412
                                               --------   -----------   -----------   -----------   -----------
    Total expenses...........................   186,723       391,484       615,736       287,892       371,340
                                               --------   -----------   -----------   -----------   -----------
Income before income taxes...................     3,456         7,216        43,779        23,039        29,595
  Income tax benefit (expense) (note 6)......        --         4,100       (17,687)       (9,431)      (12,430)
                                               --------   -----------   -----------   -----------   -----------
Net income...................................     3,456        11,316        26,092        13,608        17,165
  Accretion of redeemable preferred stock
    dividends (note 8).......................    (6,126)       (7,284)       (7,284)       (3,642)       (3,642)
                                               --------   -----------   -----------   -----------   -----------
Net income (loss) attributable to common
  stockholders...............................  $ (2,670)  $     4,032   $    18,808   $     9,966   $    13,523
                                               ========   ===========   ===========   ===========   ===========
Net income (loss) per share (note 10):
  Basic net income (loss) per share..........  $  (5.07)  $      7.11   $     23.62   $     14.26   $     13.26
                                               ========   ===========   ===========   ===========   ===========
  Weighted average number of common shares
    outstanding..............................   526,651       567,146       796,409       698,849     1,020,071
                                               ========   ===========   ===========   ===========   ===========
  Diluted net income (loss) per share........  $  (5.07)  $      0.66   $      1.55   $      0.81   $      1.03
                                               ========   ===========   ===========   ===========   ===========
  Weighted average number of common shares
    and potential dilutive common shares
    outstanding..............................   526,651    14,695,324    15,818,175    15,806,316    15,893,421
                                               ========   ===========   ===========   ===========   ===========

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                  YEAR        SIX MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  2000           2001
                                                              ------------   ------------
                                                                      (UNAUDITED)
Pro forma net income per common share information (note 14):
  Net income attributable to common stockholders............  $    18,808    $    13,523
  Pro forma adjustment to eliminate Series A, B and C
     preferred dividends....................................        5,740          2,870
                                                              -----------    -----------
          Pro forma net income..............................  $    24,548    $    16,393
                                                              ===========    ===========
  Basic pro forma net income per share......................  $      1.83    $      1.20
                                                              ===========    ===========
  Pro forma weighted average number of common shares
     outstanding............................................   13,404,296     13,627,958
                                                              ===========    ===========
  Diluted pro forma net income per share....................  $      1.55    $      1.03
                                                              ===========    ===========
  Pro forma weighted average number of common shares and
     potential dilutive common shares outstanding...........   15,818,175     15,893,421
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                         SERIES D CONVERTIBLE
                                                       COMMON STOCK        PREFERRED STOCK      ADDITIONAL
                                                    ------------------   --------------------    PAID-IN     ACCUMULATED
                                                     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT
                                                    ---------   ------   ----------   -------   ----------   -----------
Balances at December 31,1997......................    520,974    $10            --      $--      $     6      $(34,606)
Warrants issued in conjunction with Series E
  mandatorily redeemable preferred stock (note
  8)..............................................         --     --            --       --          650            --
Common stock issued upon exercise of stock
  options.........................................      8,162     --            --       --            6            --
Accreted dividends on redeemable preferred
  stock...........................................         --     --            --       --           --        (6,126)
Net income........................................         --     --            --       --           --         3,456
                                                    ---------    ---     ---------      ---      -------      --------
Balances at December 31,1998......................    529,136     10            --       --          662       (37,276)
Warrants issued in conjunction with Series E
  mandatorily redeemable preferred stock (note
  8)..............................................         --     --            --       --          800            --
Common stock issued upon exercise of stock
  options.........................................    111,496      1            --       --           99            --
Series D convertible preferred stock issued in
  conjunction with acquisition (notes 5 and 8)....         --     --     3,710,775       37       16,624            --
Accreted dividends on redeemable preferred
  stock...........................................         --     --            --       --           --        (7,284)
Net income........................................         --     --            --       --           --        11,316
                                                    ---------    ---     ---------      ---      -------      --------
Balances at December 31,1999......................    640,632     11     3,710,775       37       18,185       (33,244)
Common stock issued upon exercise of stock
  options.........................................    267,150      5            --       --          245            --
Accreted dividends on redeemable preferred
  stock...........................................         --     --            --       --           --        (7,284)
Issuance of common stock options at below market
  value (note 9)..................................         --     --            --       --        1,833            --
Amortization of deferred compensation (note 9)....         --     --            --       --           --            --
Net income........................................         --     --            --       --           --        26,092
                                                    ---------    ---     ---------      ---      -------      --------
Balances at December 31, 2000.....................    907,782     16     3,710,775       37       20,263       (14,436)
Common stock issued upon exercise of stock options
  (unaudited).....................................    129,517      3            --       --          134            --
Accreted dividends on redeemable preferred stock
  (unaudited).....................................         --     --            --       --           --        (3,642)
Amortization of deferred compensation (unaudited)
  (note 9)........................................         --     --            --       --           --            --
Net income (unaudited)............................         --     --            --       --           --        17,165
                                                    ---------    ---     ---------      ---      -------      --------
Balances at June 30, 2001 (unaudited).............  1,037,299    $19     3,710,775      $37      $20,397      $   (913)
                                                    =========    ===     =========      ===      =======      ========


                                                                        TOTAL
                                                      DEFERRED      STOCKHOLDERS'
                                                    COMPENSATION   EQUITY (DEFICIT)
                                                    ------------   ----------------
Balances at December 31,1997......................    $    --          $(34,590)
Warrants issued in conjunction with Series E
  mandatorily redeemable preferred stock (note
  8)..............................................         --               650
Common stock issued upon exercise of stock
  options.........................................         --                 6
Accreted dividends on redeemable preferred
  stock...........................................         --            (6,126)
Net income........................................         --             3,456
                                                      -------          --------
Balances at December 31,1998......................         --           (36,604)
Warrants issued in conjunction with Series E
  mandatorily redeemable preferred stock (note
  8)..............................................         --               800
Common stock issued upon exercise of stock
  options.........................................         --               100
Series D convertible preferred stock issued in
  conjunction with acquisition (notes 5 and 8)....         --            16,661
Accreted dividends on redeemable preferred
  stock...........................................         --            (7,284)
Net income........................................         --            11,316
                                                      -------          --------
Balances at December 31,1999......................         --           (15,011)
Common stock issued upon exercise of stock
  options.........................................         --               250
Accreted dividends on redeemable preferred
  stock...........................................         --            (7,284)
Issuance of common stock options at below market
  value (note 9)..................................     (1,833)               --
Amortization of deferred compensation (note 9)....        698               698
Net income........................................         --            26,092
                                                      -------          --------
Balances at December 31, 2000.....................     (1,135)            4,745
Common stock issued upon exercise of stock options
  (unaudited).....................................         --               137
Accreted dividends on redeemable preferred stock
  (unaudited).....................................         --            (3,642)
Amortization of deferred compensation (unaudited)
  (note 9)........................................        180               180
Net income (unaudited)............................         --            17,165
                                                      -------          --------
Balances at June 30, 2001 (unaudited).............    $  (955)         $ 18,585
                                                      =======          ========

          See accompanying notes to consolidated financial statements.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------   -------------------
                                                               1998       1999        2000        2000       2001
                                                              -------   ---------   ---------   --------   --------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 3,456   $  11,316   $  26,092   $ 13,608   $ 17,165
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    1,197       3,635       6,275      2,895      4,323
    Deferred tax expense (benefit)..........................       --      (5,294)      1,204      1,686       (425)
    Amortization of deferred compensation...................       --          --         698        480        180
    Changes in assets and liabilities increasing
      (decreasing) cash flows from operations:
      Premium receivables...................................       --      (7,246)     (8,476)    (1,218)   (11,178)
      Prepaid expenses and other current assets.............   (1,924)       (953)     (3,659)    (5,001)     1,581
      Deferred income taxes and other assets................      (82)     (1,588)        415        (41)        13
      Claims payable........................................   33,748      59,978      36,090     20,672     12,126
      Accounts payable and accrued expenses and other
        current liabilities.................................    1,439       6,619      12,817     10,697      3,731
      Unearned revenue......................................     (184)     27,960     (27,960)   (27,960)        --
      Deferred income taxes and other long-term
        liabilities.........................................       --       1,450      (1,390)        --     (1,714)
                                                              -------   ---------   ---------   --------   --------
        Net cash provided by operating activities...........   37,650      95,877      42,106     15,818     25,802
                                                              -------   ---------   ---------   --------   --------
Cash flows from investing activities:
  Proceeds from redemption of held-to-maturity securities...    4,100      73,422     226,555     84,195     57,675
  Purchase of held-to-maturity investments..................   (5,355)   (138,008)   (217,379)  (127,669)   (80,096)
  Purchase of property and equipment........................   (2,462)     (4,647)     (5,098)    (2,267)    (2,161)
  Purchase of software......................................     (343)     (1,176)     (8,570)    (4,371)      (763)
  Proceeds from sale of investments on deposit for
    licensure...............................................      937       1,677       8,502      7,613     15,009
  Purchase of investments on deposit for licensure..........   (1,250)     (9,002)    (12,374)   (11,229)   (20,726)
  Purchase of contract rights and related assets............   (5,501)       (500)         --         --         --
                                                              -------   ---------   ---------   --------   --------
        Net cash used in investing activities...............   (9,874)    (78,234)     (8,364)   (53,728)   (31,062)
                                                              -------   ---------   ---------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of debt, net of issuance costs.....    9,884       8,137          --         --         --
  Change in bank overdrafts.................................    7,313      (5,900)        124      8,552       (431)
  Payment of debt...........................................       --     (10,333)     (1,833)      (833)    (1,000)
  Proceeds from exercise of common stock options............        5         100         250        103        137
  Proceeds from issuance of Series E mandatorily redeemable
    preferred stock and related warrants, net of issuance
    costs...................................................    4,850       5,000          --         --         --
                                                              -------   ---------   ---------   --------   --------
        Net cash provided by (used in) financing
          activities........................................   22,052      (2,996)     (1,459)     7,822     (1,294)
                                                              -------   ---------   ---------   --------   --------
Net increase (decrease) in cash and cash equivalents........   49,828      14,647      32,283    (30,088)    (6,554)
Cash and cash equivalents at beginning of period............   35,904      85,732     100,379    100,379    132,662
                                                              -------   ---------   ---------   --------   --------
Cash and cash equivalents at end of period..................  $85,732   $ 100,379   $ 132,662   $ 70,291   $126,108
                                                              =======   =========   =========   ========   ========

In 1999, AMERIGROUP Corporation issued 3,710,775 shares of Series D convertible preferred stock, valued at $16,661, to The Prudential Insurance Company of America (Prudential) in exchange for certain assets of Prudential's Medicaid line of business in the District of Columbia and the State of Maryland (note 5).

          See accompanying notes to consolidated financial statements.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1999 AND 2000
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

(1) CORPORATE ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  (a) Corporate Organization

     AMERIGROUP Corporation (the Company), a Delaware corporation, was organized to create a community-focused managed care company with an emphasis on providing healthcare services to people eligible to receive Medicaid and Children's Health Insurance Program benefits.

     During 1995, the Company incorporated wholly-owned subsidiaries in New Jersey, Illinois and Texas to develop, own and operate health maintenance organizations (HMOs) in those states. During 1996, the Company began enrolling Medicaid members in HMOs: AMERIGROUP New Jersey, Inc. (formerly known as AMERICAID New Jersey, Inc.), AMERIGROUP Illinois, Inc. (formerly AMERICAID Illinois, Inc.) and AMERIGROUP Texas, Inc. (formerly known as AMERICAID Texas, Inc.). During 1999, the Company incorporated a wholly-owned subsidiary in Delaware, AMERIGROUP Maryland, Inc., a Managed Care Organization, to develop, own and operate a managed care organization (MCO) in Maryland and an HMO in the District of Columbia. This subsidiary purchased certain contracts and related assets from The Prudential Insurance Company of America and the Prudential Health Care Plan, Inc. (Prudential) relating to its Medicaid lines of business in the State of Maryland and the District of Columbia during 1999 (note 5).

  (b) Principles of Consolidation

     The consolidated financial statements include the financial statements of AMERIGROUP Corporation and its four wholly-owned subsidiaries: AMERIGROUP New Jersey, Inc., AMERIGROUP Illinois, Inc., AMERIGROUP Texas, Inc. and AMERIGROUP Maryland, Inc., a Managed Care Organization. All significant intercompany balances and transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Cash Equivalents

     The Company considers all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. The Company has cash equivalents of $89,311 and $120,305 at December 31, 1999 and 2000, respectively, which consist of money market funds, U.S. Treasury securities, certificates of deposit, asset-backed securities and debt securities of government sponsored entities.

  (b) Short-Term Investments and Investments on Deposit for Licensure

     Short-term investments and investments on deposit for licensure at December 31, 1999 and 2000 consist of money market funds, U.S. Treasury securities, certificates of deposit, asset-backed securities and debt securities of government sponsored entities. The Company considers all investments with maturities greater than three months but less than twelve months to be short-term investments. The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 1999 and 2000, all of the Company's securities are classified as held-to-maturity.

     Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. A decline in the market value of any held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Dividend and interest income is recognized when earned.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Property and equipment held under leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

Leasehold improvements................................  length of lease
Furniture and fixtures................................        5-7 years
Equipment.............................................        3-5 years

  (d) Software

     Software is stated at cost and in accordance with Statement of Position 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use. Software is amortized over its estimated useful life of three years, using the straight-line method.

  (e) Goodwill

     Goodwill, which represents the excess of aggregate purchase price over the estimated fair value of net assets acquired, is amortized on a straight-line basis over 18 months to 20 years, the expected periods to be benefited. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. No impairment of goodwill was recorded in 1998, 1999 or 2000.

  (f) Other Assets

     Other assets include deposits, restricted cash (see note 3) and debt issuance costs which are being amortized over the term of the outstanding debt.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Stock-Based Compensation

     As permitted under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), and related interpretations. Accordingly, compensation cost for

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

  (i) Premium Revenue

     The Company records premium revenue based on membership and premium information from each state. Premiums are due monthly and are recognized as revenue during the period in which the Company is obligated to provide service to members. Unearned revenue at December 31, 1999 consists of premiums paid in advance by the States of Maryland and Texas.

  (j) Experience Rebate Payable

     Experience rebate payable, included in accrued expenses and other current liabilities, consists of estimates of amounts due under contracts with a state government. These amounts are computed based on a percentage of the contract profits, as defined, of each contract with the state. The profitability computation includes premium revenue received from the state less actual medical and administrative costs incurred and paid and less estimated unpaid claims payable for the applicable membership. The unpaid claims payable estimates are based on historical payment patterns using actuarial techniques. A final settlement is made 334 days after the contract period ends using paid claims data. Any adjustment made to the experience rebate payable as a result of final settlement is included in current operations.

  (k) Claims Payable

     Accrued medical expenses for inpatient, outpatient surgery, emergency room, specialist, pharmacy and ancillary medical claims include amounts billed and not paid and an estimate of cost incurred for unbilled services provided. These liabilities are principally based on historical payment patterns using actuarial techniques. In addition, claims processing costs are accrued based on an estimate of the costs necessary to process unpaid claims. Claims payable are reviewed and adjusted periodically and, as adjustments are made, differences are included in current operations. Claims payable also includes estimates of amounts due to or from contracted providers under risk-sharing arrangements. The arrangements are based upon quality measures as well as medical results. Estimates relating to risk-sharing arrangements are calculated as a percentage, typically 25% to 50%, of the differences between actual results and specified targets of medical expense as well as a sharing of profits in excess of the targeted medical and administrative expenses, typically 7% to 10% of total premiums covered under the contract.

  (l) Stop-loss Coverage

     Stop-loss premiums, net of recoveries, are included in health benefits expense in the accompanying Consolidated Statements of Operations.

  (m) Impairment of Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets, determined based upon discounted future cash flows or if available, other readily determinable evidence of fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets was recorded in 1998, 1999 or 2000.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

  (n) Net Income (Loss) Per Share

     Basic net income (loss) per share has been computed by dividing net income
(loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per share reflects the potential dilution that could occur assuming the inclusion of dilutive potential common shares and has been computed by dividing net income attributable to common stockholders by the weighted average number of common shares and dilutive potential common shares outstanding. Dilutive potential common shares include all outstanding stock options and warrants after applying the treasury stock method and convertible redeemable preferred stock to the extent it is dilutive.

     On June 30, 2000, the Company's Board of Directors and the Company's stockholders approved a one-for-two reverse stock split of the Company's common stock contingent upon the successful completion of an initial public offering of the Company's common stock (note 13). All agreements concerning stock options and warrants to purchase common stock provide for adjustments in the number of options or warrants and the related exercise price in the event of the declaration of a reverse stock split. All references to number of shares, except shares authorized, to common stock per share information, except par value per share and to stock options and warrants to purchase common stock in the consolidated financial statements have been restated to reflect the stock split on a retroactive basis.

  (o) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (p) Risks and Uncertainties

     The Company's profitability depends in large part on accurately predicting and effectively managing health benefits expense. The Company continually reviews its premium and benefit structure to reflect its underlying claims experience and revised actuarial data; however, several factors could adversely affect the health benefits expense. Certain of these factors, which include changes in health care practices, inflation, new technologies, major epidemics, natural disasters and malpractice litigation, are beyond any health plan's control and could adversely affect the Company's ability to accurately predict and effectively control health care costs. Costs in excess of those anticipated could have a material adverse effect on the Company's results of operations.

  (q) Recent Accounting Pronouncements

     In July 2001, Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141), was issued which requires that the purchase method of accounting be used for all business combinations completed after June 30, 2001. The Company has adopted SFAS No. 141.

     In July 2001, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), was issued which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested annually for impairment. The Company will adopt SFAS No. 142 effective January 1, 2002 and management has not yet determined its effect on the Company's financial statements. As of June 30, 2001, the Company had unamortized goodwill in the amount of $17,278 (unaudited), which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense was $2,848 in 2000.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

(3) RESTRICTED CASH, SHORT-TERM INVESTMENTS AND INVESTMENTS ON DEPOSIT FOR LICENSURE

     As a condition of the Company's Loan and Security Agreement (note 7), the Company is required to maintain cash in an account maintained with the lender equal to at least 25% of the total debt outstanding under the agreement. The restricted cash on deposit is subject to a lien in favor of the lender. At December 31, 1999 and 2000, respectively, the Company maintained $2,100 and $1,553 in an account with the lender's Agent. Of this amount, $556 and $509 was included in other current assets and $1,544 and $1,044 was included in other long-term assets in the accompanying 1999 and 2000 Consolidated Balance Sheets, respectively. The short-term and long-term portions are determined based on the related debt balances to which the restriction is related.

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for held-to-maturity short-term investments are as follows at December 31, 1999 and 2000:

                                                          GROSS         GROSS
                                                        UNREALIZED    UNREALIZED
                                           AMORTIZED     HOLDING       HOLDING
                                             COST         GAINS         LOSSES      FAIR VALUE
                                           ---------    ----------    ----------    ----------
1999:
  Money market funds.....................   $21,101        $33           $--         $21,134
  U.S. Treasury securities...............     1,140         --            --           1,140
  Certificate of deposit.................        99         --             4              95
  Debt securities of government sponsored
     entities............................    43,499         --             4          43,495
                                            -------        ---           ---         -------
     Total...............................   $65,839        $33           $ 8         $65,864
                                            =======        ===           ===         =======
2000:
  Money market funds.....................   $ 4,434        $--           $23         $ 4,411
  U.S. Treasury securities...............       290          2            --             292
  Asset-backed securities................     4,700         --            18           4,682
  Debt securities of government sponsored
     entities............................    47,239         --            18          47,221
                                            -------        ---           ---         -------
     Total...............................   $56,663        $ 2           $59         $56,606
                                            =======        ===           ===         =======

     As a condition for licensure by various state governments to operate HMOs or MCOs, the Company is required to maintain certain funds on deposit with or under the control of the various departments of

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
insurance. Accordingly, at December 31, 1999 and 2000, the amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for these held-to-maturity securities are summarized as follows:

                                                          GROSS         GROSS
                                                        UNREALIZED    UNREALIZED
                                           AMORTIZED     HOLDING       HOLDING
                                             COST         GAINS         LOSSES      FAIR VALUE
                                           ---------    ----------    ----------    ----------
1999:
  U.S. Treasury securities, matures
     within one year.....................   $ 3,823        $--           $26         $ 3,797
  Federal Home Loan Bank discount notes,
     mature within one year..............     4,477         88            --           4,565
  Escrow account.........................       692         --            --             692
                                            -------        ---           ---         -------
     Total...............................   $ 8,992        $88           $26         $ 9,054
                                            =======        ===           ===         =======
2000:
  U.S. Treasury securities, matures
     within one year.....................   $ 7,954        $10           $--         $ 7,964
  Federal Home Loan Bank discount notes,
     mature within one year..............     4,218         --             1           4,217
  Escrow account.........................       692         --            --             692
                                            -------        ---           ---         -------
     Total...............................   $12,864        $10           $ 1         $12,873
                                            =======        ===           ===         =======

     The state governments in which the Company operates require the Company to maintain investments on deposit in specific dollar amounts based on either formulas or set amounts as determined by state regulations. The Company purchases interest-based investments with a fair value equal to or greater than the required dollar amount. The interest that accrues on these investments is not restricted and is available for withdrawal by the Company.

(4) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net at December 31, 1999 and 2000 is summarized as follows:

                                                               1999       2000
                                                              -------    -------
Leasehold improvements......................................  $ 1,501    $ 3,224
Furniture and fixtures......................................    2,354      3,779
Equipment...................................................    5,997      8,381
                                                              -------    -------
                                                                9,852     15,384
Less accumulated depreciation and amortization..............   (2,943)    (5,320)
                                                              -------    -------
                                                              $ 6,909    $10,064
                                                              =======    =======

(5) CONTRACTS PURCHASED

  (a) Prudential

     Effective June 1, 1999, the Company purchased certain assets and provider contracts of Prudential's Medicaid line of business in Maryland. Additionally, effective August 1, 1999, the Company purchased certain assets and provider contracts of Prudential's Medicaid line of business in the District of Columbia. The assets purchased consist of Prudential's rights to provide managed care services to its Maryland and District of Columbia HMO members and the assignment of Prudential's contracts with healthcare providers. The Company utilized the purchase method of accounting. For consideration of these assets received, the Company issued 3,710,775 shares of Series D two-to-one (giving effect to the reverse stock split -- note 13a)

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
convertible preferred stock at a fair value of $16,661. The Company recorded goodwill of $17,161 based on the fair value of the assets received and the transaction costs of $500 related to the acquisition. Prudential's provider contracts were assigned to the Company for approximately one year, during which time the Company actively recontracted with the providers. Although acquiring the Prudential provider contracts was necessary to meet certain Maryland and District of Columbia network requirements, the Company kept the Prudential provider contracts for a limited period, therefore, no value was assigned to the acquired provider contracts. The goodwill is amortized on a straight-line basis over 20 years, except for $3,021 of goodwill related to a component of the Medicaid line of business in Maryland which is amortized over 18 months. This component relates to members served by a major provider under a renewable contract with an initial term of 18 months. The contract was extended and expires December 31, 2001.

  (b) Oxford

     Effective July 1, 1998, the Company purchased certain assets and assumed certain provider contracts of Oxford New Jersey's (Oxford's) Medicaid line of business. The assets purchased consisted of Oxford's rights to provide managed care services to its Medicaid members and assignment of its contracts with healthcare providers. The Company utilized the purchase method of accounting. The Company paid $5,501 in cash including transaction costs, resulting in goodwill of the same amount. Oxford's provider contracts were assigned to the Company for a maximum of one year, during which time the Company actively recontracted with the providers. The Company already operated as an HMO in New Jersey, and in some cases its existing provider contracts had rates more favorable to the Company than those of Oxford. Although acquiring the Oxford provider contracts was necessary to meet certain state network requirements, the Company kept the Oxford provider contracts in place for a maximum of one year, and therefore no value was assigned to the acquired provider contracts. The goodwill is amortized on a straight-line basis over 20 years, the expected period to be benefited.

  (c) Pro Forma Results of Operations

     The following unaudited pro forma summary information presents the consolidated income statement information as if both of the aforementioned transactions had been consummated on January 1, 1998, and do not purport to be indicative of what would have occurred had the acquisitions been made at that date or of the results which may occur in the future. Full year results for both of the aforementioned transactions are included in the accompanying 2000 Consolidated Statement of Operations.

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Premium revenue.............................................   $435,764      $479,545
                                                               ========      ========
Net income (loss)...........................................   $ (2,907)     $  7,008
                                                               ========      ========
Diluted net income (loss) per share.........................   $ (17.16)     $   0.36
                                                               ========      ========

     The unaudited pro forma summary information reflects adjustments made to the Company's historical statements by including the applicable results of operations of Prudential's Medicaid lines of business in Maryland and the District of Columbia and of Oxford's Medicaid line of business in New Jersey prior to their respective acquisitions.

     Amortization of goodwill associated with these acquisitions that has been included in the determination of pro forma net income (loss) and diluted net income (loss) per share for each of the years ended December 31, 1998 and 1999 was $2,991. In accordance with SFAS No. 142, goodwill will no longer be amortized effective January 1, 2002.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

(6) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001 (unaudited) consists of the following:

                                                          CURRENT BENEFIT
                                                                 OF
                                                         NET OPERATING LOSS
                                               CURRENT     CARRYFORWARDS      DEFERRED    TOTAL
                                               -------   ------------------   --------   -------
Year ended December 31, 1998:
  U.S. federal...............................  $ 1,043        $(1,043)        $    --    $    --
  State and local............................      161           (161)             --         --
                                               -------        -------         -------    -------
                                               $ 1,204        $(1,204)        $    --    $    --
                                               =======        =======         =======    =======
Year ended December 31, 1999:
  U.S. federal...............................  $ 5,972        $(4,939)        $(4,584)   $(3,551)
  State and local............................      925           (764)           (710)      (549)
                                               -------        -------         -------    -------
                                               $ 6,897        $(5,703)        $(5,294)   $(4,100)
                                               =======        =======         =======    =======
Year ended December 31, 2000:
  U.S. federal...............................  $13,843        $    --         $ 1,012    $14,855
  State and local............................    2,640             --             192      2,832
                                               -------        -------         -------    -------
                                               $16,483        $    --         $ 1,204    $17,687
                                               =======        =======         =======    =======
Six months ended June 30, 2001 (unaudited):
  U.S. federal...............................  $11,155        $    --         $  (369)   $10,786
  State and local............................    1,700             --             (56)     1,644
                                               -------        -------         -------    -------
                                               $12,855        $    --         $  (425)   $12,430
                                               =======        =======         =======    =======

     There was no income tax expense or benefit for the year ended December 31, 1998. Income tax expense (benefit) was ($4,100) and $17,687 for the years ended December 31, 1999 and 2000, respectively and $12,430 for the six months ended June 30, 2001 (unaudited). These amounts differed from the amounts computed by applying the U.S. federal income tax rate to income before income taxes as a result of the following:

                                                                                SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,        ENDED
                                                 --------------------------      JUNE 30,
                                                  1998     1999      2000          2001
                                                 ------   -------   -------   --------------
                                                                               (UNAUDITED)
U.S. federal income tax rate...................      34%       34%       35%          35%
Computed "expected" tax expense................  $1,175   $ 2,453   $15,323      $10,358
Increase (reduction) in income taxes resulting
  from:
  Change in the beginning of the year balance
     of the valuation allowance for deferred
     tax assets allocated to federal income tax
     expense...................................  (1,228)   (6,764)       --           --
  State and local income taxes, net of federal
     income tax effect.........................      --      (362)    1,841        1,069
  Effect of nondeductible expenses and other,
     net.......................................      53       573       523        1,003
                                                 ------   -------   -------      -------
          Total income tax expense (benefit)...  $   --   $(4,100)  $17,687      $12,430
                                                 ======   =======   =======      =======

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 2000 and June 30, 2001 are presented below:

                                                               DECEMBER 31,
                                                             -----------------     JUNE 30,
                                                              1999      2000         2001
                                                             ------    -------    -----------
                                                                                  (UNAUDITED)
Deferred tax assets:
  Estimated claims incurred but not reported, deductible as
    paid for tax purposes..................................  $1,284    $ 2,365      $ 1,878
  Vacation and bonus accruals, deductible as paid for tax
    purposes...............................................     453        513          637
  Contractual allowances, deductible as written off for tax
    purposes...............................................     551        298          683
  Other accruals, deductible as paid for tax purposes......   1,110      1,457        1,863
  Goodwill, due to timing differences in book and tax
    amortization...........................................     280        846          726
  Organizational costs, due to timing differences in book
    and tax amortization...................................     249         --           --
  Unearned revenue, included in income as received for tax
    purposes...............................................   2,086         --           --
                                                             ------    -------      -------
    Total deferred tax assets..............................   6,013      5,479        5,787
Deferred tax liabilities:
  Property and equipment, due to timing differences in book
    and tax depreciation...................................    (345)      (924)        (982)
  Other....................................................    (374)      (465)        (290)
                                                             ------    -------      -------
    Total deferred tax liabilities.........................    (719)    (1,389)      (1,272)
                                                             ------    -------      -------
    Net deferred tax assets and liabilities................  $5,294    $ 4,090      $ 4,515
                                                             ======    =======      =======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. As of December 31, 1998, due to historic losses and the uncertainty of future income, the Company had recorded a valuation allowance to defer recognition of the income tax benefit until it was deemed more likely than not the benefit would be realized. During 1999, the Company removed the valuation allowance as it considered that the benefits of the deferred tax assets would more than likely be realized. The changes in the valuation allowance for deferred tax assets during 1998 and 1999, respectively, were decreases of $1,342 and $7,368 and were reflected as decreases to deferred income tax expense.

     Income taxes payable were $287 at December 31, 1999 and were included in accrued expenses. Prepaid income taxes were $3,171 at December 31, 2000. Income taxes payable were $1,695 at June 30, 2001 (unaudited) and were included in accrued expenses.

     Cash paid for income taxes for the years ended December 31, 1998, 1999, and 2000, were $157, $751, and $19,941, respectively. Cash paid for income taxes for the six months ended June 30, 2000 and 2001 (unaudited) were $7,275 and $7,989, respectively.

(7) LONG-TERM DEBT

     During 1998, the Company entered into a Loan and Security Agreement with a bank to obtain debt financing of $10,000. At December 31, 1998, a total of $10,000 was outstanding, of which $1,833 was current. As part of the Loan and Security Agreement, the Company issued warrants at fair value to the bank to purchase 25,000 shares of common stock. The exercise price of the warrants was equal to the fair value of the common stock on the date of grant. Because the fair value of the warrants was immaterial, no original issue discount was recorded. These warrants are currently exercisable at a price per share of $3.00 and expire May 15, 2003. During 1999, the Company repaid this long-term debt financing in its entirety.

     Concurrent with the repayment of the original long-term debt during 1999, the Company entered into a second Loan and Security Agreement with two banks to obtain debt financing of $16,500, consisting of a

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
term loan of $9,000 and a revolver commitment of $7,500. The term loan and revolver are secured by the assets of AMERIGROUP Corporation and by the common stock of its wholly-owned subsidiaries. The principal on the term loan bears interest at a rate equal to the prime rate plus 0.75%, which was 10.25% at December 31, 2000. Interest on the term loan is payable monthly on the first day of the month. Principal of $167 is paid on the term loan each month beginning December 1, 1999 through April 1, 2003. The remaining principal balance is due April 30, 2003.

     Debt maturities are as follows:

2001........................................................  $2,000
2002........................................................   2,000
2003........................................................   2,177
                                                              ------
                                                              $6,177
                                                              ======

     At December 31, 2000, no amounts were outstanding under the revolver commitment. The revolver commitment bears interest at a rate equal to the Prime Rate plus 0.75%, which was 10.25% at December 31, 2000. The Company also pays a rate of 0.5% as a commitment fee on the unused portion of the revolver commitment. Interest on the revolver commitment is payable monthly on the first day of the month. Any principal balance on the revolver loan is due April 30, 2003.

     Cash paid for interest expense for the years ended December 31, 1998, 1999 and 2000, was $417, $878 and $722, respectively. Cash paid for interest expense for the six months ended June 30, 2000 and 2001 (unaudited) were $334 and $433, respectively.

     Pursuant to the Loan and Security Agreement, the Company must meet certain financial covenants. At December 31, 2000, the Company is in compliance with such covenants. These financial covenants include meeting certain financial ratios, a limit on annual capital expenditures, a minimum net worth requirement and a restricted cash requirement.

(8) REDEEMABLE PREFERRED STOCK

     Redeemable preferred stock is summarized as follows:

                                             SERIES E              SERIES A              SERIES B              SERIES C
                                        -------------------   -------------------   -------------------   -------------------
                                         SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                        ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1997...................         --   $   --    8,000,000   $11,654   7,025,000   $18,871   6,480,000   $18,571
Issuance of Series E mandatorily
  redeemable preferred stock..........  1,000,000    4,200           --       --           --       --           --        --
Accreted dividends....................         --      386           --    1,270           --    2,151           --     2,319
                                        ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1998...................  1,000,000    4,586    8,000,000   12,924    7,025,000   21,022    6,480,000    20,890
Issuance of Series E mandatorily
  redeemable preferred stock..........  1,000,000    4,200           --       --           --       --           --        --
Accreted dividends....................         --    1,544           --    1,270           --    2,151           --     2,319
                                        ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 1999...................  2,000,000   10,330    8,000,000   14,194    7,025,000   23,173    6,480,000    23,209
Accreted dividends....................         --    1,544           --    1,270           --    2,151           --     2,319
                                        ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  December 31, 2000...................  2,000,000   11,874    8,000,000   15,464    7,025,000   25,324    6,480,000    25,528
Accreted dividends (unaudited)........         --      772           --      635           --    1,075           --     1,160
                                        ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balances at
  June 30, 2001 (unaudited)...........  2,000,000   $12,646   8,000,000   $16,099   7,025,000   $26,399   6,480,000   $26,688
                                        =========   =======   =========   =======   =========   =======   =========   =======

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

  Series E

     During July 1998, the Company issued 1,000,000 units of its Series E Mandatorily Redeemable Preferred Stock and Warrants (Series E) at a price of $5.00 per unit (the first tranche). During January 1999, the Company issued an additional 1,000,000 units of the Series E at a price of $5.00 per unit (the second tranche). Each unit includes a share of Series E preferred stock and an unattached warrant to purchase 0.5625 shares of common stock at a price of $0.02 per share. Of the gross proceeds of $5.00, $0.80 has been allocated to the warrants issued based on fair value. The fair value of the warrants sold was determined by the Company's Board of Directors and was consistent with the exercise price of the stock options of the Company at the time of issuance. The warrants are exercisable at any time and expire on July 28, 2005 for the first tranche and January 28, 2006 for the second tranche. The remaining amount of $4.20 is attributable to Series E stock. The redeemable preferred stock is recorded at its original fair value of $4.20 per share, plus accreted dividends. In accordance with the terms of the Series E mandatorily redeemable preferred stock, dividends per share accrue as follows:

                                                   FIRST TRANCHE    SECOND TRANCHE
                                                   -------------    --------------
September 30, 1998...............................      $2.05            $  --
December 31, 1998................................         --               --
March 31, 1999...................................         --             2.05
June 30, 1999....................................         --               --
September 30, 1999...............................         --               --
December 31, 1999................................         --               --
March 31, 2000...................................         --               --
June 30, 2000....................................         --               --
September 30, 2000...............................         --               --
December 31, 2000................................       0.10               --
March 31, 2001...................................       0.15               --
June 30, 2001....................................       0.16             0.10
September 30, 2001...............................       0.16             0.15
December 31, 2001................................       0.16             0.16
March 31, 2002...................................       0.17             0.16
June 30, 2002....................................       0.17             0.16
September 30, 2002...............................       0.18             0.17
December 31, 2002................................       0.18             0.17
March 31, 2003...................................       0.19             0.18
June 30, 2003....................................       0.19             0.18
September 30, 2003...............................         --             0.19
December 31, 2003................................         --             0.19

     The total of these dividends is charged to retained earnings on the interest method over the five-year period each tranche is outstanding.

     The Series E stock is mandatorily redeemable upon the sale of the Company, an initial public offering, at the option of the Company or at July 28, 2003 for the first tranche and January 28, 2004 for the second tranche. If not redeemed prior to the mandatory redemption dates, the mandatory redemption requirements for Series E stock are $8,060 for each of the years ended December 31, 2003 and 2004.

     The Series E cumulative dividends are payable upon redemption, liquidation, dissolution or winding up of the Company. The Series E redemption value has liquidation preference over common stock and all other series of preferred stock. Series E stockholders have the right to vote with holders of Series A, B, C and D

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
preferred stock and the holders of the common stock on all matters coming before the Company's stockholders and is entitled to cast a number of votes as if each share of Series E were 0.5625 shares of common stock.

     The holders of the majority of the Series E shares, voting as a separate class, shall be necessary to alter the specific terms, rights and privileges of the Series E preferred stock.

  Series A, B and C

     The Series A, B and C preferred stock are convertible to common shares on a two-for-one basis (giving effect to the reverse stock split - note 13a), at the option of the preferred stockholder and have one common share equivalent voting right for every two shares held. The Series A, B and C preferred stock carry a noncumulative 10% dividend payable upon approval by the Board of Directors. These dividends, if declared but not paid, have liquidation preferences over common stock with Series C dividends having preference over Series A and B dividends. Series A, B, C and E have liquidation preferences over Series D. Series D has liquidation preferences over common stock.

     Also, beginning December 23, 2003, the Series A, B and C preferred stockholders have the right to redeem each year a portion of their preferred stock plus an amount per share equal to the original issue price plus an amount equal to 10% of the original issue price compounded annually from the date of the original sale to redemption. The preferred stock is fully redeemable by December 23, 2005. The Company accretes dividends on Series A, B and C using the interest method and adds the accrued dividends to the applicable redeemable preferred stock issue balance.

     The holders of a majority of the Series C shares, voting as a separate class, shall be necessary to alter the specific terms, rights and privileges of the Series C preferred stock.

     The holders of a majority of Series A, B, C and E shares, voting together as a separate class, are necessary to approve any amendment to the Certificate of Incorporation or bylaws that adversely affects or limits any of their rights.

(9) STOCK OPTION PLAN

     In 1994, the Company established the 1994 Stock Plan (1994 Plan), which provides for the granting of either incentive stock options or nonqualified options to purchase shares of the Company's common stock by employees, directors and consultants of the Company for up to 2,099,500 shares of common stock as of December 31, 1999. On February 9, 2000, the Company increased the number of options available for grant to 2,249,500.

     In July 2000, the Company adopted the 2000 Equity Incentive Plan (2000
Plan), which provides for the granting of either stock options, restricted stock, phantom stock and stock bonuses to employees, directors and consultants. The Company has reserved for issuance a maximum of 2,064,000 shares of common stock under the 2000 Plan. In addition, shares remaining available for issuance under the 1994 Plan will be available for issuance under the 2000 Plan, resulting in a total of 4,313,500 shares available for grant under the 2000 Plan. Under both plans, an option's maximum term is ten years. Twenty percent of the options vest upon grant date or at an employee's hiring anniversary date, whichever is later, and five percent at the end of each three-month period thereafter.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

     A summary of both stock plans at December 31, 1998, 1999, and 2000 and the changes during the years then ended follows:

                                             1998                    1999                    2000
                                     ---------------------   ---------------------   ---------------------
                                                 WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                  AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                      SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                     ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year...  1,305,842     $0.84     1,382,253     $0.88     1,567,543    $ 1.53
Granted............................    271,250      1.40       389,595      3.65       563,407     11.56
Exercised..........................      8,162      0.72       111,496      0.89       267,150      0.94
Forfeited..........................    186,677      1.34        92,809      1.53        87,771      5.44
                                     ---------               ---------               ---------
Outstanding at end of year.........  1,382,253     $0.88     1,567,543     $1.53     1,776,029    $ 4.61
                                     =========     =====     =========     =====     =========    ======

     The following table summarizes information related to the stock options outstanding at December 31, 2000:

                                                                                   WEIGHTED-
                                                                                    AVERAGE
                                                                                   REMAINING
                                                      OPTIONS        OPTIONS      CONTRACTUAL
EXERCISE PRICE                                      OUTSTANDING    EXERCISABLE    LIFE (YEARS)
--------------                                      -----------    -----------    ------------
$0.20.............................................     103,375        103,375         4.10
$0.40.............................................     377,385        369,210         4.86
$1.40.............................................     442,502        248,984         6.77
$3.00.............................................     284,503        126,032         7.63
$8.60.............................................     302,264         95,750         9.05
$11.70............................................       4,000             --         9.36
$12.00............................................      14,000             --         9.83
$15.00............................................     248,000         62,500         9.51
                                                     ---------      ---------
                                                     1,776,029      1,005,851         7.15
                                                     =========      =========         ====

     At December 31, 2000, the number of options exercisable was 1,005,851 and the weighted-average exercise price of those options was $2.64.

     On February 15, 2001, the Company granted an additional 347,439 options at an exercise price of $15.00.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock plans. Accordingly, compensation cost related to stock options issued to employees would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. During 2000, the Company recorded deferred charges of $1,833, representing the difference between the exercise price and the deemed fair value of the Company's common stock for the options granted in 2000. The deferred compensation will be amortized to expense over the period the options vest, generally four to five years. The Company recognized $698 in non-cash compensation expense related to the amortization of deferred compensation during 2000. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income would have been decreased to $3,400, $11,219 and $25,745 in 1998, 1999 and 2000, respectively. Diluted net income
(loss) per share would have been $(5.18), $0.66 and $1.54 in 1998, 1999 and 2000, respectively.

     The fair value of each option grant is estimated on the date of grant using an option pricing model with the following assumptions: no dividend yield and no expected volatility for all years, risk-free interest rate of

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

6.7%, 6.7% and 5.1% and expected life of seven, seven and three and one-half years for 1998, 1999 and 2000, respectively.

(10) EARNINGS PER SHARE

     The following table sets forth the calculation of basic and diluted net income (loss) per share:

                                                                                                           SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                      JUNE 30,
                                                         ----------------------------------------     ---------------------------
                                                           1998          1999            2000            2000            2001
                                                         --------     -----------     -----------     -----------     -----------
                                                                                                              (UNAUDITED)
Basic net income (loss) per share:
  Net income (loss) attributable to common
    stockholders.......................................  $ (2,670)    $     4,032     $    18,808     $     9,966     $    13,523
                                                         ========     ===========     ===========     ===========     ===========
  Weighted average number of common shares
    outstanding........................................   526,651         567,146         796,409         698,849       1,020,071
    Basic net income (loss) per share..................  $  (5.07)    $      7.11     $     23.62     $     14.26     $     13.26
                                                         ========     ===========     ===========     ===========     ===========
Diluted net income (loss) per share:
  Net income (loss) attributable to common
    stockholders.......................................  $ (2,670)    $     4,032     $    18,808     $     9,966     $    13,523
  Plus: Accretion of convertible preferred stock
    dividends assuming conversion......................        --           5,740           5,740           2,870           2,870
                                                         --------     -----------     -----------     -----------     -----------
  Diluted net income (loss) attributable to common
    stockholders.......................................  $ (2,670)    $     9,772     $    24,548     $    12,836     $    16,393
                                                         ========     ===========     ===========     ===========     ===========
  Weighted average number of common shares
    outstanding........................................   526,651         567,146         796,409         698,849       1,020,071
  Dilutive effect of stock options and warrants (as
    determined by applying the treasury stock method)
    and convertible preferred stock....................        --      14,128,178      15,021,766      15,107,467      14,873,350
                                                         --------     -----------     -----------     -----------     -----------
  Weighted average number of common shares and
    potential dilutive common shares outstanding.......   526,651      14,695,324      15,818,175      15,806,316      15,893,421
                                                         ========     ===========     ===========     ===========     ===========
    Diluted net income (loss) per share................  $  (5.07)    $      0.66     $      1.55     $      0.81     $      1.03
                                                         ========     ===========     ===========     ===========     ===========

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents, short-term investments, premium receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities and claims payable: The carrying amounts approximate fair value because of the short maturity of these items.

     Long-term debt: The carrying amounts approximate fair value since the interest rate on long-term debt varies with the prime rate.

(12) COMMITMENTS

  (a) Minimum Reserve Requirements

     Regulations governing the Company's managed care operations in New Jersey, Texas, Illinois, Maryland and the District of Columbia require the applicable subsidiary to meet certain minimum net worth requirements. Each subsidiary was in compliance with their requirements at December 31, 2000.

  (b) Stop-loss Coverage

     Each of the Company's subsidiaries carries stop-loss coverage for hospital medical expense through an independent carrier. The policies limit stop-loss coverage to certain maximum lifetime indemnity amounts per

                    AMERIGROUP CORPORATION AND SUBSIDIARIES
insured member, subject to certain deductibles and certain loss percentages. This stop-loss coverage does not relieve any of the Company's subsidiaries of their primary obligation to the plan members.

  (c) General Liability and Malpractice

     The Company maintains a general liability policy through an independent carrier subject to annual coverage limits and a separate claims-incurred umbrella policy through an independent carrier subject to annual coverage limits for amounts exceeding the general liability limits.

     Additionally, the Company maintains professional liability coverage for certain claims which is provided by an independent carrier and is subject to annual coverage limits. Professional liability policies are on a claims-made basis and must be renewed or replaced with equivalent insurance if claims incurred during its term, but asserted after its expiration, are to be insured.

  (d) Operating Lease Agreements

     The Company leases office space and certain office equipment under operating leases which expire at various dates through 2005. Future minimum payments by year and in the aggregate under all noncancelable operating leases consist of the following approximate amounts at December 31, 2000:

                                                                OPERATING
                                                                 LEASES
                                                                ---------
2001........................................................     $2,637
2002........................................................      2,237
2003........................................................      1,857
2004........................................................        996
2005........................................................         56
                                                                 ------
                                                                 $7,783
                                                                 ======

     Total rent expense for all office space and office equipment under noncancelable operating leases was approximately $1,130, $1,900 and $2,077 in 1998, 1999 and 2000, respectively, and is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

  (e) Deferred Compensation Savings Plan

     The Company's employees have the option to participate in a deferred compensation plan sponsored by the Company. All full-time and most part-time employees of AMERIGROUP Corporation and subsidiaries may elect to participate in this plan. This plan is exempt from income taxes under Section 401(k) of the Internal Revenue Code. Participants may contribute a certain percentage of their compensation subject to maximum federal and plan limits. The Company may elect to match a certain percentage of each employee's contributions up to specified limits. There were no matching contributions made for the years ended December 31, 1998 and 1999. For the year ended December 31, 2000, the matching contribution under the plan in total was $135.

(13) STOCKHOLDERS' EQUITY

  (a) Authorization for Initial Public Offering and Reverse Stock Split

     On May 10, 2000, the Board of Directors authorized the Company to file a Registration Statement with the U.S. Securities and Exchange Commission for an initial public offering of its common stock. Additionally, on June 30, 2000, the Board of Directors and the Company's stockholders approved a one-for-two reverse stock split of the Company's common stock contingent upon the successful completion of an initial public offering. The Company intends to file the necessary documents with the State of Delaware. The

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

Board of Directors also approved amendments to the Company's Articles of Incorporation increasing the authorized number of shares of common stock to 100,000,000 and authorizing 10,000,000 shares of preferred stock to be issued contingent upon the successful completion of an initial public offering. The Board of Directors also authorized the Company to exercise its right to accelerate the exercise date of the warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders to immediately prior to the closing of the planned initial public offering.

  (b) Series D Convertible Preferred Stock

     During 1999, the Company issued 3,710,775 shares of Series D convertible preferred stock as consideration for purchasing the contracts and certain other assets of Prudential's Medicaid line of business in the state of Maryland and the District of Columbia (note 5). The Series D preferred stock is convertible to common shares on a two-for-one basis, subject to adjustment for stock splits, at the option of the preferred stockholder and has one common share equivalent voting right for every two shares held. The Series D convertible preferred stock does not carry a stated dividend.

  (c) Employee Stock Purchase Plan

     On February 15, 2001, the Board of Directors approved and the Company adopted an Employee Stock Purchase Plan, under which employees who have at least six months of service, work more than twenty hours per week and who are not "highly compensated employees" within the meaning of Section 414(q) of the Internal Revenue Code are eligible to participate, except for employees who own five percent or more of the common stock of the Company and any subsidiary of the Company. The Company has reserved for issuance 600,000 shares of common stock under the Employee Stock Purchase Plan.

                    AMERIGROUP CORPORATION AND SUBSIDIARIES

(14) COMMON STOCK PRO FORMA INFORMATION (UNAUDITED)

     The unaudited June 30, 2001 pro forma consolidated stockholders' equity and pro forma net income per common share information for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the conversion of all of our outstanding convertible preferred stock into 12,607,887 shares of common stock upon the completion of the proposed offering described in note 13. For purposes of the unaudited pro forma stockholders' equity the transactions have been assumed to have occurred on June 30, 2001. For purposes of the unaudited pro forma net income per common share information, the transactions were assumed to have occurred as of January 1, 2000. The unaudited pro forma information presented does not purport to represent the financial position or net income per common share of the Company if such transactions had occurred on such dates or to project the Company's financial position or net income per common share as of any future date or for any future period.

     The table below provides supporting calculations for the unaudited pro forma net income per common share.

                                                         YEAR ENDED      SIX MONTHS ENDED
                                                        DECEMBER 31,         JUNE 30,
                                                            2000               2001
                                                        ------------    ------------------
Computation of pro forma weighted average number of
  common shares outstanding:
  Historical........................................        796,409          1,020,071
  Common shares issued on conversion of convertible
    preferred stock.................................     12,607,887         12,607,887
                                                        -----------        -----------
                                                         13,404,296         13,627,958
                                                        ===========        ===========
Computation of pro forma weighted average number of
  common shares and potentially dilutive common
  shares outstanding:
  Historical........................................     15,818,175         15,893,421
  Common shares issued on conversion of convertible
    preferred stock.................................     12,607,887         12,607,887
  Elimination of effect of convertible preferred
    shares and warrants in historical amount........    (12,607,887)       (12,607,887)
                                                        -----------        -----------
                                                         15,818,175         15,893,421
                                                        ===========        ===========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Oxford Health Plans (NJ), Inc.

The Board of Directors
AMERICAID New Jersey, Inc:

     We have audited the accompanying statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. (the Company) for the six months ended June 30, 1998, and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and expenses presentation. We believe that our audits of the statements of revenues and expenses provide a reasonable basis for our opinion.

     The accompanying statements of revenues and expenses were prepared to present the revenues and expenses of contracts acquired of the Medicaid Business of Oxford Health Plans (NJ), Inc. pursuant to the purchase agreement between Oxford Health Plans (NJ), Inc. and AMERICAID New Jersey, Inc., a wholly owned subsidiary of AMERIGROUP Corporation.

     In our opinion, the statements of revenues and expenses of contracts acquired referred to above present fairly, in all material respects, the results of operations of the Medicaid Business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998, and the year ended December 31, 1997, pursuant to the purchase agreement referred to in note 1, in conformity with generally accepted accounting principles.

November 16, 1998
Norfolk, Virginia

/s/ KPMG LLP

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

           STATEMENTS OF REVENUES AND EXPENSES OF CONTRACTS ACQUIRED
  FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND THE YEAR ENDED DECEMBER 31, 1997

                                                                 1998           1997
                                                              -----------    -----------
Premium revenues............................................  $34,068,852    $82,857,422
                                                              -----------    -----------
Expenses:
  Medical expenses, net:
     Inpatient hospital.....................................   11,863,228     29,234,788
     Physician services.....................................   12,571,746     27,825,067
     Pharmacy...............................................    3,502,771      8,461,476
     Other medical services.................................    5,271,426     10,583,125
                                                              -----------    -----------
       Total medical expenses, net..........................   33,209,171     76,104,456
                                                              -----------    -----------
  Management fees (note 3)..................................    3,767,696     14,948,081
                                                              -----------    -----------
       Total expenses.......................................   36,976,867     91,052,537
                                                              -----------    -----------
       Loss before income taxes.............................   (2,908,015)    (8,195,115)
Income tax benefit (note 4).................................   (1,017,805)    (2,899,863)
                                                              -----------    -----------
       Net loss.............................................  $(1,890,210)   $(5,295,252)
                                                              ===========    ===========

   See accompanying notes to statements of revenues and expenses of contracts acquired.

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                             OF CONTRACTS ACQUIRED
  FOR THE SIX MONTHS ENDED JUNE 30, 1998, AND THE YEAR ENDED DECEMBER 31, 1997

(1) ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  (a) Organization

     Oxford New Jersey Medicaid (the Business) operated as a division of Oxford Health Plan (NJ), Inc. (Oxford-NJ), serving the Medicaid population in New Jersey. Oxford-NJ is a wholly owned subsidiary of Oxford Health Plans, Inc. (Oxford), a Delaware Corporation. The Business has been granted authority to operate as a New Jersey health maintenance organization (HMO) by the Department of Health of the State of New Jersey. The Business is a federally qualified competitive medical plan.

     Effective July 1, 1998, AMERICAID New Jersey, Inc., a wholly owned subsidiary of AMERIGROUP Corporation, purchased certain assets of the Business pursuant to an asset purchase agreement. The assets purchased consisted of the contracts of the Business with members of the HMO, the contracts of the Business with healthcare providers, and the State of New Jersey Medicaid contract of the Business. AMERICAID New Jersey, Inc. did not purchase any tangible assets nor did it assume any liabilities of the Business, therefore, no balance sheets are presented in these special purpose financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Income Taxes

     The Business's operating results were included in Oxford's consolidated federal income tax return. In accordance with the tax sharing arrangement with Oxford, Oxford-NJ calculates its federal income tax as though it filed a separate federal return. The Business's operating results were included in Oxford-NJ's state income tax return.

  (b) Premium Revenues

     Premiums are due monthly and are recognized as revenue during the period in which the Business is obligated to provide services to members, and are net of amounts established for termination of members.

  (c) Stop-Loss Coverage

     Stop-loss premiums, net of recoveries, are included in other medical expenses in the accompanying statements of revenues and expenses.

  (d) Management Fee

     The Business is charged a management fee by Oxford for all administrative, selling, general, and financial advisory services performed on its behalf. This fee includes charges for lease expenses incurred by Oxford-NJ on behalf of the Business. The allocation method used to calculate management fees for the Business was consistent with the method used by Oxford for all of these types of intercompany allocations. The method used reasonably estimates all costs related to the contract rights and other assets sold to AMERICAID New Jersey, Inc.

  (e) Medical Expenses

     The Business contracts with various healthcare providers for the provision of certain medical care services to its members and generally compensates these providers on a fee-for-services basis.

     Medical expenses are estimated by management based on evaluations of providers' claims submitted and provisions for incurred but not reported (IBNR) claims. Oxford-NJ estimates the amount of the provision for IBNR using standard actuarial methodologies based upon historical data including the average interval between the date services are rendered and the date claims are paid, expected medical cost inflation, seasonality patterns and increases or decreases in membership. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                      OF CONTRACTS ACQUIRED -- (CONTINUED)

  (f) Use of Estimates

     Management of the Business has made a number of estimates and assumptions relating to these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) TRANSACTIONS WITH RELATED PARTIES

     Certain members of the Board of Directors of Oxford-NJ are also members of the Boards of Directors of Oxford, Oxford Health Plans (NY) Inc., and its wholly-owned subsidiary Oxford Health Insurance, Inc. (Oxford-NY); Oxford Health Plans (CT) Inc. (Oxford-CT); Oxford Health Plans (NH), Inc. (Oxford-NH); Oxford Health Plans (PA), Inc. (Oxford-PA); Oxford Health Plan (FL), Inc. (Oxford-FL); and Oxford Health Plans (IL), Inc. (Oxford-IL). Oxford-NJ, Oxford-NY, Oxford-CT, Oxford-NH, Oxford-PA, Oxford-FL, and Oxford-IL are all wholly-owned subsidiaries of Oxford.

     In consideration for services provided during the six months ended June 30, 1998 and for the year ended December 31, 1997, the Business paid management fees to Oxford calculated as a percentage of the Business's gross margin (premium revenues less total medical expenses, net) but not less than a minimum amount calculated as 9 percent of the Business's premium revenues. These calculations are performed on a quarterly basis.

(4) INCOME TAXES

     Income tax expense (benefit) for the six months ended June 30, 1998 and the year ended December 31, 1997 differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income (loss) before income taxes primarily due to state income taxes.

(5) STOP-LOSS COVERAGE

     Oxford-NJ maintains stop-loss coverage with a major insurance company to limit its medical expense exposure. The policy held by Oxford-NJ covers the Business. Under the terms of this agreement the insurance company will reimburse Oxford-NJ for 50 percent to 90 percent of the cost of each member's annual medical services, excluding prescription drugs, in excess of a $150,000 deductible, up to a lifetime limitation of $2,000,000 per member. Stop-loss premiums charged to other medical expenses in the accompanying financial statements amounted to $8,912 during the first six months of 1998 and $16,412 in 1997. There were no reinsurance recoveries during any of these periods.

(6) CONCENTRATION OF CREDIT RISK

     All of the Business's premium revenue is earned from the Medicaid contract with the State of New Jersey. Since all revenue is earned from this single contract, significant concentration of credit risk exists.

(7) CONTINGENCIES

     Oxford is a defendant in a large number of purported securities class action lawsuits and shareholder derivative lawsuits which have been filed after the substantial decline in the price of Oxford's common stock on October 27, 1997. The costs of defending such lawsuits and management's time commitments in defending such lawsuits and their financial disposition may adversely affect Oxford's results of operations and financial condition. Although the outcome of these actions cannot be predicted at this time, Oxford believes that the defendants have substantial defenses to the claims asserted in the complaints and intends to defend the actions vigorously. Oxford's HMO and insurance subsidiaries, including Oxford-NJ, are not defendants in these lawsuits. Oxford, including its subsidiaries, is also the subject of examinations, investigations and

              MEDICAID BUSINESS OF OXFORD HEALTH PLANS (NJ), INC.

                  NOTES TO STATEMENTS OF REVENUES AND EXPENSES
                      OF CONTRACTS ACQUIRED -- (CONTINUED)

inquiries by several governmental agencies, including various insurance departments and state departments of health, the New York State Attorney General, the Federal Health Care Financing Administration and the Securities and Exchange Commission.

     Oxford-NJ is involved in other legal actions in the normal course of business, some of which seek monetary damages, including claims for punitive damages which are not covered by insurance. Oxford-NJ believes any ultimate liability associated with these contingencies would not have a material adverse effect on Oxford-NJ's financial position or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,400,000 Shares

                         [AMERIGROUP CORPORATION LOGO]

                            ------------------------

                                   Prospectus

                                           , 2001

                           -------------------------

                          JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                                       UBS WARBURG

                           -------------------------

CIBC WORLD MARKETS                                                 STEPHENS INC.

     UNTIL           , 2001, ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON
STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS, REGARDLESS OF WHETHER THEY ARE PARTICIPATING IN THE OFFERING. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  THE FOLLOWING PAGES ARE ALTERNATE PAGES FOR THE EMPLOYEE STOCK PURCHASE PLAN
                                  PROSPECTUS.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. AMERIGROUP MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND AMERIGROUP IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                                [ALTERNATE PAGE]
PROSPECTUS (NOT COMPLETE)

ISSUED NOVEMBER 2, 2001


[AMERIGROUP CORPORATION LOGO]

600,000 SHARES

COMMON STOCK

We are registering 600,000 shares of our common stock for issuance to our employees under our Employee Stock Purchase Plan. The shares under the plan will be issued at a price equal to 85% of the lower of our initial public offering price and the market price of our common stock at the end of the initial offering period if purchased in the initial offering period under our Employee Stock Purchase Plan. Otherwise, the shares under the plan will be issued at a price equal to 85% of the lower of the market prices of our common stock on the first and last trading days of the applicable offering period. We anticipate that the initial public offering price will be between $17 and $19 per share.

We have applied to list our common stock on the Nasdaq National Market under the symbol "AMGP."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO    PROCEEDS TO
                                                              EMPLOYEE    AMERIGROUP
Per Share                                                     $           $
Total                                                         $           $

The price to employee in the above table was calculated assuming that the shares under the plan are issued at a price equal to 85% of the initial public offering price. Salary deductions to pay for shares under the Employee Stock Purchase Plan will not be made until we complete our initial public offering.

                                            , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Forward-Looking Statements..................................   18
Use of Proceeds.............................................   19
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Consolidated Financial Data........................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   32
Management..................................................   50
Related Party Transactions..................................   61
Principal and Selling Stockholders..........................   62
Description of Capital Stock................................   64
Shares Eligible For Future Sale.............................   67
Plan of Distribution........................................   69
Legal Matters...............................................   70
Experts.....................................................   70
Where You Can Find More Information.........................   70
Detailed Description of the Employer Stock Purchase Plan....   71
Index to Financial Statements...............................  F-1

                            ------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                [ALTERNATE PAGE]

                      EMPLOYEE STOCK PURCHASE PLAN SHARES



Common stock available under the Employee
  Stock Purchase Plan.....................  600,000 shares

Common stock to be outstanding after
  completion of our initial public
  offering................................  19,182,012 shares

Use of proceeds...........................  We intend to use the net proceeds from issuing shares under the Employee Stock Purchase Plan for general
                                            corporate purposes, including potential acquisitions.

Proposed Nasdaq National Market Symbol....  AMGP



     The number of shares of common stock to be outstanding after the initial public offering is based on our shares outstanding as of September 30, 2001 and the sale of 4,400,000 shares of common stock in the initial public offering. We have not included the shares offered in the employee offering, because we are unsure as to how many of, and when, these shares may be purchased. In addition, this information excludes:



     - 1,155,088 shares of common stock issuable upon the exercise of vested stock options with a weighted average exercise price of $4.34 per share,



     - 965,242 shares of common stock issuable upon the exercise of unvested stock options with a weighted average exercise price of $11.39 per share,


     - 25,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $3.00 per share, and

     - shares of common stock reserved for issuance under our stock option plans.

     Except as otherwise indicated, the information in this prospectus assumes the following:

     - the conversion on closing of this offering of each outstanding share of convertible preferred stock into 12,607,887 shares of common stock,

     - the exercise of warrants to purchase 1,125,000 shares of common stock by the Series E preferred stockholders,

     - the redemption of each outstanding share of our Series E mandatorily redeemable preferred stock; and

     - no exercise of the underwriters' over-allotment option to purchase 585,000 shares of common stock from us and 75,000 shares of common stock from Jeffrey L. McWaters in connection with our initial public offering.

All share numbers in this prospectus have been adjusted to reflect a one-for-two reverse stock split of our common stock to be effected just prior to consummation of this offering.

References in this prospectus to this "offering" are to our initial public offering.

                                [ALTERNATE PAGE]

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of common stock in our initial public offering of $72.8 million, assuming an initial public offering price of $18.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $82.5 million.

     We intend to use the net proceeds of the initial public offering as follows:

     - approximately $13.3 million to redeem our Series E mandatorily redeemable preferred stock,

     - approximately $4.7 million to repay the balance of our term loan facility; as of June 30, 2001, $5.2 million was outstanding under the facility, and

     - the balance of approximately $54.8 million for general corporate purposes, including potential acquisitions.

     Employees that purchase shares under the Employee Stock Purchase Plan will make payments through salary deductions. We intend to use the net proceeds from issuing shares under the Employee Stock Purchase Plan for general corporate purposes, including potential acquisitions.

     Our Series E mandatorily redeemable preferred stock is redeemable for $4.20 per share plus accrued but unpaid dividends at the time we complete our initial public offering. Otherwise, the Series E mandatorily redeemable preferred stock is redeemable on July 28, 2003. Dividends accrue on our Series E mandatorily redeemable preferred stock whether or not declared. The proceeds from the issuance of the Series E mandatorily redeemable preferred stock were used in connection with the acquisition of the New Jersey Medicaid contract rights and other related assets from Oxford Health Plans and for general corporate purposes.

     Our term loan facility that we are repaying with proceeds from the offering accrues interest at a rate of prime plus 75 basis points per year and matures on April 30, 2003. We borrowed the funds under this facility in November 1999 to obtain a revolving credit facility in addition to a term loan and used the borrowed funds to repay a May 1998 bank loan.

     We have pursued a strategy of acquiring Medicaid and CHIP contract rights and related assets to increase our membership and expand into new service areas. We intend to continue this strategy, and are actively looking for opportunities that will complement our current operations. However, we currently have no commitments or agreements with respect to any such transactions. We also expect a portion of the proceeds to fund working capital to be used to:

     - increase market penetration within our current service areas,

     - pursue opportunities for the development of new markets,

     - expand services and products available to our members, and

     - strengthen our capital base by increasing the statutory capital of our health plan subsidiaries.

     We have not determined the amount of net proceeds to be used specifically for the foregoing purposes, other than for redemption of our Series E mandatorily redeemable preferred stock and repayment of our term loan. Pending any such uses, we intend to invest the net proceeds in interest bearing securities.

                                [ALTERNATE PAGE]

                              PLAN OF DISTRIBUTION

     We are registering 600,000 shares of common stock for issuance to our employees under our Employee Stock Purchase Plan. The shares under the plan will be issued at a price equal to 85% of the lower of our initial public offering price and the market price of our common stock at the end of the initial offering period under our Employee Stock Purchase Plan. Otherwise, the shares under the plan will be issued at a price equal to 85% of the lower of the market prices of our common stock on the first and last trading days of the applicable offering period. Salary deductions to pay for shares under the Employee Stock Purchase Plan will not be made until completion of our initial public offering, as more fully described under "Detailed Description of the Employee Stock Purchase Plan." Since we will issue shares under the Employee Stock Purchase Plan directly to employees and not through underwriters, no underwriting discount will be paid to underwriters.

     Each of our officers and directors, most of our stockholders and selected holders of options to purchase our stock have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days after the effective date of the registration statement related to our initial public offering, subject to limited exceptions, without the prior written consent of Banc of America Securities LLC and UBS Warburg LLC. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters for our initial public offering, except that we may grant options and sell shares pursuant to our stock plans without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

     At our request, the underwriters for our initial public offering have reserved for sale, at the initial public offering price, up to 220,000 shares for our employees, family members of employees, business associates and other third parties. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Reserved shares purchased by our employees and affiliates will not be subject to a lock-up except as may be required by the Conduct Rules of the National Association of Securities Dealers. These rules require that some purchasers of reserved shares be subject to three-month lock-ups if they are affiliated with or associated with NASD members or if they or members of their immediate families hold senior positions at financial institutions. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in our initial public offering.

PRICING OF THE INITIAL PUBLIC OFFERING

     Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the representatives of the underwriters. Among the factors considered in these negotiations were:

     - the history of, and prospects for, our company and the industry in which we compete;

     - the past and present financial performance of our company,

     - an assessment of our management,

     - the present state of our development,

     - the prospects for our future earnings,

     - the prevailing market conditions of the applicable United States securities market at the time of this offering,

     - market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to our company, and

     - other factors deemed relevant.

                                [ALTERNATE PAGE]

     The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedule of AMERIGROUP Corporation as of December 31, 1999 and 2000 and for each of the years in the three year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998 and for the year ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.


     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the Commission's Web site.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market.

                                [ALTERNATE PAGE]

                          DETAILED DESCRIPTION OF THE
                          EMPLOYEE STOCK PURCHASE PLAN

ISSUER, DURATION AND PARTICIPATING EMPLOYEES

     AMERIGROUP Corporation is the issuer of the securities made available under the plan, which are 600,000 shares of our common stock. Our principal executive offices are at 4425 Corporation Lane, Virginia Beach, VA 23462. The plan will become effective at the time of the initial underwritten public offering of our common stock and will terminate on the tenth anniversary of that public offering, unless earlier terminated by us. Our eligible employees and eligible employees of our designated subsidiaries may participate in the plan (see "Eligibility," below).

THE PLAN

     The purpose of the plan is to provide our eligible employees and eligible employees of our designated subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions.

     The summary of the plan contained in this prospectus is subject in its entirety to the actual terms of the plan. A copy of the plan is on file with the Secretary of AMERIGROUP Corporation.

     The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 nor is the plan a qualified plan within the meaning of
Section 401(a) of the Internal Revenue Code.

PLAN ADMINISTRATION

     The plan will be administered by the compensation committee or any other committee of members of the board appointed by our board of directors to administer the plan. The committee may select administrator(s) to whom its duties and responsibilities under the plan may be delegated. The committee will have full power and authority, subject to the provisions of the plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the plan, to interpret the provisions and supervise the administration of the plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. No member of the committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the plan, and all members of the committee will be fully indemnified by AMERIGROUP Corporation with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the committee will be final and binding on all persons, including AMERIGROUP Corporation, the participant (or any person claiming any rights under the plan from or through any participant) and any of our shareholders. You can get additional information about the plan and its administrators by calling or writing Catherine S. Callahan at our offices in Virginia Beach.

SECURITIES SUBJECT TO THE PLAN

     A maximum of 600,000 shares of our common stock may be purchased under the plan. Shares of common stock reserved for the plan will be either authorized and unissued shares or shares which have been reacquired by AMERIGROUP Corporation. If the total number of shares that would otherwise be subject to purchase at the beginning of an offering period exceeds the number of shares then available under the plan, the committee will make a pro rata allocation of the shares remaining available. In such event, the committee will give written notice to each participant of the reduction in available shares and will reduce the rate of payroll deductions as necessary.

     In the event the committee determines that any recapitalization, stock split, dividend or other distribution, merger, spin-off, share exchange or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the plan, the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan will be adjusted to reflect such event, and the committee will make the

                                [ALTERNATE PAGE]

adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding awards and in any other matters which relate to awards and which are affected by the changes in the common stock referred to above. In the event of a change in control AMERIGROUP Corporation, the then current offering period will terminate immediately prior to the consummation of the transaction, unless otherwise provided by the committee.

OFFERING PERIOD; PURCHASE PERIOD

     The plan will be implemented by a series of consecutive offering periods. The first offering period will commence on the date of the initial underwritten public offering of our common stock and end June 30, 2002. Unless otherwise determined by the committee, each subsequent offering period will have a duration of six months, commencing on or about each January 1 and July 1. An "exercise date," the date on which shares will be purchased using a participant's payroll deductions, will occur at the end of each offering period. The committee will have the power to change the duration and/or the frequency of offering periods with respect to future offerings. In no event will any offering period continue for more than 27 months.

ELIGIBILITY

     All of our employees, as well as employees of our designated subsidiaries, who have at least 90 days of service, whose customary service is for at least 20 hours per week, and whose customary employment is for more than 5 months per year will be eligible to participate in the plan. However, employees who own five percent or more of our stock or any subsidiary of ours will not be eligible to participate.

ENROLLMENT

     Each eligible employee is entitled to participate in the first offering period after the employee first becomes eligible to participate. To enroll in the plan, an eligible employee must execute and deliver to us an agreement authorizing us to make payroll deductions. The agreement must be delivered prior to the beginning of the applicable offering period in which the employee wishes to participate. In the case of the first offering period, that agreement will not be effective until the registration statement of which this prospectus forms a part, becomes effective. A participant will be automatically enrolled in subsequent offering periods unless notice is given to the contrary prior to the beginning of the offering period.

PAYROLL DEDUCTIONS

     An eligible employee may authorize a payroll deduction of any whole percentage from 2 percent to 10 percent of his or her compensation each pay period; provided, however, that no more than $25,000 worth of shares (determined at the commencement of the offering period) may be purchased in any one-year period. For this purpose, "compensation" is the fixed salary, wages, commissions, overtime pay and bonuses paid to a participant by us or any of our subsidiaries.

     A participant may increase or decrease his or her payroll deduction with respect to an offering period by filing a new subscription agreement authorizing a change in payroll deductions. The committee may limit the number of times that such an increase or decrease may be authorized during an offering period. All payroll deductions made by a participant will be credited to the participant's account under the plan.

PURCHASE OF STOCK

     Unless a participant withdraws from the plan, the participant's election to purchase shares will be exercised automatically on the exercise date of the applicable offering period and the maximum number of shares will be purchased for the participant at the applicable purchase price with the accumulated payroll deductions in the participant's account.

                                [ALTERNATE PAGE]

PRICE OF STOCK

     The purchase price per share of the common stock under the plan will be equal to 85% of the fair market value of a share of common stock on the offering date or on the exercise date, whichever is lower.

STOCK CERTIFICATES; SALE OF PURCHASED STOCK

     Each participant's ownership of shares of common stock purchased under the plan will be reflected in an account (see "Accounts; Reports," below). Accordingly, unless a participant elects otherwise, the participant will not receive a certificate representing the shares purchased by the participant. Unless the committee determines otherwise, withdrawals of shares may be requested by a participant only once each calendar year, unless there is a change in control, in which case a participant may also request a withdrawal of shares within 60 days of the change in control.

BENEFICIARY DESIGNATION

     A participant may file, on forms supplied by us and delivered to us, a written designation of a beneficiary who is to receive any shares and cash remaining in such participant's account under the plan in the event of the participant's death. A designation may be changed by the participant at any time by written notice. If no such beneficiary is living at the time of a participant's death, we will deliver the shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to our knowledge), we may, in our discretion, deliver the shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to us, then to such other person we may designate.

ACCOUNTS; REPORTS

     Individual accounts will be maintained for each participant in the plan. Statements of account will be given to participants promptly following each offering period. These statements will set forth the amount of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

     A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account that have not been used to purchase shares of common stock at any time by giving written notice to us. All payroll deductions credited to the account will be paid to the participant promptly after receipt of the participant's notice of withdrawal. In the event of such a withdrawal, the participant's eligibility to participate in the plan for the offering period in which the withdrawal occurs will be automatically terminated and no further payroll deductions under the plan will be made for the participant during such offering period. A participant's withdrawal during an offering period will not have any effect upon such participant's eligibility to participate in a succeeding offering period.

     Upon termination of a participant's employment with us or a designated subsidiary during an offering period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to the participant's account that have not been used to purchase shares of common stock will be returned to the participant or, in the case of such participant's death, to the person or persons entitled thereto. The participant's eligibility to participate in the plan will be automatically terminated.

TRANSFERABILITY

     Neither payroll deductions credited to a participant's account nor any rights to purchase or to receive shares under the plan may be assigned, transferred, pledged or otherwise disposed of by the participant of in

                                [ALTERNATE PAGE]

any way, other than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that we may treat such act as an election to withdraw funds.

AMENDMENT; TERMINATION

     Our board of directors may at any time and for any reason amend, suspend or discontinue the plan. No amendment may be effective unless it receives the requisite approval of the stockholders of the company if such stockholder approval of such amendment is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 423 of the Internal Revenue Code or to comply with any other applicable law, regulation, stock exchange or other applicable securities market system rule.

RESTRICTIONS ON RESALE

     This prospectus does not cover sales or other dispositions of common stock received under the plan by any person who may be deemed to be an affiliated person. Such sales or other dispositions may be made in compliance with the registration requirements of the federal securities laws or the requirements of Rule 144 promulgated thereunder, without being subject to the holding period requirement of such Rule, or may be made pursuant to another exemption from such registration. There will be no such restrictions upon sales or other dispositions of common stock by recipients who are not affiliated persons. An affiliated person, for purposes of the federal securities laws, generally means a senior officer, director or other person who is deemed to control the company.

CERTAIN FEDERAL INCOME TAX EFFECTS

     THE FOLLOWING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT FEDERAL INCOME TAX LAWS RELATING TO THE PLAN. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND, AMONG OTHER THINGS, DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX CONSEQUENCES.

     The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. Certain federal income tax consequences to participants from such status under present law are described below.

     Neither the grant of an option under the plan nor the purchase of shares of common stock upon exercise of such option will result in an employee's realization of taxable income, thus permitting employees to acquire common stock under the plan without immediate tax consequences. An employee who does not dispose of shares of common stock purchased under the plan until at least two years after the date of grant of such employee's option and one year after the date of exercise will also receive capital gain treatment for any appreciation in the value of the shares over the lower of (1) the fair market value of such shares at the time the option is granted or (2) the fair market value of such shares at the time the option is exercised. Capital gain treatment is not, however, available for the discount at which the shares of common stock are initially purchased under the plan, and an employee who meets the holding requirements is required to include as ordinary income at the time of his death or disposition of the shares the lesser of (1) the excess of the fair market value of the shares over the option price at the time of grant or (2) the excess of the fair market value of the shares over the amount such employee paid for the shares. If an employee sells shares of common stock under such circumstances for less than the employee paid for the shares, there is no ordinary income and such employee will realize a capital loss of the difference. Any ordinary income realized by the employee will increase the basis of the employee's shares of common stock for purposes of determining the amount of any gain or loss realized upon the subsequent disposition of the shares.

     With limited exceptions, an employee who fails to retain shares of common stock purchased under the plan until at least two years after the date the option with respect to the shares is granted and one year after

                                [ALTERNATE PAGE]

the date the option is exercised is considered to have made a "disqualifying disposition" and forfeits the special tax treatment extended under Section 423 of the Internal Revenue Code. In that case, generally, the employee realizes ordinary income at the time of the disposition equal to the excess of the fair market value of the shares of common stock at the time of purchase over the price paid for the shares. The fair market value is the employee's basis in the shares for determining any additional gain or loss upon the disposition. In determining whether that gain or loss is long-term or short-term, the holding period is calculated from the date of purchase.

     We are entitled to a deduction equal to the amount of ordinary income realized by an employee who makes a disqualifying disposition. Otherwise, we are not entitled to any deduction on account of the grant or exercise of options granted under the plan or the subsequent sale by employees of shares of common stock purchased pursuant to the plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 600,000 SHARES
                                  COMMON STOCK

                         [AMERIGROUP CORPORATION LOGO]

                            ------------------------

                                   PROSPECTUS

                                           , 2001

                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the registration fee and the NASD fee.

Registration fee............................................  $ 27,783
NASD fee....................................................    10,722
Nasdaq National Market application and listing fee..........    94,000
Accounting fees and expenses................................   200,000
Legal fees and expenses.....................................   275,000
Printing and engraving......................................   200,000
Transfer Agent fees and expenses............................    10,000
Blue sky fees and expenses..................................     5,000
Miscellaneous expenses......................................    80,250
                                                              --------
          Total.............................................  $902,755
                                                              ========

     These amounts do not include expenses incurred in connection with a proposed offering of our common stock in August 2000 that was not consummated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of AMERIGROUP) by reason of the fact that the person is or was a director, officer, agent or employee of AMERIGROUP or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interest, or not opposed to the best interest, of AMERIGROUP, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by or in the right of AMERIGROUP as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to AMERIGROUP, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to AMERIGROUP or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

     The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the past three years, AMERIGROUP Corporation has issued and sold the following securities:

     - 2,000,000 shares of Series E Redeemable Preferred Stock and warrants to purchase 1,125,000 shares of common stock to 25 investors of the registrant consisting of 3 natural persons, 4 trusts and 18 venture capital entities, in two tranches, the first of which was in July 1998 and the second of which was in January 1999 for a total consideration of $10 million, in reliance on Regulation D under the Securities Act.

     - warrants to purchase 25,000 shares of common stock to Silicon Valley Bank, a large institution, in connection with securing a $10 million Loan and Security Agreement in May 1998, in reliance on Section 4(2) of the Securities Act, as a transaction not involving a public offering.

     - 4,500,000 shares of Series D Convertible Preferred Stock issued in escrow in connection with the purchase by AMERIGROUP of the businesses of Prudential Health Care in 1999; in connection with this transaction, pursuant to the acquisition agreement 3,710,775 shares of Series D Convertible Preferred Stock were released from the escrow in May 2000 (these shares of Series D Convertible Preferred Stock convert into 1,855,387 shares of common stock), in reliance on Section 4(2) of the Securities Act, as a transaction not involving a public offering.


     - options to purchase 271,250 shares of common stock issued to employees in 1998; options to purchase 389,595 shares of common stock issued to employees in 1999; and options to purchase 563,407 shares of common stock issued to employees in 2000; and options to purchase 579,941 shares of common stock issued to employees in 2001. All of these options were granted under AMERIGROUP's 1994 Stock Plan, except options to purchase 707,191 shares of common stock granted under AMERIGROUP's 2000 Equity Incentive Plan, and were issued in reliance on Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.0       Form of Underwriting Agreement.+
 3.1       Form of Amended and Restated Certificate of Incorporation of
           the Company.+
 3.2       Form of By-Laws of the Company.+
 3.3       Form of share certificate for common stock.+
 3.4       AMERIGROUP Corporation Second Restated Investor Rights
           Agreement, dated July 28, 1998.+
 3.5       Silicon Valley Registration Rights Agreement, entered into as of May 15, 1998.+
 3.6       Stock Restriction and Registration Rights Agreement, between
           AMERIGROUP Corporation and Prudential Health Care Plan,
           Inc.+
 3.7       Form of warrant issued in connection with the sale of Series
           E Redeemable Preferred Stock.+
 3.8       Common Stock Purchase Warrant Issued to Silicon Valley Bank,
           dated May 15, 1998.+
 5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial
           public offering.+
 5.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being offered under the
           Company's Employee Stock Purchase Plan.+
10.1       1999 Contract for Services between the Texas Department of
           Health ("TDH") and HMO (Harris Service Area), dated August
           9, 1999.+
10.2       1999 Contract For Services between the TDH and HMO (Tarrant
           Service Area), dated August 9, 1999.+
10.3       1999 Contract for Services between TDH and HMO (Harris
           County Service Area, STAR+PLUS Contract).+
10.4       2000 Contract For Services between TDH and HMO (Dallas
           Service Area) (replaces prior exhibit 10.4).+
10.5       Children's Health Insurance Program Agreement for the
           Provision of Health Care Services between the Texas
           Department of Health and Human Services Commission and
           AMERICAID Texas, Inc., d/b/a Amerikids, dated January 19,
           2000, as amended (replaces prior exhibit 10.5).+
10.6       Contract between State of New Jersey, Department of Human
           Services, Division of Medical Assistance and Health Services
           and [Americaid New Jersey, Inc.], Contractor (replaces prior exhibit 10.6).+
10.7       State of Illinois, Department of Public Aid Contract for
           Furnishing Health Services by a Health Maintenance
           Organization, dated April 1, 2000.+
10.8       Managed Care Organization HealthChoice Provider Agreement,
           dated as of January 1, 2000.+
10.9       District of Columbia Medicaid Managed Care Program,
           Department of Health, Prepaid, Capital Risk Contract.+
10.10      1994 Stock Plan.+
10.11      Form of 2000 Equity Incentive Plan.+
10.12      Form of Employee Stock Purchase Plan.+
10.13      Form of 2000 Cash Incentive Plan.+
10.14      Second Amended and Restated Employment Agreement of Jeffrey
           L. McWaters, dated October 2, 2000 (replaces prior exhibit
           10.14).+
10.15      Employment Agreement of Lorenzo Childress, Jr., M.D.+
10.16      Form of Officer and Director Indemnification Agreement.+

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.17      CCPN and HMO Medicaid Agreement By and Between Americaid
           Texas Inc., d/b/a Americaid Community Care, and Cook
           Children's Physician Network, A Texas 5.01 Non-profit
           Corporation, dated as of October 9, 1997, as amended.+
10.18      Third Medical Assistance Medical Services Agreement between
           Prudential Health Care Plan, Inc. and Johns Hopkins Medical
           Services Corporation, dated August 2, 1996, assigned to the
           Company pursuant to the Amendment and Assignment of Third
           Medical Assistance Medical Service Agreement, as of April
           30, 1999.+
10.19      Loan and Security Agreement, between AMERIGROUP Corporation, as borrower, and the Financial Institutions Party Thereto
           From Time to Time, as Lender and Fleet Capital Corporation,
           as Agent, dated November 9, 1999.+
10.20      Amendment, dated September 1, 2001, to the 1999 Contract for
           Services between TDH and HMO (Harris County Service Area,
           STAR+PLUS Contract).+
21.1       List of Subsidiaries.+
23.1       Consent of KPMG LLP with respect to the financial statements of the registrant.
23.2       Consent of KPMG LLP with respect to the Medicaid Business of
           Oxford Health Plans (N.J.), Inc.
23.3       Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (contained in Exhibits 5.1 and 5.2).+
24.1       Power of Attorney (included on signature page of the
           Registration Statement).+
27         Financial Data Schedule.+

------------
+ Previously filed.

     b. Financial Statement Schedule

     Independent Auditors' Report and Schedule of Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on November 2, 2001.


                                          AMERIGROUP CORPORATION


                                          By: /s/ KATHLEEN K. TOTH

                                            ------------------------------------

                                              Name: Kathleen K. Toth


                                              Title: Chief Accounting Officer


     Each person whose signature appears below hereby constitutes and appoints Stanley F. Baldwin and Scott M. Tabakin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                               TITLE                     DATE
                                                               -----                     ----
     *                                               Chairman, Chief Executive    November 2, 2001
     ----------------------------------------        Officer and President
     Jeffrey L. McWaters

     *                                               Chief Financial Officer      November 2, 2001
     ----------------------------------------
     Scott M. Tabakin

     *                                               Chief Accounting Officer     November 2, 2001
     ----------------------------------------
     Kathleen K. Toth

     *                                               Director                     November 2, 2001
     ----------------------------------------
     C. Sage Givens

     *                                               Director                     November 2, 2001
     ----------------------------------------
     William J. McBride

                                                               TITLE                     DATE
                                                               -----                     ----

     *                                               Director                     November 2, 2001
     ----------------------------------------
     Carlos A. Ferrer

     *                                               Director                     November 2, 2001
     ----------------------------------------
     Charles W. Newhall III

     By: /s/ STANLEY F. BALDWIN                      Attorney-in-Fact             November 2, 2001
         ------------------------------------
         Stanley F. Baldwin

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AMERIGROUP Corporation

     Under date of March 1, 2001, we reported on the consolidated balance sheets of AMERIGROUP Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule II -- Schedule of Valuation and Qualifying Accounts, in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

     In our opinion, the financial statement schedule, Schedule II -- Schedule of Valuation and Qualifying Accounts, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                   /s/ KPMG LLP

March 1, 2001
Norfolk, Virginia

                                                                     SCHEDULE II

                             AMERIGROUP CORPORATION

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                                           ADDITIONS --    DEDUCTIONS --
                                               BALANCE       AMOUNTS          AMOUNTS
                                              BEGINNING     CHARGED TO      CREDITED TO       BALANCE
                                               OF YEAR       EXPENSE          EXPENSE       END OF YEAR
                                              ---------    ------------    -------------    -----------
Valuation Allowance on Deferred Tax Assets
Year Ended December 31, 1998................   $8,710         $   --          $(1,342)        $7,368
Year Ended December 31, 1999................    7,368             --           (7,368)            --
Year Ended December 31, 2000................       --             --               --             --

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.0      Form of Underwriting Agreement.+
 3.1      Form of Amended and Restated Certificate of Incorporation of
          the Company.+
 3.2      Form of By-Laws of the Company.+
 3.3      Form of share certificate for common stock.+
 3.4      AMERIGROUP Corporation Second Restated Investor Rights
          Agreement, dated July 28, 1998.+
 3.5      Silicon Valley Registration Rights Agreement, entered into as of May 15, 1998.+
 3.6      Stock Restriction and Registration Rights Agreement, between
          AMERIGROUP Corporation and Prudential Health Care Plan,
          Inc.+
 3.7      Form of warrant issued in connection with the sale of Series
          E Redeemable Preferred Stock.+
 3.8      Common Stock Purchase Warrant Issued to Silicon Valley Bank,
          dated May 15, 1998.+
 5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, related to the shares of common stock being sold in the initial
          public offering.+
 5.2      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP related to the shares of common stock being offered under the
          Company's Employee Stock Purchase Plan.+
10.1      1999 Contract for Services between the Texas Department of
          Health ("TDH") and HMO (Harris Service Area), dated August
          9, 1999.+
10.2      1999 Contract For Services between the TDH and HMO (Tarrant
          Service Area), dated August 9, 1999.+
10.3      1999 Contract for Services between TDH and HMO (Harris
          County Service Area, STAR+PLUS Contract).+
10.4      2000 Contract For Services between TDH and HMO (Dallas
          Service Area) (replaces prior exhibit 10.4).+
10.5      Children's Health Insurance Program Agreement for the
          Provision of Health Care Services between the Texas
          Department of Health and Human Services Commission and
          AMERICAID Texas, Inc., d/b/a Amerikids, dated January 19,
          2000, as amended (replaces prior exhibit 10.5).+
10.6      Contract between State of New Jersey, Department of Human
          Services, Division of Medical Assistance and Health Services
          and [Americaid New Jersey, Inc.], Contractor (replaces prior exhibit 10.6).+
10.7      State of Illinois, Department of Public Aid Contract for
          Furnishing Health Services by a Health Maintenance
          Organization, dated April 1, 2000.+
10.8      Managed Care Organization HealthChoice Provider Agreement,
          date as of January 1, 2000.+
10.9      District of Columbia Medicaid Managed Care Program,
          Department of Health, Prepaid, Capital Risk Contract.+
10.10     1994 Stock Plan.+
10.11     Form of 2000 Equity Incentive Plan.+
10.12     Form of Employee Stock Purchase Plan.+
10.13     Form of 2000 Cash Incentive Plan.+
10.14     Second Amended and Restated Employment Agreement of Jeffrey
          L. McWaters, dated October 2, 2000 (replaces prior exhibit
          10.14).+
10.15     Employment Agreement of Lorenzo Childress, Jr., M.D.+
10.16     Form of Officer and Director Indemnification Agreement.+

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.17     CCPN and HMO Medicaid Agreement By and Between Americaid
          Texas Inc., d/b/a Americaid Community Care, and Cook
          Children's Physician Network, A Texas 5.01 Non-profit
          Corporation, dated as of October 9, 1997, as amended.+
10.18     Third Medical Assistance Medical Services Agreement between
          Prudential Health Care Plan, Inc. and Johns Hopkins Medical
          Services Corporation, dated August 2, 1996, assigned to the
          Company pursuant to the Amendment and Assignment of Third
          Medical Assistance Medical Service Agreement as of April 30,
          1999.+
10.19     Loan and Security Agreement, between AMERIGROUP Corporation, as borrower, and The Financial Institutions Party Thereto
          From Time to Time, as Lender and Fleet Capital Corporation,
          as Agent, dated November 9, 1999.+
10.20     Amendment, dated September 1, 2001, to the 1999 Contract for
          Services between TDH and HMO (Harris County Service Area,
          STAR+PLUS Contract).+
21.1      List of Subsidiaries.+
23.1      Consent of KPMG LLP with respect to the financial statements of the registrant.
23.2      Consent of KPMG LLP with respect to the Medicaid Business of
          Oxford Health Plans (N.J.), Inc.
23.3      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (contained in Exhibits 5.1 and 5.2).+
24.1      Power of Attorney (included on signature page of the
          Registration Statement).+
27        Financial Data Schedule.+

------------
+ Previously filed.